    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1999

                                                      REGISTRATION NO. 333-86841
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                          ---------------------------

                                   RETEK INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                             7372                            51-0392671
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)          Identification Number)

                  MIDWEST PLAZA, 801 NICOLLET MALL, 11TH FLOOR
                             MINNEAPOLIS, MN 55402
                                 (612) 630-5700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                          ---------------------------

                                 JOHN BUCHANAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   RETEK INC.
                        MIDWEST PLAZA, 801 NICOLLET MALL
                       11TH FLOOR, MINNEAPOLIS, MN 55402
                                 (612) 630-5700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------

                                   Copies to:

                CHRISTOPHER D. DILLON                                          JOHN A. FORE
                 SHEARMAN & STERLING                                        KATHLEEN B. BLOCH
            1550 EL CAMINO REAL, SUITE 100                           WILSON SONSINI GOODRICH & ROSATI
                 MENLO PARK, CA 94025                                    PROFESSIONAL CORPORATION
                    (650) 330-2200                                          650 PAGE MILL ROAD
                                                                           PALO ALTO, CA 94304
                                                                              (650) 493-9300

                          ---------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 1999


                                5,000,000 Shares


                                   RETEKLOGO

                                  Common Stock
                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "RETK."



     The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.


                                                                 UNDERWRITING
                                              PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                               PUBLIC             COMMISSIONS             RETEK
                                          -----------------    -----------------    -----------------
 Per Share............................            $                    $                    $
 Total................................            $                    $                    $

     Delivery of the shares of common stock will be made on or about           ,
1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                               ROBERTSON STEPHENS

                                                      U.S. BANCORP PIPER JAFFRAY
                The date of this prospectus is           , 1999.

[Insider Front Cover]

[The following text center justified appears along the top of the page:]

Retail Business-to-Business

[The Retek logo appears in the center of the page. Arranged around the Retek logo in a circle are seven individual graphics. Each graphic represents a different sector of the global retail supply chain. A short line points from each of these graphics to the Retek logo that appears in the center of the page. Centered below each graphic is a single word that identifies the sector of the global retail supply chain represented by the graphic. From the top of the circle, in clockwise order, the following words appear underneath the graphics:]

Retailers, Suppliers, Distributors, Consolidators, Manufacturers, Banks,
Shippers

[The following text center justified appears along the bottom of the page:]

on the Internet

[Gatefold]

[The following text left justified appears at the top of the left side of the page:]

Retek offers:

- Web-based business-to-business software solutions for retailers and their trading partners

- retail.com (TM) - an electronic commerce network for the global retail supply chain

- Web services to support critical business-to-business processes

- Technologies that predict customer demand and behavior

[The following text left justified appears in a vertical column down the left side of the page:]

Retek Strategy

- Establish retail.com - as the leading electronic commerce network for retail business-to-business collaboration

- Continue to leverage our expertise in providing solutions to the retail market and its vertical sub sectors, such as fashion, mass merchants, department stores, grocery, drug, etc.

- Leverage Retek's current base of more than 100 customers to continue to innovate and extend Retek's product and technology leadership

- Expand our relationships with partners who implement our software or make our software available to users

[The Retek logo appears on the left side near the middle of the page with the words "Retek ENABLED" directly underneath]

[The Retek logo appears near the center of the page. Arranged around the Retek logo in a circle are seven individual graphics. Each graphic represents a different sector of the global retail supply chain. A short arrow points from the Retek logo near the center of the page to each of the seven graphics. Centered below each graphic is a single word that identifies the sector of the global retail supply chain represented by the graphic. From the top of the circle, in clockwise order, the following words appear underneath the graphics:]

Retailers, Suppliers, Distributors, Consolidators, Manufacturers, Banks,
Shippers

[The following text left justified appears in a vertical column on the middle of the right side of the page:]

Advantages of Retek:

- Collaborative: Exploits the real time, collaborative power of the web through retail.com to reduce supply chain inefficiencies and costs while maximizing supply chain sensitivity to the changing demands of consumers

- Predictive: Employs advanced technologies to predict high value patterns in the vast volume of business-to-business and business-to-consumer transactions

- Scalable: Able to support the mission-critical operations of some of the world's largest retailers

- Web-based: Full web architecture promotes ease of use and rapid deployment

[The following left justified list of Retek customers appears in a vertical column along the right side of the page:]

Partial Client List:

Adelsten ASA
Aldo Group, Inc.
Ames Department Store
AnnTaylor Stores Corporation
BMC, West
British Home Stores (BHS)
C&A Europe
Coto Corporation
Chapters, Inc.
CVS/pharmacy
Eckerd Corporation
Edgars
El Palacio de Hierro, S.A. de C.V.
Family Dollar Stores, Inc.
Finlay Enterprises, Inc.
FNAC SA
Fogdog.com

Future Shop Ltd.
Gander Mountain LLC
Hallmark Cards, Inc.
Home Shopping Network Inc.
HomeBase, Inc.
Hudsons Bay Company
Ingram Micro
Internet Shopping Network
Kohls Department Stores
Lancome, Paris
Lids
Littlewoods Retail
Lojas Americanas S/A
Maurices Incorporated
Michaels Stores, Inc.
New Look
Nike Japan
North West Company Inc.
Pamida Inc.
Payless Cashways, Inc.
Rite Aid
Sears Canada Inc.
Selfridges
ShopKo Stores Inc.
Stage Stores
Starbucks Corporation
The Disney Store, Limited
Truworths
Wet Seal, Inc.
Zale Corporation

[The following text left justified appears towards the bottom right corner of the page:]

The retail.com Web-Services Model:
-Lower cost of ownership: No operations staff, no hardware costs, no maintenance costs
-Immediate and global access: Implementation time measured in minutes, rather than months, accessible from any desktop with web access
-Immediate communications: Real time, interactive communications across the entire retail supply chain

                               ------------------

                               TABLE OF CONTENTS


                                     PAGE
                                     ----
PROSPECTUS SUMMARY...............       3
RISK FACTORS.....................       7
SPECIAL NOTE REGARDING
  FORWARD-LOOKING INFORMATION....      18
OUR SEPARATION
  FROM HNC.......................      19
USE OF PROCEEDS..................      21
DIVIDEND POLICY..................      21
CAPITALIZATION...................      22
DILUTION.........................      23
SELECTED COMBINED FINANCIAL
  DATA...........................      24
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS......      25



                                     PAGE
                                     ----
BUSINESS.........................      38
MANAGEMENT.......................      49
CERTAIN TRANSACTIONS.............      60
PRINCIPAL STOCKHOLDER............      67
DESCRIPTION OF CAPITAL STOCK.....      69
SHARES ELIGIBLE FOR FUTURE
  SALE...........................      74
MATERIAL UNITED STATES FEDERAL
  TAX CONSEQUENCES TO NON-UNITED
  STATES HOLDERS.................      76
UNDERWRITING.....................      79
NOTICE TO CANADIAN RESIDENTS.....      81
LEGAL MATTERS....................      82
EXPERTS..........................      82
WHERE TO FIND MORE INFORMATION...      83
INDEX TO FINANCIAL STATEMENTS....     F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere is this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should carefully read the entire prospectus and the risk factors beginning on page 7.



     Unless otherwise stated, information in this prospectus assumes that the underwriters' over-allotment option to purchase an additional 750,000 shares of common stock at the initial offering price is not exercised.


                                   RETEK INC.


     We are a leading provider of web-based, business-to-business software solutions for retailers and their trading partners. Our software solutions enable retailers to use the Internet to communicate and collaborate efficiently with the suppliers, distributors, wholesalers, logistics providers, brokers, transportation companies, consolidators and manufacturers that make up the global retail supply chain. Our solutions are rapidly deployable, highly scalable, retail industry focused and incorporate technology that predicts customer demand and behavior. We seek to enhance the ability of retailers to interact with their supply chain by introducing Retail.com, which we believe is the first electronic commerce network providing collaborative business-to-business software solutions to the retail industry.



     We believe that a market opportunity exists to provide retailers with a business-to-business software solution that is web-based, collaborative and designed specifically for the retail industry. According to Euromonitor, worldwide retailer-to-customer sales exceeded $6.5 trillion in 1997. We estimate that the market for business-to-business commerce is even larger than retailer-to-customers sales, and involves, according to Dun & Bradstreet, over three million retail, wholesale and supplier organizations operating in the global marketplace. We believe the Internet is beginning to change the way this market operates. Not only does the Internet provide a new distribution channel for conducting commerce with customers, it provides an even larger opportunity for retail businesses to communicate and transact commerce with their supply chain. According to Forrester Research, business-to-business electronic commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003 and the market for software solutions for business-to-business electronic commerce is estimated to grow from $171 million in 1998 to $3.1 billion in 2002.


     We intend to be the leading provider of web-based, business-to-business software solutions for retailers and their trading partners. As the retail supply chain evolves into an electronic network, we seek to further enable retailers to better manage, organize and drive efficiencies through this network. Key elements of our strategy include:

     - Extending our web-based, business-to-business collaborative software solutions, principally through the introduction of our Retail.com network;

     - Introducing our existing customers to a broader offering of our software solutions;

     - Continuing to leverage our expertise in providing solutions to retailers;


     - Expanding our relationships with partners who implement our software or make our software available to users; and



     - Extending our technological and product leadership by enhancing our software solutions' core functionality and the features that analyze and predict customer demand and behavior.



     We are currently a wholly owned subsidiary of HNC Software Inc., a public company that develops and markets software solutions for businesses in financial and other industries. Immediately prior to the completion of this offering, our business will combine the business activities of Retek Information Systems, Inc. and Retek Logistics, Inc. Retek Information Systems develops and markets web-based business-to-business software solutions for retailers. Founded in 1995, Retek Information Systems was acquired by HNC in 1996. Retek Logistics, founded in 1985, develops warehouse management software solutions.

HNC acquired Retek Logistics in 1998. On September 9, 1999, Retek Logistics was reincorporated as a Delaware corporation and renamed "Retek Inc." In connection with the separation of our business from HNC, HNC will contribute all of the outstanding capital stock of Retek Information Systems to Retek Inc.

     Our principal executive offices are located at Midwest Plaza, 801 Nicollet Mall, 11th Floor, Minneapolis, Minnesota 55402 and our telephone number is (612) 630-5700. Our web site is http://www.retek.com. The information on the web site is not part of this prospectus.

     "Retek" is a trademark of Retek. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                    OUR RELATIONSHIP WITH HNC SOFTWARE INC.


     After the completion of this offering, HNC will own approximately 88.9% of the total number of outstanding shares of our common stock, or approximately 87.4% if the underwriters' over-allotment option is exercised in full. HNC has informed us that, after the completion of this offering, it is HNC's current intention to distribute pro rata to its stockholders, as a dividend, all of the shares of our common stock HNC will own after this offering, subject to the satisfaction and fulfillment of several conditions, including the approval of the HNC board of directors (this dividend will be referred to as the distribution in this prospectus). HNC has the sole discretion to determine the timing, structure and terms of the distribution and is not obligated to carry out the distribution. We refer you to "Our Separation from HNC" beginning on page 19 for additional information relating to the conditions to the distribution and to "Risk Factors -- Risks Related to Our Separation from HNC" beginning on page 13 for additional information on the risks related to the distribution.



     If HNC has received a written ruling from the Internal Revenue Service that the distribution qualifies for tax-free treatment under Section 355 of the Internal Revenue Code, and HNC fails to complete the distribution within 120 days after the first date that HNC is eligible to effect the tax-free distribution, then John Buchanan, our chairman and chief executive officer, and three other executive officers to be chosen by Mr. Buchanan, will receive a 12-month credit to the vesting schedule of their Retek stock options. In addition, if at the time of this accelerated vesting, Mr. Buchanan and the three other chosen executives execute two-year non-compete agreements with Retek, their vesting schedules will be credited by an additional 12 months.



     We will enter into agreements with HNC that provide for the separation of our business from HNC. These agreements will generally provide for the transfer from HNC to us of assets, including intellectual property used in our business, and the assumption by us of liabilities relating to our business. If HNC carries out the tax-free distribution, these agreements will restrict our ability to take specified actions that would cause the distribution to be taxable to HNC or its stockholders. For more information regarding these agreements, see "Certain Transactions" beginning on page 60.



     Our agreements with HNC will also govern various interim and ongoing relationships. All of the agreements providing for our separation from HNC will be made in the context of a parent-subsidiary relationship, will be negotiated in the overall context of our separation from HNC and will not be conditioned on HNC's completion of the distribution. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

                                  THE OFFERING


Common stock offered in this offering........  5,000,000 shares
Common stock outstanding after this
  offering:..................................  45,000,000 shares
Use of proceeds from this offering...........  For working capital and general corporate purposes, including repayment of intercompany
                                               debt to HNC and the payment of the notes to
                                               be issued in connection with the purchase of
                                               all of the outstanding capital stock of
                                               WebTrak Limited. For further information
                                               regarding our use of the proceeds from this
                                               offering see "Use of Proceeds" on page 21.
Proposed Nasdaq National Market Symbol.......  "RETK"


------------------

     Common stock outstanding after this offering is based on shares outstanding
as of           , 1999, excluding:


     -  the exercise of the underwriters' over-allotment option;



     - shares of common stock issuable upon exercise of options outstanding at an exercise price of $10.00 per share, none of which are exercisable; and



     - shares of common stock issuable upon conversion of a note to be issued in connection with the purchase of all of the outstanding capital stock of WebTrak.

                        SUMMARY COMBINED FINANCIAL DATA


     The summary combined financial data presented below should be read in conjunction with our combined financial statements and the related notes, beginning on page F-1, "Capitalization" on page 22, "Selected Combined Financial Data" beginning on page 24, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25.



                                                                              SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                                ---------------------------   -----------------
                                                 1996      1997      1998      1998      1999
                                                -------   -------   -------   -------   -------
                                                                              (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF INCOME DATA:
  Total revenue...............................  $13,433   $30,923   $55,033   $25,313   $37,690
  Gross profit................................    9,554    27,278    41,181    19,601    26,970
  Operating income............................    1,418     6,619     8,088     2,504     5,792
  Net income..................................    2,233     3,476     3,878       568     3,460
  Pro forma unaudited basic and diluted net
     income per common share..................                      $  1.73             $  1.55
  Shares used in computing pro forma unaudited
     basic and diluted net income per common
     share....................................                        2,238               2,238


                                                                     JUNE 30, 1999
                                                               -------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                               -----------   -----------
                                                                    (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $   930
  Working capital...........................................      15,800
  Total assets..............................................      57,765
  Payable to HNC Software Inc...............................       7,927
  Total stockholder's equity................................      39,121

-------------------------


     For an explanation of the determination of the number of shares used in computing pro forma unaudited basic and diluted net income per common share, see
Note 1 of the notes to our combined financial statements beginning on page F-1.



     The as adjusted amounts reflect the receipt and application of the net proceeds from the sale of 5,000,000 shares of our common stock at an assumed initial offering price of $10.00, after deducting the estimated underwriting discounts and offering expenses payable by us.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, operating results and financial condition. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. You could lose all or part of your investment as a result of these risks.

RISK RELATED TO OUR BUSINESS AND INDUSTRY

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S RAPID PACE OF CHANGE, SALES OF OUR PRODUCTS MAY DECLINE.

     If we are unable to develop new software solutions or enhancements to our existing products on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance, our sales may decline. The life cycles of our products are difficult to predict because the business-to-business electronic commerce market for our products is new and emerging and is characterized by rapid technological change and changing customer needs. The introduction of products employing new technologies could render our existing products or services obsolete and unmarketable.


     In developing new products and services, we may:


     - fail to respond to technological changes in a timely or cost-effective manner;

     - encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

     - experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or

     -  fail to achieve market acceptance of our products and services.

THE LENGTHY SALES CYCLE FOR OUR PRODUCTS MAKES OUR REVENUES SUSCEPTIBLE TO FLUCTUATIONS.

     Delay or failure to complete sales in a particular quarter or year would reduce our quarterly and annual revenue. Implementation of our software is complex, time consuming and expensive. In many cases, our customers must change established business practices or conduct business in new ways to accommodate installation and use of our software. They must also consider a wide range of other issues before committing to purchase our products, including product benefits, competitive alternatives, ease of installation, ability to work with existing computer systems, ability to support a large user base and the scope of functions our products provide. We believe that the purchase of our products is often discretionary and generally involves a significant commitment of capital and other resources by a customer. As a result of these factors, our sales cycles can be lengthy, typically ranging from four to 12 months. Consequently, sales of our software solutions that are anticipated to occur in a given quarter or year may be accelerated or delayed, potentially resulting in significant variations in expected quarterly or annual revenue.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD LIKELY CAUSE OUR STOCK PRICE TO DECLINE.


     Our quarterly operating results have fluctuated in the past and are likely to do so in the future. If our quarterly operating results fail to meet analysts' expectations, the trading price of our common stock could decline. In addition, significant fluctuations in our quarterly operating results may harm our business operations by making it difficult to implement our budget and business plan. The factors, many of which are outside our control, which could cause our operating results to fluctuate include:


     - the size and timing of customer orders, which can be affected by customer budgeting and purchasing cycles;

     -  the demand for and market acceptance of our software solutions;

     - our competitors' announcements or introductions of new software solutions, services or technological innovations;

     - our ability to develop, introduce and market new products on a timely basis;


     - customer deferral of material orders in anticipation of new releases or new product introductions;


     -  our success in expanding our sales and marketing programs;

     -  technological changes or problems in computer systems; and

     - general economic conditions which may affect our customers' capital investment levels.

     In addition, we have seen historically stronger revenue growth from the first quarter to the second quarter than between other quarters. This stronger revenue growth is due to the fact that Oracle has a May fiscal year-end which contributes to seasonally greater sales of Oracle Retail(TM) in our second fiscal quarter.

     Historically, a significant portion of our sales have been realized near the end of a quarter. As a result, a cancellation or delay in an anticipated sale past the end of a particular quarter could substantially reduce our revenue for that quarter. To the extent that the average size of our orders increases, customers' cancellations or delays of orders will be more likely to harm our revenue and operating results.

     As the number and size of customer orders increase, we will become more susceptible to the risk of significant, doubtful accounts receivable from customers who become unable or unwilling to pay amounts due to us. If we are unable to collect these accounts receivable, our operating results will be harmed.


     Our quarterly expense levels are relatively fixed and are based, in part, on expectations as to future revenue. As a result, if revenue levels fall below our expectations, our net income will decrease because only a small portion of our expenses vary with our revenue. For a more detailed description of our quarterly results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25.



OUR RETAIL.COM NETWORK WAS RECENTLY INTRODUCED AND IS STILL AT AN EARLY STAGE OF DEVELOPMENT. WE HAVE NOT ESTABLISHED COMPETITIVE AND PROFITABLE PRICING FOR OUR RETAIL.COM NETWORK.



     We began operations of our Retail.com network on September 26, 1999. We incurred, and may continue to incur, significant infrastructure costs in establishing this network. Broad and timely acceptance of our Retail.com network is subject to a number of significant risks. These risks include:


     - our need to provide value-enhancing software solutions and services on our Retail.com network to achieve widespread commercial acceptance of our network;

     - whether our network will be able to support large numbers of retailers and the members of their supply chain; and

     - our need to significantly expand our internal resources and incur associated expenses to support planned growth of our Retail.com network.


     We have established a subscription pricing model for the WebTrak Critical Path services provided on our Retail.com network, whereby members pay an annual fee based on the number of the member's employees who will have access to the network. As additional services are added to the Retail.com network, we will need to establish a pricing model for the new services. If the pricing models for the network fail to be competitive and profitable or if they are not acceptable to our customers, our Retail.com network will not be commercially successful, which could harm our revenue and business. See "Business -- Retek Products -- Business-to-Business Collaborative Solution" on page 42 for more information regarding the Retail.com network.


OUR RELATIONSHIP WITH ORACLE IS IMPORTANT IN GENERATING SALES OF OUR PRODUCTS. IF OUR RELATIONSHIP WITH ORACLE ENDS OR IF ORACLE DOES NOT DEVOTE ADEQUATE RESOURCES TO PROMOTE AND SELL ORACLE RETAIL(TM) OR IF SALES OF ORACLE RETAIL(TM) DECLINE, OUR REVENUES WILL DECLINE.

     We have worked with Oracle to establish Oracle Retail(TM), a software solution which combines our products with Oracle's financial applications. In addition to Oracle's general sales force, Oracle has dedicated a sales team of approximately 30 sales professionals who sell and market Oracle Retail(TM) worldwide. Revenue generated from sales of Oracle Retail(TM) accounted for approximately 25% of our revenue in the six months ended June 30, 1999. Both we and Oracle currently have the right to terminate the agreement governing the sales and marketing of Oracle Retail. In addition, this agreement is currently being renegotiated. If Oracle were to exercise its right to terminate, or if we fail to negotiate a new agreement on acceptable terms, our revenue will decline and our business will be harmed. In addition, Oracle is not obligated to sell and market Oracle Retail(TM) and, in the future, may decide to stop selling Oracle Retail(TM) or promote products that compete with Oracle Retail(TM) or our other products.

WE EXPECT TO SIGNIFICANTLY INCREASE OUR OPERATING EXPENSES, WHICH WILL IMPACT OUR ABILITY TO REMAIN PROFITABLE.

     We intend to significantly increase our operating expenses as we:

     -  increase our research and development activities;

     -  increase our services activities;

     -  develop and build our Retail.com network;

     -  expand our distribution channels;

     - increase our sales and marketing activities, including expanding our direct sales force;

     -  build our internal information technology system; and

     -  operate as an independent public company.

     We will incur expenses before we generate any revenue from this increase in spending. If we do not significantly increase revenue from these efforts, our business and operating results could be seriously harmed.

COMPETITIVE PRESSURES COULD REDUCE OUR MARKET SHARE OR REQUIRE US TO REDUCE OUR PRICES, WHICH WOULD REDUCE OUR REVENUE AND/OR OPERATING MARGINS.


     The market for our software solutions is highly competitive and subject to rapidly changing technology. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Competitive pressures could reduce our market share or require us to reduce our prices, which would reduce our revenues and/or operating margins. Many of our competitors have substantially greater financial, marketing or other resources, and greater name recognition than we do. See "Business -- Competition" on page 47 for a discussion of our competitive position. In addition, these companies may adopt aggressive pricing policies that could compel us to reduce the prices of our products and services in response. Our competitors may also be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our current and potential competitors may:

     - develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive;

     - make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and

     - establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to sell products through these channels.

     As a result, we may not be able to maintain a competitive position against current or future competitors.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD HARM OUR ABILITY TO GROW OUR BUSINESS.


     We believe that our future success will depend upon our ability to attract and retain highly skilled personnel, including John Buchanan, our chairman and chief executive officer; Gordon Masson, our president; John L. Goedert, our senior vice president, research and development; and Gregory A. Effertz, our vice president, finance and administration and chief financial officer. We currently do not have any key-man life insurance relating to key personnel, who are employees at-will and, except for Mr. Buchanan, are not subject to employment contracts. Mr. Buchanan's employment agreement ends in November 1999. The loss of the services of any one or more of these key persons could harm our ability to grow our business.


     We also must attract, integrate and retain skilled sales, research and development, marketing and management personnel. Competition for these types of employees is intense, particularly in our industry. Failure to hire and retain qualified personnel would harm our ability to grow our business.


IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES WHO IMPLEMENT OUR PRODUCTS, OUR ABILITY TO MEET OUR CUSTOMERS' NEEDS COULD BE HARMED AND MAY RESULT IN A DECREASE IN OUR REVENUE.


     We rely, and expect to continue to rely, on a number of third parties to implement our software solutions at customer sites. If we are unable to establish and maintain effective, long-term relationships with these implementation providers, or if these providers do not meet the needs or expectations of our customers, our revenue will be reduced and our customer relationships will be harmed. Our current implementation partners are not contractually required to continue to help implement our software solutions. If the number of our product implementations continues to increase, we will need to develop new relationships with additional third-party implementation providers to provide these services.

     We may be unable to establish or maintain relationships with third parties having sufficient qualified personnel resources to provide the necessary implementation services to support our needs. If third-party services are unavailable, we will be required to provide these services internally, which would significantly limit our ability to meet our customers' implementation needs and would increase our operating expenses and could reduce our gross margins. A number of our competitors, including IBM and SAP, have significantly more established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than our own. In addition, we cannot control the level and quality of service provided by our current and future implementation partners.

IF WE FAIL TO OBTAIN ACCESS TO THE INTELLECTUAL PROPERTY OF THIRD PARTIES, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.



     We must now, and may in the future have to, license or otherwise obtain access to the intellectual property of third parties and related parties, including HNC, Lucent, MicroStrategy and Oracle. See "Business -- Technology Characteristics" beginning on page 44 and "Certain Transactions -- License Agreement" on page 65 for a discussion of our technology licenses from third parties. Our business would be seriously harmed if the providers from whom we license such software cease to deliver and support reliable products or enhance their current products. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or prices or at all. Our inability to maintain or obtain this software could result in shipment delays or reduced sales of our products. Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.


IF OUR INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE MAY LOSE CUSTOMERS.

     We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws.

     We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. In addition, we cannot assure you that any of our proprietary rights with respect to our Retail.com network will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and expensive, and while we are unable to determine the extent to which piracy of our software products exists, software piracy may be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We intend to vigorously protect our intellectual property rights through litigation and other means. However, such litigation can be costly to prosecute and we cannot be certain that we will be able to enforce our rights or prevent other parties from developing similar technology, duplicating our products or designing around our intellectual property.


IF, IN THE FUTURE, THIRD-PARTIES CLAIM THAT OUR PRODUCTS INFRINGE ON THEIR INTELLECTUAL PROPERTY, WE MAY INCUR SIGNIFICANT COSTS.


     There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

OUR BUSINESS IS SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES.


     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" beginning on page 25 for a discussion of our percentage of revenue originating outside of North America and our percentage of sales not denominated in US dollars. To the extent that our sales are denominated in foreign currencies, the revenue we receive could be subject to fluctuations in currency exchange rates. If the effective price of the products we sell to our customers were to increase due to fluctuations in foreign currency exchange rates, demand for our technology could fall, which would, in turn, reduce our revenue. We have not historically attempted to mitigate the effect that currency fluctuations may have on our revenue through use of hedging instruments, and we do not currently intend to do so in the future.

     We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

     -  changes in foreign currency exchange rates;

     -  greater risk of uncollectible accounts;

     - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     -  trade protection measures and import or export licensing requirements;

     -  potentially negative consequences from changes in tax laws;

     -  difficulty in staffing and managing widespread operations;

     -  international variations in technology standards;

     -  differing levels of protection of intellectual property; and

     -  unexpected changes in regulatory requirements.

IF THE INTERNET FAILS TO BE ACCEPTED AS A VIABLE LONG-TERM COMMUNICATIONS PROTOCOL, OUR BUSINESS AND OPERATING RESULTS WILL BE SERIOUSLY HARMED.

     As our software solutions are web-based, we depend on the acceptance of the Internet as a communications protocol. However, this acceptance may not continue. Rapid growth of the Internet is a recent phenomenon. The Internet may not be accepted as a viable long-term communications protocol for businesses for a number of reasons. These reasons include:

     - potentially inadequate development of the necessary communications and computer network technology, particularly if rapid growth of the Internet continues;

     - delayed development of enabling technologies and performance improvements;

     - increased security risks in transmitting and storing confidential information over public networks; and

     -  potentially increased governmental regulation.

ERRORS AND DEFECTS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS.


     Our products are complex and, accordingly, may contain undetected errors or failures when we first introduce them or as we release new versions. This may result in loss of, or delay in, market acceptance of our products and could cause us to incur significant costs to correct errors or failures or to pay damages suffered by customers as a result of such errors or failures. In the past, we have discovered software errors in our new releases and new products after their introduction. We have incurred costs during the period required to correct these errors, although such costs have not been material. We may in the future discover errors in new releases or new products after the commencement of commercial shipments.

CHANGES IN ACCOUNTING STANDARDS COULD AFFECT THE CALCULATION OF OUR FUTURE OPERATING RESULTS.


     Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998 and Statement of Position 98-4 effective March 31, 1998. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9 -- which will be effective for us for transactions entered into beginning January 1, 2000. Full implementation guidelines for this standard and additional standards could be issued in the future. These guidelines and additional standards could lead to unanticipated changes in our current revenue recognition policies, which changes could harm our business, financial condition and operating results. Our revenue recognition policies are further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" beginning on page 25.


OUR BUSINESS COULD BE HARMED IF THE SYSTEMS WE, OUR CUSTOMERS OR OUR VENDORS USE ARE NOT YEAR 2000 COMPLIANT.


     The risks posed by Year 2000 issues, which arise because computer systems and software products may be unable to distinguish between twentieth century dates and twenty-first century dates, could harm our business in a number of significant ways. If we experience disruptions as a result of the Year 2000 problem, our revenues could decline and we may incur significant costs to correct any problems. Additionally, we rely on information technology supplied by third parties, and our strategic partners also are heavily dependent on information technology systems and on their own third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could harm our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem, which would harm our business, and particularly our Retail.com network.



     We cannot guarantee that retailers and members of their supply chains will be able to utilize our Retail.com network without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, it is also possible that disruptions in industries and market segments, other than the retail industry, will adversely affect our business.


RISKS RELATED TO OUR SEPARATION FROM HNC

AS LONG AS HNC OWNS A MAJORITY OF OUR CAPITAL STOCK, WE WILL BE CONTROLLED BY HNC AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.


     After the completion of this offering, HNC will own approximately 88.9% of our outstanding common stock, or approximately 87.4% if the underwriters exercise their over-allotment option in full. As long as HNC owns at least 25% of our outstanding capital stock, HNC will be able to nominate three of the seven directors on our board of directors. Investors in this offering will not be able to affect the outcome of any stockholder vote for so long as HNC owns a majority of our common stock. As a result, HNC will control all matters affecting us, including:


     - the allocation of business opportunities that may be suitable for HNC and us;

     - any determinations with respect to mergers or other business combinations involving us;


     -  the acquisition or disposition of assets or businesses by us;


     - our debt or equity financing, including future issuance of our common stock or other securities;

     -  incurrence of debt by us;

     -  changes to the agreements providing for our separation from HNC;


     -  amendments to our certificate of incorporation or bylaws;


     -  the payment of dividends on our common stock; and

     -  determinations with respect to our tax returns.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, HNC WILL BE UNDER NO OBLIGATION TO PROVIDE FINANCING AND OTHER FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS.


     In the past, our capital needs have been satisfied by HNC. However, following the separation, HNC will no longer have any obligation to provide funds to finance our working capital or other cash requirements. We cannot assure you that financing, if needed, will be available on favorable terms. If we are unable to obtain financing on favorable terms or at all, our ability to grow our business will be harmed.


     We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, timing of capital expenditures, fluctuations in our operating results and cash flows and our financing activities. We believe that cash generated by our current operations, along with the proceeds from this offering, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in the future. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings, if available, could have as a condition that we agree to restrictive covenants and would require the consent of HNC. Finally, pursuant to an agreement between HNC and us, until two years, and possibly longer, after the distribution, our ability to issue common stock in connection with acquisitions, offerings or otherwise will be limited.


WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH HNC WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIP THAT COULD HARM OUR BUSINESS OPERATIONS.

     Conflicts of interest may arise between HNC and us in a number of areas relating to our past and ongoing relationships, including:

     - major business combinations involving us or HNC, including an acquisition of us by a third party;

     -  our efforts to raise capital in debt or equity financing;

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from HNC;

     -  intellectual property matters;

     -  employee retention and recruiting;

     - sales or distributions by HNC of all or any portion of its ownership interest in us;

     - the nature, quality and pricing of transitional services HNC has agreed to provide us; and

     -  business opportunities that may be attractive to both HNC and us.


     We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we will enter into with HNC may be amended if the parties agree. While we are controlled by HNC, HNC may be able to require us to agree to amendments to these agreements that may be less favorable to us than the original terms of any of these agreements. For a discussion of HNC's rights to amend these agreements, see "Certain Transactions" beginning on page 60.


WE WILL BE SUBJECT TO CERTAIN CONTRACTUAL LIMITATIONS WHICH COULD LIMIT THE CONDUCT OF OUR BUSINESS AND OUR ABILITY TO PURSUE OUR BUSINESS OBJECTIVES.


     The separation agreement that we will enter into with HNC relating to this offering and the potential distribution will contain a number of restrictive covenants relating to the distribution, which will require that until two years after the completion of the distribution, and possibly longer, we cannot take certain actions without either the consent of HNC or a supplemental ruling from the Internal Revenue Service. For further information regarding these restrictions on our ability to take certain actions, see "Certain
Transactions -- Separation Agreement" beginning on page 60.

     In addition, under the separation agreement we will agree to indemnify HNC on an after-tax-basis for any tax liability incurred to HNC as a result of our taking any of these actions, whether or not HNC consents or a supplemental ruling is obtained, or taking or failing to take any other action which causes the distribution to become taxable. For further information regarding the separation agreement, see "Certain Transactions -- Separation Agreement" beginning on page 60.



BECAUSE HNC IS NOT UNDER ANY OBLIGATION TO DISTRIBUTE OUR COMMON STOCK, IT MAY BE MORE DIFFICULT FOR US TO RETAIN KEY EMPLOYEES SHOULD HNC NOT PROCEED WITH THE DISTRIBUTION.



     HNC does not have any obligation with respect to the timing or any of the terms of the distribution of our common stock. We cannot assure you as to whether or when the distribution will occur, or as to the terms of the distribution. Under specified conditions, if the distribution does not occur, the vesting schedule of the Retek stock options granted to four of our key employees will be credited by 12 months. If these employees enter into non-compete agreements with us, the vesting schedule will be credited by an additional 12 months. For information regarding the conditions which will result in the crediting of these vesting schedules, we refer you to "Management -- Treatment of Outstanding Stock Options" on page 53. Upon any acceleration of their vesting schedules, it may be more difficult for us to retain these key employees. The loss of the services of one or more of these employees could harm our business.



BECAUSE MANY OF OUR DIRECTORS AND EXECUTIVE OFFICERS OWN HNC COMMON STOCK, THEY MAY HAVE CONFLICTS OF INTEREST WHEN FACED WITH DECISIONS WHICH COULD HAVE DIFFERENT IMPLICATIONS FOR HNC AND US.



     Many of our directors and executive officers own a substantial amount of HNC common stock and options to purchase HNC common stock. Ownership of HNC common stock by our directors and officers after our separation from HNC could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for HNC and us. For information regarding directors' and officers' ownership of options to acquire HNC common stock, see "Management -- Executive Compensation -- Aggregated HNC Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" on page 53.



THE TRANSITIONAL SERVICES THAT HNC WILL PROVIDE TO US MAY NOT BE SUFFICIENT TO MEET OUR NEEDS, AND WE MAY NOT BE ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH HNC EXPIRE.



     HNC will agree to provide certain transitional services to us for a limited time period, including services related to employee benefits for our employees. Although HNC will be contractually obligated to provide us with these services, these services may not be provided at the same level as when we were part of HNC, and we may not be able to obtain the same benefits. After the expiration of these various arrangements, we may not be able to replace these transitional services and employee benefits in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from HNC. The prices charged to us under these agreements may be higher or lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. For more information about these arrangements, see "Certain Transactions -- Services Agreement" on page 65.


RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

OUR SECURITIES HAVE NO PRIOR MARKET, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THIS OFFERING.

     Before this offering, there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. The market price of our common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

     -  quarterly variations in our operating results;

     - changes in revenue or earnings estimates or publication of research reports by analysts;

     - strategic moves by us or our competitors, such as acquisitions or restructurings or changes in business strategy;

     - actions by institutional stockholders or by HNC prior to its distribution of our stock;

     -  speculation in the press or investment community;

     -  general market conditions; and

     - domestic and international economic factors unrelated to our performance.


     The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price, which will be determined by negotiations between the representatives of the underwriters and us. See the section entitled "Underwriting" beginning on page 79 for a discussion of the factors to be considered in determining the initial public offering price.


THE PRICE OF OUR COMMON STOCK COULD DECLINE AS A RESULT OF SALES OR DISTRIBUTIONS OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET.


     HNC has announced that it is HNC's current intention to distribute all of the shares of our common stock it owns after this offering is completed to HNC stockholders provided specified conditions are met, including the approval of the HNC Board of Directors. For further information regarding the distribution see "Our Separation from HNC" beginning on page 19, and "Certain Transactions" beginning on page 60. Substantially all of those shares would be eligible for immediate resale in the public market following a distribution by HNC. We are unable to predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, this distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Sales by HNC or others of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could cause the price of our common stock to decline.


WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR POTENTIAL STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation, which has been prevalent with respect to technology companies. Securities litigation could result in substantial costs, harm our financial condition and would divert management's attention and resources.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF US, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.


     Our certificate of incorporation and bylaws and Delaware law will contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors, although these provisions have little significance while we are controlled by HNC. These provisions will include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors will have the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law will also impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock, other than HNC or a successor to HNC. Although we believe these provisions will provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

OUR USE OF THE PROCEEDS FROM THIS OFFERING MAY NOT MAXIMIZE RETURNS ON
INVESTMENT.

     We have broad discretion in how to use the proceeds of this offering. Stockholders may not agree with the ways management decides to use the proceeds. Our primary goal with this offering is to create a public market for our common stock. We currently plan to use the proceeds of this offering for working capital and general corporate purposes, including the repayment of intercompany debt to HNC. Until we need to use the proceeds of this offering, we intend to invest the proceeds in investment grade, interest bearing securities.


IF YOU PURCHASE COMMON STOCK IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



     The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock. Accordingly, if you purchase common stock in this offering, you will experience
immediate dilution of approximately $          in the book value per share of
the common stock, meaning that the net tangible book value of each share purchased by you will be less than the purchase price you paid. To the extent that outstanding options to purchase our common stock are exercised, or options reserved for issuance are issued and exercised, each stockholder purchasing in this offering will experience further substantial dilution. For a more detailed discussion of the dilution you can expect to experience, see "Dilution" on page 23.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION


     This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" beginning on page 7, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual future results.

                            OUR SEPARATION FROM HNC

     Set forth in this section is HNC's current intention as to the possible distribution of any or all of its shares of our common stock to its stockholders. HNC is not obligated to complete the distribution. If the distribution is ultimately completed, HNC does not have any obligation with respect to the timing or any of the terms of the distribution. We cannot assure you as to whether or not or when the distribution will occur, or as to the terms of the distribution.

OVERVIEW


     We are currently a wholly owned subsidiary of HNC Software Inc., a public company that develops and markets predictive software solutions for businesses. Immediately prior to the completion of this offering, our business will combine the business activities of Retek Information Systems, Inc. and Retek Logistics, Inc. Retek Information Systems develops and markets web-based business-to-business software solutions for retailers. Founded in 1995, Retek Information Systems was acquired by HNC in 1996. Retek Logistics, founded in 1985, develops warehouse management software solutions. HNC acquired Retek Logistics in 1998. On September 9, 1999, Retek Logistics was reincorporated as a Delaware corporation and renamed "Retek Inc." In connection with the separation of our business from HNC, HNC will contribute all of the outstanding capital stock of Retek Information Systems to Retek Inc.



     HNC develops, markets and supports software for businesses in certain targeted service industries. HNC's software solutions convert existing data into meaningful recommendations and actions that allow organizations to improve profitability, competitiveness and customer satisfaction. HNC sells and markets its software and services in North America and internationally. HNC provides software for each of the healthcare/insurance, financial services and retail industries. Substantially all of the revenue HNC earns from the retail industry is attributable to our software solutions. After this offering, HNC will focus on its remaining core software markets, namely the healthcare/insurance and financial services industries. However, HNC is not obligated to refrain from providing software to the retail industry or from competing with us. HNC's address is 5935 Cornerstone Court West, San Diego, California 92121.


BENEFITS OF THE SEPARATION

     We believe that we will realize certain benefits from our separation from HNC, including the following:

     - Greater Strategic Focus. As a result of having our own management team and a board with independent outside directors, we expect to have a sharper focus on our business and strategic opportunities. We will also have greater ability to modify business processes to better fit the needs of our customers and employees.

     - Better Incentives for Employees and Greater Accountability. The separation will allow us to offer our employees compensation, including cash and stock based compensation, directly linked to the performance of our business. We expect these incentives to enhance our ability to attract and retain qualified personnel.

     - Increased Speed and Responsiveness. We expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with greater flexibility than when we were a part of a larger organization. In addition, we expect to enhance our responsiveness to customers and partners.

SEPARATION AND TRANSITIONAL AGREEMENTS

     We will enter into agreements with HNC providing for the separation of our business from HNC, including a separation agreement and a corporate rights agreement. These agreements will generally provide for the transfer from HNC to us of assets and the assumption by us of liabilities relating to our business. We will also enter into a license agreement with HNC regarding the licensing to us of intellectual property relating to our business, a transitional services agreement pursuant to which HNC will provide us with specified interim administrative and other services and a tax sharing agreement pursuant to which we will contribute to the payment of HNC's income taxes while we are consolidated with HNC for income tax purposes.



     If HNC carries out the tax-free distribution, these agreements will restrict our ability to take specified actions that, if taken, would cause the distribution to be taxable to HNC or its stockholders, unless we obtain the consent of HNC or HNC receives a supplemental ruling from the Internal Revenue Service. In addition, under the separation agreement, we will agree to indemnify HNC on an after-tax-basis for any tax liability incurred by HNC with respect to the distribution as a result of our taking any of these specified actions or any transaction or event occurring after the distribution that involves our stock, assets or business or that of any of our affiliates, whether or not HNC consents or a supplemental ruling is obtained.



     The agreements relating to our separation from HNC will be made in the context of a parent-subsidiary relationship, will be negotiated in the overall context of our separation from HNC and will not be conditioned on HNC's completion of the distribution. The terms of these agreements may be more or less favorable to us if they had been negotiated with unaffiliated third parties. For more information regarding the separation agreements, see "Certain Transactions" beginning on page 60.


POSSIBLE FUTURE DISTRIBUTION BY HNC OF OUR COMMON STOCK


     After the completion of this offering, HNC will own approximately 88.9% of the total number of outstanding shares of our common stock, or approximately 87.4% if the underwriters' over-allotment option is exercised in full. HNC has informed us that, following the completion of this offering, it is HNC's current intention to distribute pro rata to its stockholders, as a dividend, all of the shares of our common stock HNC will own after this offering, subject to the satisfaction and fulfillment of several conditions. The conditions to the distribution include the following:



     - HNC's receipt of a written ruling from the Internal Revenue Service that the distribution qualifies for tax-free treatment under Section 355 of the Internal Revenue Code, such that HNC and HNC's stockholders will not recognize income for federal tax purposes as a result of the distribution;



     - HNC's board of directors approval of the distribution, and determining that the distribution is in the best interest of HNC's stockholders; and



     - HNC's ability to effect the distribution in compliance with applicable law and without violation or acceleration of its contractual obligations.



     HNC has indicated that the distribution will not occur prior to the later of (1) March 31, 2000, and (2) 180 days after the completion of this offering (unless the lead underwriter consents to an earlier date).



     HNC has the sole discretion to determine the timing, structure and terms of the distribution. HNC is not obligated to carry out the distribution, and we cannot assure you as to whether or when the distribution may occur. Neither HNC nor we have any intention of purchasing or redeeming the shares issued in this offering if the distribution does not occur. In addition, even if the distribution is ultimately completed, HNC does not have any obligation with respect to the timing or any of the terms of the distribution.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the 5,000,000 shares of common
stock in this offering are estimated to be approximately $          million,
assuming an initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the underwriters' over-allotment option to purchase 750,000 shares from us. The primary purposes of this offering are to increase our working capital, create a public market for our common stock, increase our visibility in our markets and facilitate future access to the public finance markets.



     We intend to use the net proceeds from this offering for general corporate purposes, principally working capital, including repayment of intercompany debt to HNC, which is approximately $8,000,000 at this time, the payment of notes in the amount of up to $8,000,000 to be issued in connection with the purchase all of the outstanding shares of WebTrak Limited, capital expenditures, geographic expansion of our operations, potential acquisitions, and additional sales and marketing efforts. Except for the purchase of all of the outstanding capital stock of WebTrak, we have no specific understandings, commitments or agreements with respect to any acquisition of or investment in complementary businesses, products or technologies and are not currently engaged in any negotiations for any such acquisition or investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" beginning on page 33 for discussion of our strategy as it relates to acquisitions or investments in complementary businesses or products. Pending such uses, we will invest the proceeds of this offering in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

     We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the following information:


     -  our actual capitalization as of October 31, 1999, and



     - our capitalization on an as adjusted basis, giving effect to the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, assuming no exercise of the underwriters' over-allotment option and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.


     This table excludes the following shares:


     - 7,100,000 shares of common stock issuable upon the exercise of stock options outstanding under our Retek 1999 Equity Incentive Plan, and 1,900,000 shares of common stock available for issuance under this equity incentive plan;



     - 400,000 shares of common stock available for issuance under our Retek 1999 Director Stock Option Plan;



     - 600,000 shares of common stock available for issuance under our Retek 1999 Employee Stock Purchase Plan; and



     - 266,667 shares of common stock, assuming an initial public offering price of $10.00 per share, which may be issued upon conversion of a note to be issued in connection with the purchase of all of the outstanding capital stock of WebTrak. For further information regarding the note, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" beginning on page 33.



     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations" beginning on page   and our financial statements and the related
notes beginning on page F-1.



                                                                     OCTOBER 31, 1999
                                                                --------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                                ---------    -------------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Stockholders' equity:
  Preferred stock, par value $0.01 per share: 5,000,000
     shares authorized; no shares issued and outstanding
     actual and no shares issued and outstanding, as
     adjusted...............................................
  Common stock, par value $0.01 per share: 150,000,000
     shares authorized; 1,000 shares issued and outstanding
     actual and 45,000,000 shares issued and outstanding, as
     adjusted...............................................
Additional paid-in capital..................................
Retained earnings...........................................
                                                                 -------        -------
  Total stockholders' equity................................
                                                                 -------        -------
          Total capitalization..............................     $              $
                                                                 =======        =======

                                    DILUTION


     Our net tangible book value as of September 30, 1999 was $          , or
approximately $     per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of the 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value at September 30,
1999, would have been $          , or approximately $     per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing shareholders and an immediate dilution in pro forma net
tangible book value of $     per share to new investors purchasing shares of
common stock in this offering. The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share.............               $
  Net tangible book value per share as of September 30,
     1999...................................................    $
  Increase attributable to new investors....................
                                                                -------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                           -------
Dilution in pro forma net tangible book value per share to
  new investors.............................................               $
                                                                           =======


     Investors who are considering participating in this offering should note that, as a result of the substantial dilution that will occur immediately
following this distribution, they could pay as much as $     per share, an
amount that substantially exceeds the per share value of our net assets (calculated by subtracting our total liabilities from our total assets), which
is $     per share. In addition, investors in this offering will contribute
     % of the total amount to fund us, but will own      % of us.



     In connection with this offering, we will make grants of stock options to executive officers and other employees and independent contractors under our Retek 1999 Equity Incentive Plan. For further information, see
"Management -- Employee Benefit Plans -- Retek 1999 Equity Incentive Plan" beginning on page 54. An aggregate of 7,100,000 shares of common stock are issuable upon the exercise of these options at an exercise price of $10.00 per share. The exercise of these or other stock options granted under our Retek 1999 Equity Incentive Plan or otherwise in the future could result in dilution to you. The above table assumes no exercise of any such options and no exercise of the underwriters' over-allotment option.

                        SELECTED COMBINED FINANCIAL DATA


     The data set forth below should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25 and the combined financial statements and related notes beginning on page F-1. The selected combined financial data as of December 31, 1997 and 1998, and June 30, 1999 and for each of the years in the three year period ended December 31, 1998 and the six-month period ended June 30, 1999 have been derived from our audited combined financial statements included elsewhere in this prospectus. The selected combined financial data as of December 31, 1994, 1995 and 1996, for each of the years in the two-year period ended December 31, 1995 and for the six-months ended June 30, 1998, have been derived from our separate unaudited combined financial statements, not included in this prospectus, that have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our combined operating results and combined financial position for such periods. The combined operating results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.


                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     JUNE 30,
                                       ---------------------------------------------   ----------------------
                                        1994     1995     1996      1997      1998        1998         1999
                                       ------   ------   -------   -------   -------   -----------   --------
                                                                                       (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF INCOME DATA:
Total revenue.......................   $1,912   $3,836   $13,433   $30,923   $55,033     $25,313     $37,690
Gross profit........................      247      698     9,554    27,278    41,181      19,601      26,970
Operating (loss) income.............     (328)    (536)    1,418     6,619     8,088       2,504       5,792
Net (loss) income...................     (321)    (244)    2,233     3,476     3,878         568       3,460
Pro forma unaudited basic and
  diluted net income per common
  share.............................                                         $  1.73                 $  1.55
Shares used in computing pro forma
  unaudited basic and diluted net
  income per common share...........                                           2,238                   2,238

                                                             DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------------   --------
                                              1994     1995     1996      1997      1998       1999
                                             ------   ------   -------   -------   -------   --------
                                                                  (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents..................  $  434   $  523   $ 1,459   $ 2,469   $   415   $   930
Working capital............................    (181)    (480)      680     5,016    12,876    15,800
Total assets...............................     753    1,821    30,173    37,896    51,283    57,765
Payable to HNC Software Inc................     578      883     6,197     6,491     5,944     7,927
Total stockholder's equity.................       7      237    20,469    24,607    36,016    39,121

-------------------------


     For an explanation of the determination of the number of shares used in computing pro forma unaudited basic and diluted net income per common share, see
Note 1 of the notes to our combined financial statements beginning on page F-1.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of our financial condition and results of operations should be read in conjunction with our combined financial statements and the related notes, and the other financial information included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" beginning on
page   and elsewhere in this prospectus.


OVERVIEW


     We are currently a wholly owned subsidiary of HNC. Immediately prior to the completion of this offering, our business will combine the business activities of Retek Information Systems, Inc. and Retek Logistics, Inc. Retek Information Systems develops and markets web-based, business-to-business software solutions for retailers. Founded in 1995, Retek Information Systems was acquired by HNC in 1996. Neil Thall Associates, Inc., a wholly owned subsidiary of HNC since 1991, which develops predictive software solutions for retailers, was merged into Retek Information Systems in April 1997. Financial results of Neil Thall Associates are included in all periods presented. Retek Logistics, founded in 1985, develops warehouse management software solutions. HNC acquired Retek Logistics in 1998. On September 9, 1999, Retek Logistics was reincorporated as a Delaware corporation and renamed "Retek Inc." In connection with the separation of our business from HNC, HNC will contribute all of the outstanding capital stock of Retek Information Systems to Retek Inc.


     The acquisition of Retek Information Systems by HNC allowed for the integration of HNC's patented predictive technology into our software solutions for retailers. We formalized a marketing relationship with Oracle in September 1998, providing us with an effective partnership with a world leader in electronic commerce, an international channel to the largest retailers and the support of Oracle's worldwide sales force.

     We have generated revenue from the sale of software licenses, maintenance and support contracts and professional consulting and contract development services. Customers who license our software generally purchase maintenance contracts, typically covering renewable annual periods. In addition, customers may purchase consulting services, which are customarily billed at a fixed daily rate plus out-of-pocket expenses. Contract development services, including new product development services, are typically performed for a fixed fee. We also offer training services that are billed on a per student or per class session basis. Our total revenue has grown from $13.4 million in 1996 to $55.0 million in 1998. We have been profitable for eleven consecutive quarters, resulting in retained earnings of $12.8 million as of June 30, 1999.

     Our revenue growth has resulted from a combination of increased market penetration and an expanding product offering. In 1996 the majority of our license revenue was attributable to a single client/server software solution, our Retek Merchandising System. Our investments in research and development, acquisitions and alliances have helped us bring new software solutions to market. Our investments produced a suite of decision support solutions in 1997; the retooling of our applications for the web in 1998; and the delivery of web-based, business-to-business collaborative planning, critical path and product design solutions in 1999. To support our growth during these periods we also continued to invest in internal infrastructure by hiring employees throughout various departments of the organization.

     We market our software solutions worldwide through direct and indirect sales channels. Revenue generated from our direct sales channel accounted for approximately 100%, 89% and 74% of our total revenue in 1997, 1998 and the six months ended June 30, 1999. Our indirect sales channel is driven mainly by our relationship with Oracle.

     Revenue attributable to customers outside of North America accounted for approximately 42%, 36% and 43% of our total revenue in 1997, 1998 and the six months ended June 30, 1999. Approximately 22% and 25% of our sales were denominated in currencies other than the U.S. dollar for 1998 and the six months ended June 30, 1999.

     We primarily sell perpetual licenses for which we recognize revenue in accordance with generally accepted accounting principles, upon meeting each of the following criteria:

     -  execution of a written purchase order, license agreement or contract;

     -  delivery of software authorization keys;

     -  the license fee is fixed and determinable;

     -  collectibility of the proceeds is assessed as being probable; and

     - vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement.

     Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. All elements of each order are valued at the time of revenue recognition. We recognize revenue:

     - for sales made through our distributors, resellers and original equipment manufacturers, at the time these partners report to us that they have sold the software to the end-user and after all revenue recognition criteria have been met;

     - from maintenance agreements related to our software, over the respective maintenance periods;

     - from customer modifications, as the services are performed using the percentage of completion method; and

     - from services, using the percentage of completion method, based on costs incurred to date compared to total estimated costs at completion.

     We record amounts received under contracts in advance of performance as deferred revenue and recognize these amounts within one year from receipt.

RESULTS OF OPERATIONS

     The following table presents selected financial data for the periods indicated as a percentage of our total revenue. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

                                                               AS A PERCENTAGE OF TOTAL REVENUE
                                                             ------------------------------------
                                                                 YEAR ENDED         SIX MONTHS
                                                                DECEMBER 31,      ENDED JUNE 30,
                                                             ------------------   ---------------
                                                             1996   1997   1998    1998     1999
                                                             ----   ----   ----   ------   ------
Revenue:
  License and maintenance.................................    73%    93%     78%     78%      73%
  Services and other......................................    27      7      22      22       27
                                                             ---    ---    ----    ----     ----
     Total revenue........................................   100    100     100     100      100
                                                             ---    ---    ----    ----     ----
Cost of revenue:
  License and maintenance.................................    13      9       8       7        9
  Services and other......................................    16      3      17      15       20
                                                             ---    ---    ----    ----     ----
     Total cost of revenue................................    29     12      25      22       29
                                                             ---    ---    ----    ----     ----
Gross margin..............................................    71     88      75      78       71
Operating expenses:
  Research and development................................    36     31      23      24       26
  Sales and marketing.....................................    14     27      26      28       22
  General and administrative..............................    10      9       7       8        7
  Acquired in-process research and development............    --     --       3       7       --
  Acquisition related amortization of intangibles.........    --     --       1       1        1
                                                             ---    ---    ----    ----     ----
     Total operating expenses.............................    60     67      60      68       56
                                                             ---    ---    ----    ----     ----
Operating income..........................................    11     21      15      10       15
Other income, net.........................................    --     --      --      --       --
                                                             ---    ---    ----    ----     ----
Income before income tax (benefit) provision..............    11     21      15      10       15
Income tax (benefit) provision............................    (6)    10       8       8        6
                                                             ---    ---    ----    ----     ----
Net income................................................    17%    11%      7%      2%       9%
                                                             ===    ===    ====    ====     ====
-------------------------
Cost of license and maintenance revenue, as a percentage
  of license and maintenance revenue......................    18%    10%     10%      9%      12%
Cost of services and other revenue, as a percentage of
  services and other revenue..............................    56%    44%     77%     71%      72%

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

REVENUE

     Total revenue. Total revenue is comprised of software license and maintenance revenue and services and other revenue. Total revenue increased 49% from $25.3 million in the six months ended June 30, 1998 to $37.7 million in the six months ended June 30, 1999.

     License and maintenance revenue. License and maintenance revenue increased 38% from $19.8 million in the six months ended June 30, 1998 to $27.3 million in the six months ended June 30, 1999. The increase was primarily the result of an increase in the number of software licenses sold and the introduction of new product offerings. In addition, products of Retek Logistics were added on March 31, 1998.

     Services and other revenue. Services and other revenue increased 90% from $5.5 million in the six months ended June 30, 1998 to $10.4 million in the six months ended June 30, 1999. The increase was driven by increases in both contract development and consulting services as a result of our expanding customer base.

COST OF REVENUE

     Cost of license and maintenance revenue. Cost of license and maintenance revenue consists primarily of fees for third party software products that are integrated into our products, and salaries and related expenses of our customer support organization. Cost of license and maintenance revenue increased by 80% from $1.8 million in the six months ended June 30, 1998 to $3.3 million in the six months ended June 30, 1999. This increase was primarily a result of an increase in the sale of software licenses with higher third party license fees. As a percentage of license and maintenance revenue, cost of license and maintenance revenue was 9% for the six months ended June 30, 1998 and 12% for the six months ended June 30, 1999.


     Cost of services and other revenue. Cost of services and other revenue includes salaries and related expenses of our consulting organization; cost of third parties contracted to provide consulting services to our customers; and an allocation of our facilities and depreciation expenses. Cost of services and other revenue increased 91% from $3.9 million for the six months ended June 30, 1998 to $7.5 million for the six months ended June 30, 1999. The increase is attributable to the increase in staffing to meet the demand for consulting services, as well as increased costs related to custom development projects.


OPERATING EXPENSES

     Research and development. Research and development expenses, which are expensed as incurred, consist primarily of salaries and related costs of our engineering organization; fees paid to third-party consultants; and an allocation of our facilities and depreciation expenses. We believe that our success depends on continued enhancement of our current products and our ability to develop new technologically advanced products that meet the sophisticated requirements of our customers. We have increased our investment in research and development in absolute dollars year over year since 1995. Research and development expenses increased 61% from $6.1 million in the six months ended June 30, 1998 to $9.7 million in the six months ended June 30, 1999. The increase in these expenses was due to increases in engineering personnel and related costs, as well as increases in third-party consulting costs. We expect research and development expenses to increase in absolute dollars in future periods.

     Sales and marketing. Sales and marketing expenses consist primarily of salaries and related costs of our sales and marketing organization: sales commissions; costs of our marketing programs, including public relations, advertising, trade shows, collateral sales materials, and our customer user reference group program; rent and facilities costs associated with our regional and international sales offices; and an allocation of our facilities and depreciation expenses. Sales and marketing expenses increased 19% from $7.0 million in the six months ended June 30, 1998 to $8.4 million in the six months ended June 30, 1999. The increases in sales and marketing expenses were due to growth in our sales and marketing organization, an increase in sales commissions, increased travel, and an expansion of our marketing programs. Although we have increased our absolute sales and marketing expenses, the rate of increase is less than the rate of increase in total revenue. We anticipate that sales and marketing expenses will increase in absolute dollars to support our intended expansion of our sales and marketing organization.

     General and administrative. General and administrative expenses consist primarily of costs from our finance and human resources organizations; third party legal and other professional services fees; and an allocation of our facilities costs and depreciation expenses. General and administrative expenses increased 21% from $2.1 million in the six months ended June 30, 1998 to $2.6 million in the six months ended June 30, 1999. The increase in absolute general and administrative expenses is attributable to growth of our administrative organizations in support of our overall growth. General and administrative expenses decreased to 7% of total revenue for the six months ended June 30, 1999 from 8% of total revenue for the six months ended June 30, 1998. The decrease in general and administrative expenses as a percentage of total revenue reflects increasing economies of scale and operating efficiencies. We expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of total revenues. Our management estimates that a non-recurring charge to general and administrative expenses of approximately $400,000 will be incurred.



     In-process research and development. In connection with the acquisition of Retek Logistics in March 1998, in-process research and development of $1.8 million was charged to results of operations on the acquisition date. See our further discussion of this transaction included in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Years Ended December 31, 1996, 1997 and 1998" beginning on page 29.


     Income Tax Provision. The income tax provision was $1.9 million for the six months ended June 30, 1998 and $2.3 million for the six months ended June 30, 1999. The income tax provisions for the six months ended June 30, 1998 and 1999 are based on management's estimates of the effective tax rates to be incurred by us during those respective full fiscal years. The income tax provision in 1998 includes the tax effects of non-deductible, one-time write-offs of in-process research and development related to the purchase of Retek Logistics, as well as research and development tax credits generated during the six months ended June 30, 1998 that we anticipate using in the future. The income tax provision for 1999 includes the tax effects of non-deductible amortization related to the purchase of Retek Logistics, as well as research and development tax credits generated during the six months ended June 30, 1999 that we anticipate using in the future.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUE

     Total revenue. Total revenue increased 130% from $13.4 million in 1996 to $30.9 million in 1997 and 78% to $55.0 million in 1998.

     License and maintenance revenue. License and maintenance revenue increased 197% from $9.7 million in 1996 to $28.9 million in 1997 and 48% to $42.8 million in 1998. The increase in both 1997 and 1998 was primarily due to the addition of new customers as well as the introduction of new software solutions. The average dollar sale per customer has increased as we are selling proportionately more software solutions to larger retail customers. In addition, revenue from sales of products of Retek Logistics were added on March 31, 1998.

     Services and other revenue. Services and other revenue decreased 45% from $3.7 million in 1996 to $2.0 million in 1997 and increased 505% to $12.3 million in 1998. The decrease from 1996 to 1997 was primarily attributable to a decrease in commercial development contracts for the Demand Forecasting product, which shifted to full commercial release under perpetual licensing arrangements in early 1997. The increase in 1998 was due to increases in both custom development and service projects as a result of our increasing customer base.

COST OF REVENUE


     Cost of license and maintenance revenue. Cost of license and maintenance revenue increased 53% from $1.8 million in 1996 to $2.7 million in 1997 and 58% to $4.3 million in 1998. The increases are attributable to the increases in license and maintenance revenue. As a percentage of license and maintenance revenue, cost of license and maintenance revenue was 18% in 1996, 10% in 1997 and 10% in 1998. The decrease from 1996 to 1997 was attributable to a decrease in royalty fees paid related to an indirect sales channel.



     Cost of services and other revenue. Cost of services and other revenue decreased from $2.1 million in 1996 to $898,000 in 1997 and increased to $9.5 million in 1998. As a percentage of services and other revenue, cost of services and other revenue was 56% in 1996, 44% in 1997 and 77% in 1998. The decrease in cost of services and other revenue as a percentage of services and other revenue from 1996 to 1997 was primarily due to a decrease in the number of commercial development contracts, which have substantially lower margins than custom development or service projects. The increase in 1998 was primarily attributable to an increase in consulting contracts for which we utilized a significant amount of contract labor, which in turn caused a decrease in services and other revenue gross margins. During 1997, we started to build our consulting services business and as a result began to incur recruiting, training and management support expenses. This build-up contributed to the decline in services and other gross margins.


OPERATING EXPENSES

     Research and development. We have increased our investment in research and development in absolute dollars each year since 1995. Research and development expenses increased 96% from $4.8 million in 1996 to $9.5 million in 1997 and 36% to $12.9 million in 1998. As a percentage of total revenue, research and development expenses decreased as a result of increasing economies of scale. The absolute dollar increases in research and development expenses were due to significant increases in engineering personnel and related costs, as well as increases in third-party consulting costs.

     Sales and marketing. Sales and marketing expenses increased 337% from $1.9 million in 1996 to $8.3 million in 1997 and 70% to $14.1 million in 1998. Increases in sales and marketing expenses were due to expansion in our sales and marketing organization, an increase in sales commissions, increased travel, and the expansion of our marketing programs. Although we increased our absolute sales and marketing expenses in 1998, they decreased as a percentage of total revenue.

     General and administrative. General and administrative expenses increased 106% from $1.4 million in 1996 to $2.9 million in 1997 and 35% to $3.9 million in 1998. The increase in absolute dollars in general and administrative expenses was attributable to growth of our administrative organization in support of our overall growth. The decrease in expenses as a percentage of total revenue reflected increasing economies of scale and operating efficiencies.

     In-process research and development. In connection with the acquisition of Retek Logistics in March 1998, in-process research and development of $1.8 million was charged to results of operations on the acquisition date. Certain products of Retek Logistics were complete in certain areas and under development in others. The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2 and Financial Accounting Standards Board Interpretation No. 4. At the time of acquisition, Retek Logistics had a number of new software products under development, including Retek Distribution Management Versions 6.0 and 7.0 and Retek Distribution Management CBT. Retek Distribution Management Version 6.0 and Retek Distribution Management CBT were both completed during 1998. Retek Distribution Management 7.0 was in an early state of development as of the acquisition date and was completed during the second quarter of 1999, incurring costs of approximately $900,000 to reach technological feasibility.

     We used an independent appraisal firm to assist us with our valuation of the fair market value of the purchased assets. Fair market value is defined as the estimated amount at which an asset might be expected to be exchanged between a willing buyer and willing seller assuming the buyer continues to use the assets in its current operations. We provided assumptions by product line of revenue, cost of goods sold and operating expense to the appraiser to assist in the valuation. The appraisal considered three traditional approaches to valuation: the cost approach, the market approach and the income approach.

     With respect to the forecasted earnings provided to the appraiser, Retek Logistics forecast slightly higher revenue growth rates as long as it continues to meet market demands with new releases each year. These higher growth rates reflect Retek Logistics' expectation of greater market acceptance with the release of its Oracle-based platform, as well as improvements incorporated into Retek Distribution Management Versions 6 and 7. Retek Logistics forecast that gross margins would remain consistent relative to prior years. Retek Logistics also forecast that its current operating expense levels would increase only moderately in absolute dollars and, as a result, earnings before interest and taxes were expected to increase in later years. We believe these growth expectations are reasonable if new product versions are offered according to schedule. The statements regarding our expectations are forward looking statements, which are subject to risks and uncertainties. Actual results may differ materially from those anticipated. The important factors that could cause actual results to differ include those discussed elsewhere in this prospectus.

     With respect to the discount rates used in the valuation approach, the incomplete technology represents a mix of near and mid-term prospects for the business and imparts a level of uncertainty to its prospects. It is the nature of the business to be constantly developing new software for future product releases. A reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to these inherent risks. As a result, the earnings associated with incomplete technology were discounted at a rate of 40% based upon the methodologies described in the next paragraph.


     Because Retek Logistics did not have short-term or long-term debt as of the date of acquisition, the Moody's seasoned Baa rate for March 31, 1998 was used as the cost of debt. The Capital Asset Pricing Model was used to determine the cost of equity. It combines a risk free rate of return with an equity risk premium multiplied by a factor, referred to as Beta, which is based on the performance of common stock prices of similar publicly traded companies. Employing these data, the discount rate attributable to the business was 30%, which was used for valuing completed technology. Since incomplete technology represents a mix of near and mid-term prospects for the business and imparts a certain level of uncertainty and would require a higher return than completed technology, the valuation report prepared by the appraiser suggests that a rate of 40% be ascribed to the excess earnings of incomplete technology.


     Acquisition related amortization of intangibles. In connection with the purchase of Retek Logistics, the application of the purchase method for the acquisition resulted in an excess of cost over net assets acquired of approximately $6.6 million, of which $4.8 million was allocated to intangibles and $1.8 million was allocated to in-process research and development. In conjunction with the purchase, we recorded various intangible assets, which are being amortized over estimated useful lives ranging from three to five years. In connection with the acquisition of Retek Logistics, HNC has a contingent obligation to issue additional shares of HNC common stock upon the achievement of certain financial objectives during 1999. This consideration will not be reflected in our financial position in the future.

     Income tax (benefit) provision. The income tax benefit of $815,000 in 1996 was primarily attributable to the recognition of a $1.3 million deferred tax asset based on anticipated future utilization of all of the remaining net operating loss carryforwards, research and development credit carryforwards and foreign tax credit carryforwards. A portion of the deferred tax asset had previously been offset by a valuation allowance in the amount of $121,000. Based on pre-tax income generated in the third and fourth quarters of fiscal 1996 and estimates of future taxable income, our assessment was that it was more likely than not that we would realize the deferred tax assets in future periods. Therefore, we released the valuation allowance provided on the deferred tax assets during the fourth quarter of 1996.


     The 1997 income tax provision of $3.2 million includes the effect of the anticipated future realization of research and development tax credits generated during the year. The 1998 income tax provision of $4.2 million includes the tax effects of the non-deductible, one-time write-off of in-process research and development related to the purchase of Retek Logistics. Other items effecting the tax provision primarily relate to the anticipated future realization of research and development tax credits generated during the year.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth a summary of our unaudited quarterly operating results for each of the six quarters in the period ended June 30, 1999. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our combined financial statements and related notes beginning on page F-1. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                THREE MONTHS ENDED
                                           ------------------------------------------------------------
                                                            1998                            1999
                                           ---------------------------------------   ------------------
                                           MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30
                                           --------   -------   --------   -------   --------   -------
Revenue:
  License and maintenance................  $ 9,032    $10,815   $11,066    $11,840   $11,658    $15,656
  Services and other.....................    2,109      3,357     3,450      3,364     4,989      5,387
                                           -------    -------   -------    -------   -------    -------
     Total revenue.......................   11,141     14,172    14,516     15,204    16,647     21,043
                                           -------    -------   -------    -------   -------    -------
Cost of revenue:
  License and maintenance................      636      1,179     1,260      1,274     1,404      1,854
  Services and other.....................    1,299      2,598     3,069      2,537     2,885      4,577
                                           -------    -------   -------    -------   -------    -------
     Total cost of revenue...............    1,935      3,777     4,329      3,811     4,289      6,431
                                           -------    -------   -------    -------   -------    -------
Gross profit.............................    9,206     10,395    10,187     11,393    12,358     14,612
                                           -------    -------   -------    -------   -------    -------
Operating expenses:
  Research and development...............    2,896      3,170     3,235      3,617     4,277      5,460
  Sales and marketing....................    3,355      3,666     3,242      3,812     3,818      4,556
  General and administrative.............    1,014      1,103       877        927     1,188      1,363
  Acquired in-process research and
     development.........................    1,750         --        --         --        --         --
  Acquisition related
     amortization of intangibles.........       --        143       143        143       258        258
                                           -------    -------   -------    -------   -------    -------
     Total operating expenses............    9,015      8,082     7,497      8,499     9,541     11,637
                                           -------    -------   -------    -------   -------    -------
Operating income.........................      191      2,313     2,690      2,894     2,817      2,975
Other income (expense), net..............       --         --        19         (8)       16         (2)
                                           -------    -------   -------    -------   -------    -------
Income before income tax provision.......      191      2,313     2,709      2,886     2,833      2,973
Income tax provision.....................       79      1,857     1,106      1,179     1,145      1,201
                                           -------    -------   -------    -------   -------    -------
Net income...............................  $   112    $   456   $ 1,603    $ 1,707   $ 1,688    $ 1,772
                                           =======    =======   =======    =======   =======    =======
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  License and maintenance................       81%        76%       76%        78%       70%        74%
  Services and other.....................       19         24        24         22        30         26
                                           -------    -------   -------    -------   -------    -------
     Total revenue.......................      100        100       100        100       100        100
                                           -------    -------   -------    -------   -------    -------
Cost of revenue:
  License and maintenance................        6          8         9          8         8          9
  Services and other.....................       12         18        21         17        17         22
                                           -------    -------   -------    -------   -------    -------
     Total cost of revenue...............       18         26        30         25        25         31
                                           -------    -------   -------    -------   -------    -------
Gross margin.............................       82%        74%       70%        75%       75%        69%
                                           -------    -------   -------    -------   -------    -------

                                                                THREE MONTHS ENDED
                                           ------------------------------------------------------------
                                                            1998                            1999
                                           ---------------------------------------   ------------------
                                           MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30
                                           --------   -------   --------   -------   --------   -------
AS A PERCENTAGE OF TOTAL REVENUES
Operating expenses:
  Research and development...............       26%        22%       22%        24%       26%        26%
  Sales and marketing....................       30         27        22         25        23         22
  General and administrative.............        9          8         6          6         7          6
  Acquired in-process research and
     development.........................       15         --        --         --        --         --
  Acquisition related
     amortization of intangibles.........       --          1         1          1         2          1
                                           -------    -------   -------    -------   -------    -------
     Total operating expenses............       80         58        51         56        58         55
                                           -------    -------   -------    -------   -------    -------
Operating income.........................        2         16        19         19        17         14
Other income (expense), net..............       --         --        --         --        --         --
                                           -------    -------   -------    -------   -------    -------
Income before income tax provision.......        2         16        19         19        17         14
Income tax provision.....................        1         13         8          8         7          6
                                           -------    -------   -------    -------   -------    -------
Net income...............................        1%         3%       11%        11%       10%         8%
                                           =======    =======   =======    =======   =======    =======


     In general, the trends identified in the six months and annual comparisons apply to the quarterly results of operation, with the following exceptions:

     - Quarter-over-quarter revenue growth from the first quarter to the second quarter in each of 1998 and 1999 was significantly greater than the quarter to quarter growth in each of the other quarters. This was a result of the Oracle fiscal year-end in May, which results in greater sales of Oracle Retail(TM) solutions in our second fiscal quarter.

     - Cost of services and other revenue as a percentage of services and other revenue increased significantly in the third quarter of 1998 as a result of additional third party costs incurred to complete a large consulting project.

     - Net income increased in each of the six quarters shown except for the change from the fourth quarter of 1998 to the first quarter of 1999. This change was a result of an increase in research and development expenses resulting from vertical expansion into the grocery and consumer direct sectors and acquisition-related amortization expenses.

     Retek has been successful in recruiting employees in all functional areas in order to support the acquisition of new customers and the ongoing care for our existing customer base. This staffing growth has been the key component of the quarterly operating expense growth, and will be a significant component of our future growth potential.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through funding from HNC in the form of intercompany advances. At June 30, 1999, we had $930,000 in cash and cash equivalents.


     Net cash provided by operating activities was $734,000 in 1996, $3.8 million in 1997, $885,000 in 1998 and $1.3 million for the six months ended June 30, 1999. Sources of cash for each period resulted primarily from net income generated in those periods. Uses of cash during these periods were principally from increases in accounts receivable, which were partially offset by an increase in the bad debt provision in 1998. This change in bad debt provision is primarily attributable to the increase in accounts receivable due to increased sales volume and reserving for specific customer accounts.

     Net cash used in investing activities was $281,000 in 1996, $3.1 million in 1997, $2.4 million in 1998 and $2.8 million for the six months ended June 30, 1999. The uses of cash during these periods were attributable to the acquisition of capital assets, primarily computer equipment and leasehold improvements.


     Net cash provided by financing activities was $486,000 in 1996 and $294,000 in 1997. Net cash used by financing activities was $547,000 in 1998. Net cash provided by financing activities was $2.0 million for the six months ended June 30, 1999. Net cash provided by financing activities included $1,950,000 in borrowings from HNC in 1996, and $5,467,000 in borrowings from HNC and $5,173,000 in repayments to HNC in 1997. Net cash used by financing activities included $41,747,000 in borrowings from HNC and $42,294,000 in repayments to HNC in 1998. Net cash provided by financing activities included $28,656,000 in borrowings from HNC and $26,673,000 in repayments to HNC for the six months ended June 30, 1999.


     Deferred revenue consists principally of the unrecognized portion of revenue received under maintenance service agreements. This revenue is recognized ratably over the term of the service agreement. Deferred revenue was $2.6 million at June 30, 1999.


     We believe that the net proceeds from this offering, less the repayment of intercompany debt to HNC, which is approximately $8,000,000 at this time, together with our current cash and cash equivalents and net cash provided by operating activities, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. As a result, HNC will no longer be a source of funding for operating activities. Management intends to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.



     A portion of our cash could also be used to acquire or invest in complementary businesses or products or otherwise to obtain the right to use complementary technologies or data. We regularly evaluate, in the ordinary course of business, potential acquisitions of such businesses, products, technologies or data. On October 13, 1999, Retek Information Systems exercised an option to purchase all of the outstanding capital stock of WebTrak Limited. WebTrak owns the WebTrak Critical Path and Portfolio Private Label products that we currently distribute. In connection with the purchase of WebTrak, Retek Information Systems currently anticipates issuing to the current WebTrak shareholders notes, due on November 26, 1999, in the principal amount of approximately $5.33 million and a note, due on November 26, 1999, in the principal amount of approximately $2.67 million, which may at the option of the holder of the note be converted at the time of repayment into the number of shares of our common stock equal to the principal amount of the note divided by the initial public offering price of our common stock in this offering. The option to convert this note into shares of our common stock is conditioned on the completion of the offering and the ability to issue the shares under applicable securities laws. None of these notes bear interest.



     We have no other current plans, agreements or commitments relating to potential acquisitions, and are not currently engaged in any negotiations with respect to any other transaction. In addition, our ability to enter into any acquisition of a business or assets may be limited if the distribution is completed by HNC and under the terms of the corporate rights agreement. For further information regarding these limitations, see "Certain
Transactions -- Separation Agreement -- Covenants and indemnification regarding the distribution" beginning on page 61 and "Corporate Rights
Agreement -- Corporate governance" beginning on page 63.



     Pursuant to an agreement between HNC and us, until two years, and possibly longer, after the distribution, our ability to issue common stock in connection with acquisitions, offerings or otherwise will be limited.

YEAR 2000 COMPLIANCE

Background of Year 2000 Issues

     Many currently installed computer and communications systems and software products are unable to distinguish 21st century dates from 20th century dates. This situation could result in system failures or miscalculations causing disruptions in the operations of any business. As a result, many companies' software and computer and communications systems may need to be upgraded or replaced to comply with these Year 2000 requirements.

Customer Representations and Warranties

     Since September 1997, we have generally represented and warranted to our customers in our software license agreements that the occurrence of the date January 1, 2000 and any related leap-year issues will not cause our products to fail to operate properly. In some cases, this warranty includes representations regarding the ability of our product to store, display, calculate, compute and otherwise process date-related data. Our warranty generally applies only to our products and excludes failures resulting from the combination of our products with other software or hardware or from the use of our software in a manner not in accordance with the related documentation. If we breach this warranty, remedies in most cases may include commercially reasonable efforts to replace the software and to advise the customer how to achieve substantially the same functionality through different procedures, as well as payment of monetary damages.

Our Product Testing and Licensing

     We have tested all of our software for Year 2000 compliance. We derived our testing method from our review and analysis of the Year 2000 testing practices of other software vendors, relevant industry Year 2000 compliance standards and the specific functionality and operating environment of our products. The tests are run on all supported platforms for each release and include testing for date calculation and internal storage of date information with test numbers starting in 1999 and going over the Year 2000 boundary. Based on these tests, we believe our products to be Year 2000 compliant with respect to date calculations and internal storage of date information.

Interaction of our Products with Third-Party Software


     Our products contain, operate with and depend on third party code that we may not be able to independently verify is Year 2000 compliant. The majority of our products interface with and depend on Oracle's development tools. Oracle has indicated that the version of their products on which current versions of our software solutions depend is Year 2000 compliant, but Oracle has made no similar statement regarding earlier versions of its products. Our software solutions also contain and depend on software licensed to us by Lucent, MicroStrategy and HNC. Each of these companies has made, either orally to us or to the public generally, representations that its licensed code is Year 2000 compliant. We have been able to verify, in connection with Year 2000 compliance testing of our products, the validity of these representations. We will not purchase software from third-parties that do not provide adequate assurances regarding their Year 2000 compliance. Finally, our products also interact with external sources, including other software programs and operating systems, which may not be Year 2000 compliant or which may not provide date data to our products in a manner that is Year 2000 compliant. Any interaction with third-party software that is not Year 2000 compliant could cause our products to fail to properly operate or to properly process date information.


Our Internal Systems

     Although we do not have a formal contingency plan to address Year 2000 issues, we have assessed our internal risks associated with the Year 2000 issue and concluded that these are minimal. We have inventoried our internal software and hardware systems, as well as products and services provided by third-party vendors. These systems include those related to product delivery, customer service, internal and external communications, accounting and payroll, which we consider critical areas of our business. We have obtained vendor certification for the majority of our third-party systems and have developed a detailed risk assessment and action plan that includes testing of both critical systems and systems for which no certification has been obtained.

Costs of Addressing Year 2000 Compliance

     To date, our costs to address Year 2000 compliance have not been significant. Based on our preliminary evaluations, we do not believe we will incur significant operating expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant. We estimate that the total costs will be less than $100,000. However, significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. Any Year 2000 compliance problem experienced by us or our customers could decrease demand for our products, which could seriously harm our business and operating results.

Risks of Year 2000 Issues

     We are considering potential worst case Year 2000 scenarios that address issues arising from noncompliance by our customers, suppliers or internal operating systems. Although our Year 2000 compliance project will strive to uncover significant noncompliance issues, in the worst case not all Year 2000 problems may be uncovered by the Year 2000, which would harm our business. However, we believe that our most probable worst case scenario is more likely to arise from our customers' and vendors' inability to become Year 2000 compliant than from our failure to bring our products into compliance. As a result, our supply chain and revenue could be harmed.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of FAS 133 is not expected to have a significant impact on our combined financial position or results of operations.

     In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. The adoption of SOP 98-9 is not expected to have a significant impact on our combined financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     The following discusses our exposure to market risk related to changes in interest rates, foreign currency exchange rates and equity prices.

Interest Rate Risk


     At June 30, 1999, we had $930,000 in cash and cash equivalents, which consisted entirely of cash operating accounts. A decrease in market rates would have no material effect on the value of these assets. We have no short- or long-term debt, therefore, an increase in market rates would not directly affect our financial results.


Foreign Currency Exchange Rate Risk

     We develop products in the United States and sell in North America, Asia and Europe. As a result, our financial results could be affected by various factors, including changes in foreign currency exchange rates or weak economic conditions in foreign markets. Our foreign currency risks are mitigated principally by contracting primarily in US dollars and maintaining only nominal foreign currency cash balances. Working funds necessary to facilitate the short-term operations of our subsidiaries are kept in local currencies in which they do business, with excess funds transferred to our offices in the United States. Approximately 22% and 25% of our total sales were denominated in currencies other than the US dollar for the year ended December 31, 1998 and the six months ended June 30, 1999.

Equity Price Risk

     We do not own any equity investments. Therefore, we are not currently exposed to any direct equity price risk.

Impact of European Monetary Conversion

     We are aware of the issues associated with the changes in Europe resulting from the formation of a European economic and monetary union, or EMU. One change resulting from this union required EMU member states to irrevocably fix their respective currencies to a new currency, the euro, as of January 1, 1999, at which date the euro became a functional legal currency of these countries. Through December 31, 2002, business in the EMU member states will be conducted in both the existing national currency, such as the French franc or the Deutsche mark, and the euro. As a result, companies operating or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the euro. We are still assessing the impact that conversion to the euro will have on our internal systems, the sale of our solutions and the European and global economies. We will take appropriate corrective actions based on the results of our assessment. We have not yet determined the cost related to addressing this issue although we do not expect these costs to be significant.

                                    BUSINESS

RETEK OVERVIEW


     We are a leading provider of web-based, business-to-business software solutions for retailers and their trading partners. Our software offers a retail focused solution that incorporates technology that can predict customer demand and behavior, which we refer to as predictive technology. Our software solutions enable retailers to use the Internet to communicate and collaborate efficiently with their suppliers, distributors, wholesalers, logistics providers, brokers, transportation companies, consolidators and manufacturers. We seek to enhance the ability of retailers to interact with their supply chain by introducing Retail.com, which we believe will be the first electronic commerce network providing collaborative business-to-business software solutions to the retail industry.



     We market our software solutions through our direct and indirect sales channels primarily to retailers who sell to their customers via traditional retail stores, catalogs and/or web store fronts. To date we have licensed our solutions across a variety of retail industry sectors to over 100 retailers, including AnnTaylor, Brooks Brothers, Disney Stores, Eckerd, Hallmark, Internet Shopping Network and Lancome USA. These listed customers represent a cross section of our customers that have agreed to purchase at least $100,000 of our software solutions, but they should not be considered to be actively endorsing or promoting our solutions. We expect our Retail.com network offering to extend our target market by making our solutions available to small and mid-sized retailers and their trading partners.


INDUSTRY BACKGROUND


     According to Euromonitor, worldwide retailer-to-consumer sales exceeded $6.5 trillion in 1997. We estimate that the market for business-to-business commerce is even larger than retailer-to-customer sales, and involves, according to Dun & Bradstreet, over 3 million retail, wholesale and supplier organizations operating in the global marketplace, with sales, distribution and manufacturing typically involving multiple organizations in many countries.



     We believe the Internet is beginning to change the way this market operates. Not only does the Internet provide a new distribution channel for conducting commerce with customers, it provides an even larger opportunity for retail businesses to communicate and transact commerce with their supply chain. According to Forrester Research, business-to-business electronic commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. The market for software solutions for business-to-business electronic commerce is estimated by Forrester Research to grow from $171 million in 1998 to $3.1 billion in 2002, a market that is estimated to be more than five times the size of the business-to-consumer electronic commerce software market.


     By providing a means for streamlining and making more efficient the process of collaboration between trading partners, the Internet can facilitate better decision-making and help reduce the transaction costs of business-to-business commerce. For example, the Internet enables:

     - Real-time collaboration among organizations on production priorities. This means that retailers can identify today's sale trends at the point-of-sale and use this information to direct production priorities in the manufacturing facility. Retailers can use this information to reduce production of products that are in lesser demand and eliminate the cost of manufacturing, moving, holding and eventually marking down the price of these products.

     - Collaboration on the design of new products in "virtual design studios." By giving all parties involved in the design process real-time input and access to information, the Internet can reduce the time-to-market for new product offerings and help increase the likelihood of developing a product offering that is responsive to specific customer needs.

     - Real-time communication among all members of the supply chain. This means that new information from one part of the supply chain can be easily communicated throughout the chain. A delay in a scheduled delivery can, for instance, be quickly announced and broadly disseminated. Actions to address the delay can then be quickly implemented. This real-time communication helps reduce the disruption and costs that arise when new information must be incorporated among a diverse and disparate supply chain.

     Most large and mid-sized retailers have historically relied upon custom-built systems, typically developed internally, to manage their interactions with trading partners. Many of these systems use 1970s mainframe technology, are not web-based, and do not permit collaboration among members of the supply chain. More recently, retailers have begun to purchase packaged solutions with a specific retail industry focus. These products typically lack the scalability required by larger retailers and are not web-based. Enterprise resource planning systems have also been adopted on a limited scale. These complex systems are expensive to implement and maintain, typically lack the scalability required by retailers, and do not have a specific retail industry focus. Recently introduced business-to-business electronic commerce products do not offer specific retail industry focus and typically lack the scalability required by retailers.


     We believe that a market opportunity exists to provide retailers with a business-to-business software solution that is web-based, collaborative and designed specifically for the retail industry. This solution should be easy-to-use, leverage a retailer's existing investments in information technology and be flexible enough to meet the specific needs of a particular retail sector, such as fashion, mass merchandise, grocery and drug stores. In addition, the solution should be highly scalable to process and analyze vast amounts of customer sales and supplier performance data unique to the retail industry.


RETEK SOLUTION

     We have developed and deployed web-based, business-to-business software solutions that enable retailers to manage the entire retail supply chain. The key features of our software solutions are:

     - Collaborative retail supply chain. Our solutions electronically link retailers with their trading partners to facilitate collaboration across all aspects of the supply chain, from the initial prediction of customer demand through product design and manufacturing to inventory management. We believe that by facilitating this collaboration, we will enable retailers to reduce unnecessary costs and time-to-market, while increasing product quality and improving margins.

     - Robust, predictive and analytic technologies. Our solutions provide advanced predictive tools to process and analyze the vast amounts of data available to retailers. Our unique, proprietary technologies enable retailers to identify patterns in data that may not otherwise be visible. This information helps our customers reduce inventories, increase marketing effectiveness and improve customer satisfaction.

     - Web-based, easy-to-use and rapidly deployable solutions. Our web-based software solutions are easy to use and rapidly deployable. Retailers and their trading partners can access our software from any desktop with a web interface, and our software can be made available to all employees. Furthermore, because our software solutions are web-based, their deployment can reduce capital infrastructure and maintenance costs.

     - Highly scalable and retail sector focused. Our web-based solutions are built specifically to address the unique scalability requirements of the retail industry. In addition, we have developed solutions that meet the specific requirements of particular retail sectors, including fashion, mass merchandise, grocery and drug stores.

STRATEGY


     Our objective is to be the leading provider of web-based, business-to-business software solutions for retailers and their trading partners. As the retail supply chain evolves into an electronic network, we seek to further enable our customers to better manage, organize and drive efficiencies through this network. Key elements of our strategy include:



     - Extending our web-based, business-to-business collaborative software solution, principally through the introduction of our Retail.com network. By leveraging our technological advantages, customer base and retail expertise, we intend to make Retail.com the electronic commerce network for business-to-business commerce among retailers and their trading partners. Retail.com is designed to provide a single point of access for all members of the retail supply chain and offer a broad range of software solutions that enable a rich and collaborative information exchange between retailers and their trading partners. This web-based, retail focused, business-to-business software solution permits interactive collaboration on the wide range of supply and demand chain issues that retailers encounter.


     - Introducing existing customers to a broader offering of our software solutions. We intend to expand the use of our products within existing client accounts. We have sold our software solutions products to more than 100 retailers, primarily large companies, across a range of retail sectors. We intend to further penetrate these accounts by cross-selling our other software solutions or suites of software solutions, all of which are independently deployable, and by introducing clients to the new collaborative software solution offering at Retail.com.

     - Leveraging our experience in retail. We will continue to leverage our expertise in providing solutions to retailers. We have developed and deployed software solutions designed specifically for retailers since our formation. Our solutions address the need of retailers to process and track the millions of transactions they complete with their consumers and to communicate and transact business with their large, geographically diverse supply chain members. This focus on the retail industry permits us to constantly update and expand our offerings and to effectively develop new technologies to address the specific needs of the retail industry.

     - Expanding our relationship with implementation and hosting partners. We have established relationships with large, international system integrators and consulting firms, such as Andersen Consulting and KPMG. These firms provide sales leads, implementation expertise and valuable third party endorsement of our software solutions. We plan to expand these relationships to increase our capacity to sell and implement our solutions. Systems integrators and consulting firms have a strong influence on software purchasing decisions within large companies, and they are increasingly seeking web-based collaborative software solutions that allow them to satisfy their clients' needs more rapidly than they can through customized product development. In addition, we intend to continue to offer our software solutions through web-based applications service providers for retailers that want a third party to host their solutions. We believe that the application service provider option will be particularly attractive to pure electronic commerce retail companies, as well as to small and mid-sized retailers that typically have limited internal information technology resources.

     - Extending our technological leadership. We intend to increase our technological and product leadership by enhancing our products' core functionality and high performance analytic features. We believe that our software solutions, derived from the proprietary analytic and predictive technology of HNC and enhanced by our research scientists, provide us with a first mover advantage and an essential basis for the comprehensive Internet solution of Retail.com. We intend to continue to devote substantial resources to the development of new and innovative web-based products for business-to-business retail solutions and to continue to incorporate emerging web technologies. In addition, by implementing and actively promoting new industry standards, we intend to facilitate widespread adoption of our solutions by retailers.

RETEK PRODUCTS

     We have developed and deployed web-based, business-to-business software solutions that address the entire retail operation. Our software solutions allow retailers to effectively manage their demand and supply chain processes, getting the right product in the right place at the right time at the right price. Our principal software solutions consist of four integrated, but independently deployable, components, which are accessed via a web browser and can be hosted by an individual organization or applications service provider.

TRANSACTION SOLUTION

     Our Transaction Solution is a core suite of retail business applications providing comprehensive operational management tools. This suite of software solutions provides the foundation of operational support and process execution across the retail enterprise, with the scalability needed to support the mission-critical operations of many of the world's large retailers. The web-based design of these solutions helps reduce the cost of supporting store employees, while improving customer service. In addition, our Transaction Solution is designed to ensure the integrity of the data used by our decision support and predictive solutions.

----------------------------------------------------------------------------------------------
            PRODUCTS                                        FEATURES
----------------------------------------------------------------------------------------------
 Retek Merchandising System       -  Provides the core inventory control and merchandise
                                     management functions that support the retail process
 Retek Trade Management           -  Enables retailers to manage the global import process
 Retek Distribution Management    -  Automates the entire warehousing process
 Retek Store Operations           -  Electronically links store employees to corporate data
                                     through radio-frequency hand-held devices and high-speed
                                     intranets
----------------------------------------------------------------------------------------------

DECISION SUPPORT SOLUTION

     Our Decision Support Solution is a suite of job-specific data analysis and exception management tools. This suite of software solutions supports flexible, multidimensional access to built-in, retail-specific performance measures. Retailers can analyze large volumes of customer sales and supplier performance data by using the packaged data warehouse software, which allows rapid deployment and return on investment. This suite of solutions generates rule-based reports that highlight unusual or novel information, permitting retailers to develop business solutions quickly.

----------------------------------------------------------------------------------------------
            PRODUCTS                                        FEATURES
----------------------------------------------------------------------------------------------
 Retek Data Warehouse             -  Provides flexible, job-specific tools to assist retailers in utilizing and analyzing their data to effectively
                                     manage their business and share key information with
                                     suppliers
 Active Retail Intelligence       -  Generates and distributes rule-based exception reports
                                     and enables responses, including automated responses, to
                                     the exceptions to produce rapid resolution of performance
                                     problems
----------------------------------------------------------------------------------------------

PREDICTIVE SOLUTION

     Our Predictive Solution is a suite of predictive technologies designed to analyze the huge volume of customer sales and supplier performance data, optimizing the demand and supply chains to minimize inventory costs and maximize sales. By applying advanced algorithms to the mass of data processed by retailers each day, our Predictive Solution is able to identify high value information which supports one-to-one customer marketing, helps manage customer relationships and optimize supply chain management. Analysis of the combinations of products bought in each retail customer transaction can assist retailers in identifying opportunities for increasing sales and the effectiveness of promotions and reducing the cost of mark-downs and unnecessary inventory.

----------------------------------------------------------------------------------------------
            PRODUCTS                                        FEATURES
----------------------------------------------------------------------------------------------
 Retek Behavior Profiler          -  Enables retailers to cluster and segment their customer and market basket data, uncovering meaningful and
                                     valuable relationships between products and customers
 Retek Demand Forecasting         -  Moves beyond traditional time-series techniques to tie
                                     events and causal factors, such as promotions, to daily
                                     forecasts of individual product demand at each store or
                                     selling channel
 Retek Replenishment              -  Uses optimization and simulation techniques to set up and
   Optimization                      maintain efficient inventory replenishment systems
----------------------------------------------------------------------------------------------

BUSINESS-TO-BUSINESS COLLABORATIVE SOLUTION


     Our Business-to-Business Collaborative Solution is a suite of software solutions that supports specific retail business processes and that will be provided on Retail.com, a business-to-business electronic commerce network that we began operating on September 26, 1999. We believe that Retail.com will be the first electronic commerce network for the retail trading community. The network is designed to provide a single point of access for all members of the retail supply chain and offer a broad range of software solutions that enable a rich and collaborative information exchange between retailers and their trading partners.



     Our Retail.com solution is designed to allow organizations to increase the speed and effectiveness of complex processes by providing a new collaborative approach to traditional retail challenges. We currently offer critical path and event tracking software solutions to all members of our Retail.com network. We intend to launch additional software solutions and new services on our Retail.com network, including retail specific news services and communication forums to facilitate the exchange of information among retailers and their trading partners. These additional software solutions and services are designed to increase revenue as well as the utility and attractiveness to retailers of the Retail.com network. Using this solution, which is available for immediate use with no implementation, support or hardware costs, retailers can quickly improve performance and reduce costs.


----------------------------------------------------------------------------------------------
            PRODUCTS                                        FEATURES
----------------------------------------------------------------------------------------------
 WebTrak Critical Path            -  Enables users to publish and share a critical path on the
                                     Internet, effectively shortening time scales and reducing
                                     costs
 Portfolio Private Label          -  Allows web-based collaboration to improve the new product design and development process
----------------------------------------------------------------------------------------------

RETEK SERVICES

     We provide our customers with implementation and product support services, conduct customer sponsored research and development and, on occasion, assist in customizing our products to a client's specific needs. Our services range from technical and implementation support to business benefit realization consulting, which assists retailers in utilizing our software solutions to optimize their potential benefits. We offer high-quality, timely, technical support to customers via phone, e-mail and the Internet. Additionally, we publish online versions or manuals, release notes and updates to existing documentation. We provide a number of training programs in the United States. Courses cover topics such as technical architecture, business use of the merchandizing functionality and development standards and methodology.

CUSTOMERS

     We market our software solutions primarily to retailers who sell to their customers via traditional retail stores, catalogs and/or web store fronts. Historically, we have focused on organizations with gross sales in excess of $500 million a year. We market across all formats of retailing, including fashion, department stores, catalog and consumer direct, specialty retailers, mass merchandise retailers and grocery, drug and convenience stores. We expect the recent launch of our Retail.com network to extend our target market, allowing small and mid-sized retailers and suppliers of all sizes to take advantage of our solutions.


     The following is a representative list of companies that have agreed to purchase at least $100,000 of our products and services. We do not intend the identification of these customers to imply that these customers are actively endorsing or promoting our products.



FASHION RETAILERS                          SPECIALTY RETAILERS
  AnnTaylor                                Chapters
  BHS                                        Container Store
  Brooks Brothers                            Cracker Barrel
  Mothercare                                 Disney Stores
  Reitmans                                   Hallmark
  Stage Stores                               Lancome USA
                                             Zale Corporation
DEPARTMENT STORES                          MASS MERCHANDISE RETAILERS
  El Palacio                               Family Dollar
  Hudson's Bay Company                       Pamida
  Selfridges                                 ShopKo
GROCERY, DRUG & CONVENIENCE STORES         CATALOG AND CONSUMER DIRECT
  Circle K, USA                            Home Shopping Network
  Eckerd                                     Internet Shopping Network
  Matahari                                   Littlewoods
  The Northwest Company
  NTUC Fairprice
  RiteAid


SELECTED CUSTOMER APPLICATIONS

     The following examples span the full range of our software solutions and illustrate how organizations are relying on us to provide high-value retail solutions for their businesses.

      CUSTOMER                                 APPLICATIONS
Lancome USA            Lancome USA, a leader in prestige perfume, skin care and
                       cosmetics, has been using Retek Demand Forecasting to
                       optimize the allocation of its 800 stock keeping units,
                       commonly known as SKUs, in the stores on its Vendor Managed
                       Inventory program. Since the deployment of this application,
                       Lancome estimates that it has been able to drastically
                       decrease out-of-stock items from levels as high as 12% down to 2.5% (some key products have been reduced to below 1%), driving up sales and customer service, without increasing
                       overall inventory cost.

      CUSTOMER                                 APPLICATIONS
Home Shopping Network  Home Shopping Network pioneered the electronic retailing industry in 1977. Its live 24-hour programming reaches 70
                       million U.S. households through broadcast, cable and
                       satellite dishes. HSN continued its tradition of innovation in 1998 with the launch of Short Shopping, a division which produces direct selling commercials for various broadcasting partners. HSN holds interests in shopping channels in
                       Germany and Japan; and produces Home Shopping en Espanol, a joint venture with Univision. HSN has been designated the
                       official electronic retailer for Times Square 2000. HSN has annual revenues in excess of $1 billion. With the
                       implementation of the Retek Merchandising System, HSN
                       expects to attain tangible benefits by standardizing the
                       streamlining business processes across divisions and by
                       reducing lead times in their supply chain.
Reitmans               Canada-based women's wear retailer Reitmans (Canada), Ltd.
                       watched its profits increase after undergoing a major
                       systems overhaul, including implementing the Retek
                       Merchandising System. In the first six months of 1999,
                       Reitmans saw a profit of $17.5 million, as opposed to profit of $9.7 million for the same period the year before.
                       Comparable store sales have increased as well. According to
                       President Jeremy Reitman, "significant increases in
                       comparable store sales, gross margin and operating profit
                       were achieved in each operating division."
Chapters               Chapters, Inc., Canada's largest book retailer, began using the Retek Merchandising System in 1997. Chapters now has 250
                       traditional Coles and SmithBooks mall stores, 63 Chapters
                       superstores and also manages several campus bookstores. With the implementation of our solutions, Chapters moved from two platforms to one integrated system. In addition to the
                       benefits of one point of data entry for all stores,
                       according to Chapters, it has also attained improved
                       in-stock position and greater efficiencies in inventory
                       management with our solution.
AnnTaylor              AnnTaylor, a U.S. fashion retailer with annual revenues of
                       $780 million and 360 stores, licensed the Retek
                       Merchandising System, Retek Demand Forecasting, Retek Active
                       Retail Intelligence, Retek Trade Management and Retek
                       Distribution Management. "We chose Retek because we wanted an integrated core merchandising solution," says Wollaston
                       Morin, AnnTaylor's Senior Vice President of Information
                       Services. "We currently have several systems patched
                       together so we really wanted a solution where all the pieces fit together seamlessly. Retek will give us this smooth
                       integration, we looked at a number of vendors, and felt that
                       Retek was the best fit."


TECHNOLOGY CHARACTERISTICS

     We seek to develop innovative software solutions by combining our retail industry and application knowledge and our strategy of partnering with technology market leaders. Although we make extensive use of a broad range of technologies, we take advantage of two key technologies:

     Web Architecture. The Oracle toolset provides us with a web-based, scalable foundation for our software solutions. By leveraging our applications framework into a unified architecture, we are able to focus on creating additional business functionality in our solutions, rather than building and maintaining complex infrastructure code. As a global alliance partner of Oracle, our core development team works very closely with the Oracle technology group to take advantage of the latest features of the 8i database, the developer toolset, and the advances being driven by the Oracle mobile computing group. In addition, our use of Sun Microsystems' Java programming language allows us to deliver software that is portable and efficient, as well as easy to internationalize and reconfigure.

     Predictive Algorithms. Our team of research scientists has expanded and tailored HNC's predictive technologies to fit the retail world. These technologies are able to analyze vast amounts of retail data, recognize and model complicated and sometimes subtle patterns, and apply these models to predicting and understanding the retail environment. Though the mathematics behind the predictive algorithms may be quite complex, software solutions that use them are carefully crafted to fit seamlessly into the retailers' business processes. These solutions enable retailers to optimize their supply chain, target store assortments, maximize advertising payback, minimize mark-downs and raise customer loyalty and satisfaction. The predictive algorithms we rely on to achieve these results include:

     - Hybrid Forecasting Models. The solution to many retail problems relies on good forecasting. Forecasting enhances such functions as store and warehouse replenishment, promotional planning, supplier collaboration, mark-down reduction, merchandise and assortment planning and labor scheduling. Our hybrid forecasting models were designed specifically for retail problems, and use hybrids of standard techniques, as well as internally developed methods. The models use hierarchical time series techniques, filtering techniques, regression-based causal forecasting, and exception management to provide a platform that may be applied to all of the previous functions.

     - Context Vectors. Context vectors can automatically categorize unstructured information, providing insight from a previously inaccessible data source. This allows our solutions to extract different dimensions from a retailer's data, allowing actionable information to be unlocked in the key areas of store profiling, single-customer transaction analysis and customer segmentation.

     - Simulation. Simulations are used to model systems that are too complex for basic mathematical algorithms. We use simulation to optimize store and warehouse replenishment. Unlike textbook generalizations and assumptions, the modeling provided by our solutions simulates the entire replenishment process, enabling us to optimize the variables that affect the replenishment process.


     In addition, we license the ACUMATE component software from Lucent to serve as a foundation for Retek Demand Forecasting and the DSS Web software from MicroStrategy to serve as a user-interface for Retek Data Warehouse. In each case, this third party software was selected by us because it has properties that are particularly appropriate to the function of the specific solution into which we have integrated it. Each of these licenses is non-exclusive, world-wide and royalty-based. Each license has a term of one year and renews automatically unless notice of termination is given by either party. The royalty we paid Lucent and MicroStrategy under these licenses was less than 1% of our total revenue in each of the 1998 fiscal year and the nine months ended September 30, 1999.


STRATEGIC ALLIANCES

     We have worked with Oracle to establish Oracle Retail(TM), which provides a single source of technology products, implementation services and support to target the world's largest retailers. Oracle Retail(TM) combines our solutions with Oracle's financial applications to provide customers with a scalable web-based solution for the retail industry worldwide. Oracle has established a dedicated sales team of approximately 30 employees to sell and market these products worldwide, in addition to the thousands of general sales representatives at Oracle who are knowledgeable about Oracle Retail(TM).


     We have developed strategic relationships with various system integrators who assist us with sales lead generation by recommending that their clients purchase our software solutions. Additionally, these system integrators provide a range of services to our customers, including project implementation services and first-line technical support. We have certified and trained approximately 650 consultants from our system integrators for the implementation and operation of our solutions. Some of our systems integration partners include Andersen Consulting, Deloitte & Touche, IBM, and KPMG.

     In addition to providing implementation and support services for our software solutions, Andersen Consulting has dedicated approximately 150 full-time consultants to help us in research and development and custom modifications. This allows us to rapidly expand our research and development efforts without the costs associated with internally hiring additional staff.

SALES, MARKETING AND DISTRIBUTION

     We market and sell our software solutions worldwide through a combination of a direct sales force, resellers and distributors. Our worldwide direct sales, marketing and business development organizations consisted of 68 individuals as of August 31, 1999.

     Our sales, marketing and distribution approaches are designed to help customers understand both the business and technical benefits of our software solutions. We conduct a variety of marketing programs worldwide to educate our target market, create awareness and generate leads for our solutions. To achieve these goals, we have engaged in marketing activities including e-business seminars, direct mailings, print and online advertising campaigns and trade shows. These programs are targeted at key information technology executives and business users, as well as chief information officers and other senior executives.

     Markets outside the United States are currently served by our direct sales offices in the United Kingdom, France, Germany, Australia, Japan and South Africa. In addition, we have established distribution relationships with CTC and KPMG, which distribute our software solutions in Japan and Australia, respectively.

RESEARCH AND DEVELOPMENT

     Our research and development group has been a critical component of our overall success. We believe that we have built a reputation for delivering on our solution commitments in a timely manner. As of August 31, 1999, the research and development group was comprised of 170 individuals in Cincinnati, Atlanta, and Minneapolis. In addition, we have developed close alliances with a number of consulting companies to provide additional staffing. These relationships allow us to increase our development capacity as quickly as necessary to address new market and product demand.

     The majority of our research and development group is organized around product offerings. Each of these groups is responsible for the product management processes, strategy and release path, delivery, and support of their respective applications. In addition to these groups, a centralized enterprise team within research and development is responsible for maintaining consistency across these products teams with respect to quality assurance and testing processes, documentation, application architecture, and methodology.

     The success of the research and development group is based on a consistent and well-defined development methodology. This methodology enables the delivery of high-quality products in a timely and predictable manner. It involves the traditional checkpoints of development processes such as business requirements, functional and technical specifications, unit, string and integration test plans, and regression analysis. In addition, we use a highly interactive review process to engage future users of the product in the product release cycle through iterative prototypes to ensure the application design goal is met.

     In addition to the predictable delivery cycles, speed to market is critical to our success. We believe that we have effectively used build, buy, and partner strategies over the past several years to expand our solution offering. The key in using each of these strategies is the consistency in the underlying technologies and an overall application architecture that allows modular design and development.

     Research and development expenses were $9.5 million in 1997, $12.9 million in 1998 and $9.7 million in the six months ended June 30, 1999. We believe that significant investments in research and development are required to remain competitive. As a consequence, we intend to continue to increase the absolute amount of our research and development expenses.


COMPETITION

     The market for business-to-business software solutions is new, intensely competitive and rapidly evolving. We expect competition to continue to increase both from existing competitors and new market entrants. We encounter current competition from a number of different sources, including such providers of supply chain software products as SAP, IBM, Manhattan and JDA Software Group, and, as we develop our global business-to-business electronic commerce network, we expect to face potential competition from business-to-business electronic commerce companies, including Ariba, Broadvision, Commerce One and i2 Technologies. We believe that our ability to compete depends on many factors both within and beyond our control, including:

     - the ease of use, performance, features, price and reliability of our solutions as compared to those of our competitors;

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us and our competitors;

     -  the quality of our customer service; and

     -  the effectiveness of our sales and marketing efforts.


     We believe that we currently compete favorably with respect to these factors. In particular, we believe that our products are better than those of our competitors in their ease of use, performance, features and reliability. In addition, we have in the past introduced new solutions and enhancements to our existing solutions in a more timely manner than our competitors. Our prices are generally higher than our competitors reflecting, we believe, the added value of our software solutions. Because the market for business-to-business software solutions is new, intensely competitive and rapidly evolving, we cannot assure you that we will maintain our competitive position against current and potential competitors, especially those with greater name recognition and greater financial, marketing, and other resources.


PROPRIETARY RIGHTS AND LICENSING


     Our success and ability to compete are dependent in part on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software under signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.



     We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our line of products to perform key functions. For example, we license the ACUMATE component software from Lucent and the DSS Web from MicroStrategy. In addition, we will enter into a technology license agreement with HNC, giving us a license to specified HNC predictive technology. If we are unable to continue to license any of this software, we will face delays in releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our current product. These delays, if they occur, could seriously harm our business.

     There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future software solutions infringe on their intellectual property. We expect that software product developers and providers of electronic commerce products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

LEGAL PROCEEDINGS


     From time to time we have been subject to legal proceedings and claims in the ordinary course of business, although we are not currently involved in any material legal proceedings.


EMPLOYEES

     At August 31, 1999, we had a total of 350 employees, 322 of whom were based in the United States and 28 of whom were based in Europe, Asia and Australia. Of the total, 170 were in research and development, 68 were engaged in sales, marketing and business development, 76 were engaged in consulting services, customer support and training, and 36 were in administration and finance. None of our employees are subject to a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES


     Our principal administrative, sales, marketing, and research and development facility occupies approximately 69,971 square feet in Minneapolis, Minnesota under a lease that expires on August 31, 2004. We also have regional offices located in Atlanta, Georgia, Chicago, Illinois, Cincinnati, Ohio, Australia, France and the United Kingdom. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors, and their ages as of July 31, 1999, are as follows:



NAME                                   AGE   POSITION
----                                   ---   --------
John Buchanan........................  42    Chairman, Chief Executive Officer and Director
Gordon Masson........................  44    President
John L. Goedert......................  34    Senior Vice President, Research & Development
Gregory A. Effertz...................  37    Vice President, Finance & Administration, Chief
                                             Financial Officer, Treasurer, Secretary and Director
David A. J. Bagley...................  34    Vice President, Product Strategy & Marketing
Victor Holysh........................  40    Vice President, Services
Duncan B. Angove.....................  33    Vice President, E-Business


     John Buchanan joined us in May 1995 and is currently our Chairman and Chief Executive Officer. From October 1991 to May 1995, he served as President of Transpacific Information Systems Inc., a technology investment company principally involved in introducing internationally developed software products into North America. Mr. Buchanan holds a Bachelor of Commerce degree in Accounting and Computer Systems from the University of Otago, New Zealand.


     Gordon Masson has been our President since July 1999. He served as our Senior Vice President, Sales since August 1995. Prior to joining Retek from 1983 to 1995, he was with Comshare, Inc., a decision support software company, serving most recently as Vice-President. Mr. Masson holds a BACC degree in Accounting and Law from Glasgow University and he is a certified chartered accountant.


     John L. Goedert joined us in June 1996 as our Senior Vice President, Research and Development. From 1987 to 1996, Mr. Goedert was with Andersen Consulting's Consumer Products Practice, specifically in retail and distribution, serving most recently as Senior Manager. Mr. Goedert holds a Bachelor of Business Administration in Finance from Iowa State University.

     Gregory A. Effertz joined us in March 1997 as our Vice President, Finance and Administration and Chief Financial Officer. From 1988 to 1997, Mr. Effertz was with American Paging, Inc., a paging service provider, serving most recently as Executive Director, Sales and Marketing, Corporate Controller and Treasurer. Mr. Effertz is a certified public accountant certificate holder and holds a Bachelor of Business Administration in Accounting and Management Information Systems from the University of Wisconsin -- Eau Claire.

     David A. J. Bagley joined us in May 1997 as Vice President, Services and is currently Vice President, Product Strategy and Marketing. From 1989 to 1997, Mr. Bagley was with Andersen Consulting's Consumer Products Practice, serving most recently as Senior Manager. Mr. Bagley holds a Master of Arts in Classics from St. Anne's College, Oxford University.

     Victor Holysh joined us in June 1998 as our Vice President, Services. Prior to joining us, Mr. Holysh was a partner at Sierra Systems Consultants, Inc. in Toronto, Canada, a systems integration and implementation firm. From 1988 to 1996, Mr. Holysh was with SFG Technologies Inc., a software and related services company for local government applications, where he served in several capacities, including Chief Financial Officer and Managing Director of SFG New Zealand. Mr. Holysh holds a Bachelor of Science in Computer Science and a Masters of Business Administration from the University of Toronto. He is a member of the Canadian Institute of Chartered Accountants and is a Certified Management Consultant.

     Duncan B. Angove joined us in September 1997 and is currently Vice President, E-Business. Prior to joining Retek from 1994 to 1997, he served as a consultant with Andersen Consulting's Consumer Products Practice, specifically in retail and distribution, and from 1991 to 1994 as Information Technology

Manager of TaiTai Retail Import Export, a furniture import/export company. Mr. Angove holds a BSC Economics degree from the University College London.

BOARD OF DIRECTORS


     Currently, our board of directors is made up of Mr. Buchanan and Mr. Effertz. Prior to the completion of this offering, Mr. Effertz will resign and our board of directors will have seven members. These members will include our chairman and chief executive officer, Mr. Buchanan, three individuals who are currently executive officers or directors of HNC, and three independent directors. Our board of directors will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three year terms and until their successors are elected or qualified. Each year, the directors of one class will stand for election as their terms of office expire. The Class I directors will have terms of office expiring in 2000; the Class II directors will have terms of office expiring in 2001; and the Class III directors will have terms of office expiring in 2002.


COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

     The responsibilities of the audit committee include recommending to the board of directors the independent public accountants to be selected to conduct the annual audit of our accounts; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of our internal auditing, accounting and financial controls with the independent public accountants and our financial and accounting staff. The members of the audit committee will be one independent director and one director appointed by HNC.

Compensation Committee


     The compensation committee is responsible for establishing compensation policies consistent with corporate objectives and stockholder interests. The compensation committee has responsibility for approving and/or recommending to the board of directors levels of compensation for our senior executives. The compensation committee also administers grants under the Company's stock-based and other performance-based incentive compensation plans and adopts and/or recommends to the board of directors new plans or changes in compensation programs. The compensation committee may not include any employee of Retek, HNC or any Retek subsidiary. The members of the compensation committee will be one independent director and one director appointed by HNC.



     The board of directors may establish other committees to facilitate the management of Retek.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our common stock is currently owned by HNC, and thus none of our officers or directors owns any of our common stock. To the extent our directors and officers own shares of HNC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of HNC common stock.

     The following table sets forth the number of shares of HNC common stock beneficially owned on June 30, 1999 by each director, each of the executive officers named in the Summary Compensation Table in the "-- Executive Compensation" section below, and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities. The total number of shares of HNC common stock outstanding as of June 30, 1999 was 24,064,061.


                                                                   SHARES OF HNC
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                  NAME OF BENEFICIAL OWNER                    NUMBER        PERCENTAGE
                  ------------------------                    ------        ----------
John Buchanan(1)............................................   64,440           *
Gordon Masson(2)............................................   29,710           *
John L. Goedert(3)..........................................   36,439           *
David A. J. Bagley(4).......................................   15,736           *
Gregory A. Effertz(5).......................................   15,414           *
All directors and executive officers as a group (seven
  persons)(6)...............................................  174,337           *


-------------------------
 *  Represents holdings of less than one percent.

(1) Includes 62,500 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.


(2) Includes 27,125 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.



(3) Represents shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.


(4) Includes 14,500 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.

(5) Includes 14,500 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.


(6) See notes 1 through 5. Also includes 5,313 shares issuable upon exercise of stock options held by Duncan B. Angove and 6,250 shares issuable upon exercise of stock options held by Victor Holysh exercisable within 60 days of June 30, 1999.


COMPENSATION COMMITTEE

     In the fiscal year ended December 31, 1998, we did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of our executive officers were made by the compensation committee or the board of directors of HNC.

DIRECTOR COMPENSATION

     Directors who are not employees of Retek or HNC are referred to as independent directors and will be reimbursed for reasonable expenses incurred in attending board of director or committee meetings. In addition, our independent directors will be granted options to purchase 25,000 shares of our common stock pursuant to our 1999 Directors Stock Option Plan (described below) upon their initial election to our board of directors and annual grants of options to purchase 7,500 shares of our common stock so long as they remain on our board.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation for the fiscal year ended December 31, 1998 paid for services rendered by our chairman and chief executive officer and our four other highest-paid executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. We collectively refer to these individuals as the named executive officers.


                                                                                         LONG-TERM
                                                                ANNUAL COMPENSATION     COMPENSATION
                                                               ----------------------   ------------
                                                                                         NUMBER OF
                                                                                         SECURITIES
                                                                 SALARY       BONUS      UNDERLYING
NAME AND PRINCIPAL POSITIONS                                      ($)          ($)       OPTIONS(1)
----------------------------                                   ----------   ---------   ------------
John Buchanan
  Chairman and Chief Executive Officer......................    200,000       97,500       30,000
Gordon Masson
  President.................................................    150,000      170,035       37,500
John L. Goedert
  Senior Vice President, Research & Development.............    150,000       90,000       35,000
David A. J. Bagley
  Vice President, Product Strategy & Marketing..............    130,000       85,000        8,000
Gregory A. Effertz
  Vice President, Finance & Administration, Chief Financial
  Officer, Treasurer and Secretary..........................    120,000       60,000        8,000


-------------------------


(1) This reflects options to acquire shares of HNC common stock. We will offer our employees the opportunity to either cancel their HNC options which will be unvested as of March 31, 2000 and to receive grants of options to purchase our common stock or to retain their HNC options. Under the current HNC option plan, unvested HNC options will be canceled at the date of the distribution or at any time that HNC owns less than 50% of our common stock.


                     HNC STOCK OPTION GRANTS IN FISCAL 1998

     The following table sets forth information regarding stock options covering HNC common stock granted to the named executive officers during the fiscal year ended December 31, 1998. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission for the option term and therefore are not intended to and may not accurately forecast possible future appreciation, if any, of HNC's common stock price.

                                                    INDIVIDUAL GRANTS(1)
                                    ----------------------------------------------------    POTENTIAL REALIZABLE
                                                  % OF TOTAL                                  VALUE AT ASSUMED
                                     NUMBER OF     OPTIONS                                  ANNUAL RATES OF STOCK
                                    SECURITIES    GRANTED TO                               PRICE APPRECIATION FOR
                                    UNDERLYING    EMPLOYEES      EXERCISE                        OPTION TERM
                                      OPTIONS     IN FISCAL    PRICE ($ PER   EXPIRATION   -----------------------
NAME                                  GRANTED        YEAR         SHARE)         DATE       5% ($)       10% ($)
----                                -----------   ----------   ------------   ----------   ---------   -----------
John Buchanan.....................    30,000(2)       .90          32.00       2/23/08      603,840     1,530,240
Gordon Masson.....................    37,500(2)      1.13          32.00       2/23/08      754,800     1,912,800
John L. Goedert...................    35,000(2)      1.05          32.00       2/23/08      704,480     1,785,280
David A. J. Bagley................     8,000(2)       .24          32.00       2/23/08      161,024       408,064
Gregory A. Effertz................     8,000(2)       .24          32.00       2/23/08      161,024       408,064

-------------------------


(1) We will offer our employees the opportunity to either cancel their HNC options which will be unvested as of March 31, 2000 and to receive grants of options to purchase our common stock or to retain their HNC options. Under the current HNC option plan, unvested HNC options will be canceled at the date of the distribution or at any time that HNC owns less than 50% of our common stock.

(2) The options became exercisable with respect to one-fourth of the shares covered thereby on February 23, 1999 and will become exercisable with respect to one-fourth of the shares covered thereby on each of February 23, 2000, 2001 and 2002.

 AGGREGATED HNC OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


     The following table sets forth information with respect to the named executive officers concerning option exercises in 1998 and unexercised stock options to purchase HNC common stock held as of December 31, 1998. The "value realized" figures are based on the fair market value of HNC stock at the exercise date, minus the per share exercise price, multiplied by the number of shares exercised. The "value of unexercised in-the-money options at December 31, 1998" figures in the right-hand column are based on the market value of HNC stock at December 31, 1998 of $40.438 per share, minus the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.



                                                                   NUMBER OF SECURITIES
                                       NUMBER OF SHARES           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                     ACQUIRED ON EXERCISE               OPTIONS AT               THE-MONEY OPTIONS AT
                                 ----------------------------        DECEMBER 31, 1998           DECEMBER 31, 1998($)
                                                    VALUE       ---------------------------   ---------------------------
NAME                             EXERCISED (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -------------   ------------   -----------   -------------   -----------   -------------
John Buchanan.................           0                 0      55,000         85,000         546,590        799,730
Gordon Masson.................      27,344         1,120,512      12,500         60,000         157,975        630,030
John L. Goedert...............      12,000           432,000      14,261         59,261         359,344        810,304
David A. J. Bagley............           0                 0       6,250         26,750          61,331        251,498
Gregory A. Effertz............           0                 0       6,250         26,750          92,581        345,248


TREATMENT OF OUTSTANDING STOCK OPTIONS


     In connection with our separation from HNC, our executive officers and other employees will be given the opportunity to receive options to purchase our common stock in exchange for their agreeing to cancel their outstanding options to purchase HNC common stock which are scheduled to be unvested as of March 31, 2000. Options to purchase HNC common stock which are not canceled will continue to vest in accordance with their terms. Options to purchase HNC common stock held by our employees which are unvested at the time of the distribution will terminate. Options to purchase HNC common stock held by our employees which are vested at the time of our separation from HNC will remain exercisable for 90 days after the distribution. Options to purchase our common stock which are granted in exchange for the cancellation of options to purchase HNC common stock will be granted at an exercise price of $10.00 per share under our 1999 Equity Incentive Plan. These new options to purchase Retek common stock will vest 25% on the first anniversary of the date of grant and thereafter at the rate of 1/48 of the amount of the original grant on a monthly basis for 36 months.


CERTAIN ARRANGEMENTS INVOLVING STOCK OPTIONS


     If HNC has received a written ruling from the Internal Revenue Service that the distribution qualifies for tax-free treatment under Section 355 of the Internal Revenue Code, and HNC fails to complete the distribution within 120 days after the first date that HNC is eligible to effect the tax-free distribution, John Buchanan and three other executive officers to be chosen by Mr. Buchanan will receive a 12-month credit to the vesting schedule of their Retek stock options. In addition, if at the time of this accelerated vesting, these executives execute two-year non-compete agreements with Retek, their vesting schedules will be credited by an additional 12 months.

EMPLOYMENT AGREEMENT


     We have an employment agreement with Mr. Buchanan that expires on November 29, 1999. The employment agreement provides that Mr. Buchanan serves as chief executive officer at an initial annual salary of $120,000 plus a possible annual bonus. Pursuant to his employment agreement, Mr. Buchanan was granted an option to purchase up to 110,000 shares of HNC common stock at an exercise price equal to fair market value on the date of grant. The options vest over a four-year period at the rate of 25% per year. Mr. Buchanan is also eligible to participate in HNC's employee benefit plans.



     If Mr. Buchanan's employment is terminated by us without cause or due to his death or disability, he is entitled:



     - to continue to be paid his then-current base salary for the lesser of six months or the remainder of the term of the employment agreement; and



     - to be paid any unpaid bonus that is both due and payable to him and which is not subject to any unsatisfied conditions or contingencies.


     Mr. Buchanan also is subject to an employee invention assignment and confidentiality agreement.

EMPLOYEE BENEFIT PLANS

     RETEK 1999 EQUITY INCENTIVE PLAN


     We intend to adopt, and we expect our current sole shareholder HNC to approve, the 1999 Equity Incentive Plan in order to provide grants of stock options, stock appreciation rights, restricted stock and stock bonuses to employees, officers, directors, consultants, independent contractors and advisors of Retek or any parent, subsidiary or affiliate of Retek. A total of 9,000,000 shares of our common stock will be reserved for issuance under the equity incentive plan, with an annual increase to be added on January 1 of each year, beginning January 2001, equal to the least of:



     - 4% of the total outstanding shares as of that January 1;



     - 2,000,000 shares; or



     - an amount of shares determined by the board of directors.


     Administration of the Equity Incentive Plan


     The board of directors or the compensation committee of the board of directors will administer the equity incentive plan. The committee will have the power to:



     - construe, interpret and correct any defects in the equity incentive plan or any related document;



     - prescribe, amend and rescind rules and regulations relating to the equity incentive plan;



     - determine the form and terms of the awards made under the equity incentive plan, including persons eligible to receive such awards, whether awards have been earned and the number of shares or other consideration subject to awards; and



     - grant waivers of any plan or award conditions and vary the terms of the award.


     Options

     The compensation committee will determine the exercise price of each option when the option is granted. The exercise price may not be less than 85% of the fair market value of our common stock on the date of grant. With respect to options intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of the options may not be more than ten years.


     Options granted under the equity incentive plan are forfeited within three months (or a shorter or longer period as determined by the compensation committee) of the optionee's termination as an employee of our company for reasons other than death or disability. If termination of employment is due to death or disability, the options will be forfeited within 12 months of termination. In no event will the options be exercisable later than their expiration date. If an option holder's employment is terminated for "cause," all of that individual's options will expire.


     The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year may not exceed $100,000.

     Stock Appreciation Rights


     Stock appreciation rights may be granted alone, in addition to other awards or in tandem with stock options. The compensation committee will fix the exercise price per share covered by stock appreciation rights at the time of grant in accordance with the method it specifies at the time of grant. The exercise price may not be less than 85% of the fair market value of our common stock on the date of the grant. If granted in tandem with a stock option, stock appreciation rights will cover an equal or lesser number of shares as covered by the stock option, will be exercisable at the same time or times and to the extent as the related stock option will be exercisable and will have the same term and exercise price as the related stock option. Upon exercise of a stock appreciation right granted in tandem with an option, the related option will be canceled automatically to the extent of the number of shares covered by the exercise. Likewise, upon exercise of a stock option, the tandem stock appreciation right associated with that option will be canceled.


     Restricted Stock


     Restricted stock will be offered to participants at a purchase price to be determined by and subject to the terms and conditions established by the compensation committee. The shares will be subject to restrictions on transfer and other incidents of ownership for the periods of time, and to the vesting conditions, as determined by the compensation committee and provided in the award agreement. The share certificates representing the shares granted to the participant will be registered in the name of the participant but held by us. We may take any actions we deem necessary to restrict the transfer of unvested restricted stock. Other than these restrictions on transfer and other restrictions as determined by the compensation committee and provided in the award agreement, a participant will have the rights of a stockholder, including the right to receive dividends and to vote.


     Stock Bonuses


     Stock bonuses may be performance based. The compensation committee will have the discretion to determine the number of shares to be awarded, whether the award should be in the form of restricted stock, the nature, length and starting date of the relevant performance periods, the performance criteria and the number of shares to be granted to a participant. The earned portion of a stock bonus may be paid currently or on a deferred basis with an interest or dividend equivalent as determined by the compensation committee. A participant whose employment is terminated during a performance period for any reason will be entitled to payment of the stock bonus only to the extent earned as of the date of termination in accordance with the relevant performance stock bonus agreement, unless the compensation committee determines otherwise.

     Non-Transferability of Awards


     Awards granted under the equity plan are generally not transferable by the participant and each award is exercisable during the lifetime of the participant only by the participant. Any elections regarding the awards may be made only by the participant.


     Adjustments upon Merger or Change in Control


     The equity incentive plan provides that in the event of a change in control, we may provide for the assumption or substitution or conversion or replacement of awards under the equity incentive plan. The plan defines change in control to include:



     - the dissolution or liquidation of our company, a merger or consolidation in which our company is not the surviving corporation;



     - a merger in which our company is the surviving corporation but after which our stockholders cease to own their shares or other equity interests in our company;



     - the sale of all or substantially all the assets of our company; and


     - the acquisition, sale or transfer of more than 50% of the outstanding shares of our company's common stock by tender offer or similar transaction.


     In the event of a transaction involving a change in control, the compensation committee may accelerate the vesting of any and all awards before the change in control and any options not exercised before the change in control shall expire. If a participant's employment by our company or any subsidiary or affiliate is terminated other than for cause within 24 months after a change in control, all the participant's options and stock appreciation rights will become immediately exercisable, all restrictions and conditions of awards of restricted stock and stock bonuses held by the participant will lapse and all performance criteria applicable to any award will be deemed to be fully achieved.


     Amendment and Termination of the 1999 Equity Incentive Plan


     Unless terminated sooner, the equity incentive plan will terminate automatically ten years from the date of its adoption by the board of directors or, if earlier, from the date of stockholder approval. The board of directors may at any time terminate or amend the plan or any related document, except that the board of directors may not make any amendments that would require stockholder approval without obtaining the required stockholder approval.


     RETEK 1999 EMPLOYEE STOCK PURCHASE PLAN


     We intend to adopt, and we expect our current sole shareholder HNC to approve, the 1999 Employee Stock Purchase Plan in order to provide an additional incentive for our employees to invest in our common stock. A total of 700,000 shares of our common stock will be reserved for issuance under the purchase plan, with an annual increase to be added on January 1 of each year beginning January 1, 2001, equal to the lesser of:



     - 1.0% of the total outstanding shares as of that January 1;



     - 600,000 shares; or



     - an amount of shares determined by the board of directors.

     Administration of the Purchase Plan

     A committee of the board of directors will administer the purchase plan. All questions of interpretation and application of the purchase plan will be determined by the board of directors.

     Eligibility to Participate

     All employees of our company and participating subsidiaries will be eligible to participate, except that the following individuals may not participate in the plan:


     - employees who are not employed by our company or a participating subsidiary 15 days before the beginning of an offering period, which is a 24 month period that starts on November 1 and May 1 of each year and ends on October 31 and April 30, except those employees who are employed on the effective date of this registration statement;



     - employees who are customarily employed for less than 20 hours per week;



     - employees who are customarily employed for less five months in a calendar year; and



     - employees who own stock or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or any of its participating subsidiaries.


     Purchases


     Enrollment by an eligible employee in the purchase plan with respect to a particular two-year offering period will constitute a grant to the eligible employee of the right to purchase shares of our common stock on each of the four purchase dates during the offering period. The purchase price of the stock will be the lower of:



     - 85% of the fair market value of a share of our common stock on the first business day of the two-year offering period; or



     - 85% of the fair market value of a share of our common stock on the purchase date.



     The purchase price will be paid through payroll deductions.


     Restrictions


     For any particular calendar year, no employee may purchase stock under the purchase plan at a rate which, when added to the employee's right to purchase stock under all other purchase plans of our company or our parent or subsidiaries, exceeds $25,000 in fair market value as of the first business day of any offering period. No employee may purchase more than a maximum number of shares fixed by the committee on a single purchase date.


     End of Participation


     If an employee's employment terminates for any reason, including retirement, death or the employee fails to remain an eligible employee, that employee may no longer participate in the plan. If an employee's participation in the purchase plan ends, we will promptly distribute to the employees all accrued employee contributions without interest. A withdrawing employee will not be able to participate in the purchase plan until the offering period beginning on the next date after withdrawal.

     Adjustments upon Merger or Change in Control



     The purchase plan provides that if we are liquidated or dissolved, the committee may terminate the plan immediately. The purchase plan will provide that, in the event of any of the following transactions:



     - a merger or consolidation in which our company is not the surviving corporation;



     - a merger in which our company is the surviving corporation but after which our stockholders cease to own their shares or other equity interests in our company;



     -  the sale of all or substantially all the assets of our company; or



     - the acquisition, sale or transfer of more than 50% of the outstanding shares of our common stock by tender offer or similar transaction,



the purchase plan will continue with regard to the offering periods that began before the closing of the proposed transaction and shares will be purchased based on the fair market value of the surviving corporation's stock.


     Non-Assignability of Rights

     An employee may not transfer rights granted under the purchase plan other than by will or the laws of descent and distribution.

     Amendment and Termination of the Purchase Plan

     Unless terminated sooner, the purchase plan will terminate automatically ten years from the date of its adoption by the board of directors. The board of directors has the authority to amend or terminate the purchase plan at any time.

     RETEK 1999 DIRECTOR STOCK OPTION PLAN


     We intend to adopt the 1999 Directors Stock Option Plan to provide grants of non-qualified stock options to our directors who are not our employees or employees of HNC, its subsidiaries or affiliates. A maximum of 400,000 shares of our common stock may be issued under the directors stock option plan.


     Administration of the 1999 Directors Stock Option Plan

     A committee of our board of directors, or the board of directors acting as the committee, will administer the directors stock option plan. The committee has the authority to interpret and construe the provisions of the directors stock option plan.

     Terms and Conditions of Options

     The exercise price of the options will equal the fair market value of our common stock on the date of grant. The term of the options may not be more than ten years. The directors stock option plan provides for an initial grant of 25,000 to be made on the later of:

     -  the effective date of the plan; and

     -  the date a director first becomes a member of our board of directors.


Succeeding grants of options to buy 7,500 shares of our common stock will be made on each anniversary date of the initial grant. The option holders have the ability to defer the receipt of shares otherwise deliverable upon the exercise of an option. Options vest entirely at the end of a period of one year from the date of grant.

     All unvested options held by a director will be forfeited upon the director's termination of service. In the event of termination of service due to reasons other than death or disability, all vested options must be exercised within seven months of termination. In the event of termination of service due to death or disability, all vested options must be exercised within 12 months of termination. In no event will the options be exercisable later than their expiration date.


     Non-Transferability of Options


     Options granted under the directors stock option plan are generally not transferable by the optionee and each award is exercisable during the life time of the option holder only by the option holder or by the option holder's guardian or legal representative, unless otherwise determined by the committee.


     Adjustments upon Merger or Change in Control

     The directors stock option plan provides that in the event of:

     -  our dissolution or liquidation;

     -  a merger or consolidation in which we are not the surviving corporation;


     - a merger in which we are the surviving corporation, but after which our stockholders cease to own shares of stock or other equity interests in us;


     -  the sale of all or substantially all of our assets; or

     - an acquisition, sale or transfer of more than 50% of the outstanding shares of our common stock by tender offer or similar transaction,


the vesting of all options granted pursuant to the directors stock option plan will accelerate and the options will become exercisable in full prior to the consummation of the transaction, at the time and on the conditions as the committee determines.


     Amendment and Termination of the 1999 Directors Stock Option Plan


     Unless terminated sooner, the directors stock option plan will terminate automatically ten years from its effective date. Our board of directors may at any time terminate or amend the plan.

                              CERTAIN TRANSACTIONS


     This section summarizes the separation agreement and the key related agreements that we expect to enter into with HNC before this offering. This summary of the material terms of these agreements is not complete. You should read the full text of these agreements, which we filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.



     We intend to enter into agreements with HNC that provide for the separation of our business from HNC. In particular, we intend to enter into a separation agreement, a corporate rights agreement, a services agreement, a technology license agreement and a tax sharing agreement with HNC necessary to effect the separation. These agreements will not be conditioned upon the completion of the distribution. They will govern our respective rights and duties with respect to specified offerings of our common stock and other securities, including this offering, and other matters relating to the distribution. These agreements will also contain agreements that will continue in effect for various periods following this offering. Although HNC has announced that, subject to the satisfaction of specified conditions, it currently plans to complete the distribution, and although we intend to agree to cooperate with HNC to complete the distribution if HNC elects to do so, HNC will not be obligated to carry out the distribution. Thus, we cannot assure you as to whether or not the distribution will occur, when it would occur or what the terms of the distribution will be if it occurs.


SEPARATION AGREEMENT


     The separation agreement will cover the principal corporate transactions required to effect the transfer to us of assets and the assumptions of liabilities by us necessary to separate our company from HNC and other agreements governing our relationship after the separation.



     Transfer of assets and assumption of liabilities. HNC will transfer, or agree to transfer, all of the shares of the outstanding common stock of Retek Information Systems and other assets to us in exchange for 39,999,000 shares of our common stock and we will assume or agree to assume, and will agree to pay, perform, satisfy and discharge on a timely basis specified liabilities in accordance with their terms. Except as expressly stated in the separation agreement or in any related agreement, HNC will not make any representation or warranty to us with respect to any asset it transfers to us and the assets are being transferred to us on an "as is, where is" basis.



     We have agreed with HNC to set-off and settle all accounts payable and receivable and all other intercompany debt payable by us or HNC at the closing of the separation. We will repay our intercompany debt to HNC, which is approximately $8,000,000 at this time, from the net proceeds of this offering. For additional information regarding the intercompany accounts between us and HNC, see "Management's Discussion and Analysis of Financial Condition and
Operating Results -- Liquidity and Capital Resources" beginning on page   .



     The Distribution. HNC has stated that it currently intends, following the completion of this offering, to complete the distribution, subject to the satisfaction and fulfillment of specified conditions, including:



     - HNC's receipt of a written ruling from the Internal Revenue Service that the distribution qualifies for tax-free treatment such that HNC, its stockholders and its affiliates will not recognize income for federal tax purposes as a result of the distribution;



     - the approval and declaration of the distribution by HNC's board of directors;



     - the absence of any change in economic or market conditions or other circumstances that would cause HNC's board of directors to conclude that the distribution was not in the best interest of HNC and its stockholders; and



     - HNC being able to effect the distribution in compliance with applicable law and HNC's contractual obligations.

     HNC will have the sole discretion to decide whether or not to proceed with the distribution and to determine all terms of the distribution, including the form, structure and terms of any transaction and/or offering to effect the distribution and the timing of and conditions to the completion of the distribution. We will also agree that, at HNC's direction, we will promptly take all actions necessary or desirable to effect these transactions.



     Covenants and indemnification regarding the distribution. We will agree that if the distribution is completed and qualifies for tax-free treatment, we will not take any action that would be inconsistent with any representation or covenant in any ruling, or any supplement to any ruling, issued by the Internal Revenue Service in connection with the distribution. In particular, under the separation agreement, we will agree that, during the two-year period immediately following completion of the distribution, we and our affiliates will not:


     -  sell a substantial portion of our assets;

     -  voluntarily dissolve or liquidate;


     -  enter into any merger, consolidation or reorganization transaction;



     - solicit any person to make a tender offer for any of our equity securities;


     - participate in or support any unsolicited tender offer for our equity securities;

     - approve any proposed business combination or any transaction which would result in any person or persons acquiring in the aggregate, directly or indirectly, a 50% or greater interest (within the meaning of Section 355(e) of the Internal Revenue Code) in us;


     -  fail to maintain the active conduct of our business;



     - issue any equity securities (except pursuant to the exercise of employee stock options) or redeem any equity securities that, including the shares of common stock sold in this offering would result in the acquisition in the aggregate, directly or indirectly, by any person or persons of a 50% or greater interest (within the meaning of Section 355(e) of the Internal Revenue Code) in us;



     -  enter into any agreement for the sale of our stock or equity interests;



     - take any action that violates or is inconsistent with the information, representations or covenants contained in the initial ruling submission or any supplemental ruling submission filed with the Internal Revenue Service regarding the distribution; or


     - engage in any agreement, understanding, arrangement or negotiation, directly or indirectly with any person or persons with respect to any of the actions described above;


unless (1) HNC expressly consents in writing to the action, which consent may be withheld by HNC in its sole discretion taking into account solely the preservation of the tax-free treatment of the distribution or (2) HNC obtains a supplemental ruling from the Internal Revenue Service that the action will not affect the tax-free nature of the distribution. HNC, however, does not have an obligation to seek a supplemental ruling.



     Under the terms of the separation agreement, we will agree to indemnify HNC, on an after-tax basis, for any tax liability incurred by HNC with respect to the distribution as a result of our taking any of the above actions, or any transaction or event occurring after the distribution that involves our stock, assets or business or any of our affiliates, whether or not HNC consents to, or obtains supplemental ruling from the Internal Revenue Service with respect to, the action, transaction or event.


     The limitations on the issuance of shares of our capital stock and other restrictions discussed above could have a negative impact on our financial flexibility following a tax-free distribution.

     Indemnification. We intend to agree to indemnify and hold harmless HNC and its affiliates and their respective officers, directors, employees, and other related parties against any liabilities, damages, claims and expenses arising out of or relating to:


     - the failure to perform or otherwise discharge any liability or contract we assumed from HNC under the separation agreement;



     - our business and any liability or contract we assumed from HNC under the separation agreement;



     - any breach of the separation agreement or the other agreements between us and HNC related to our separation from HNC;



     - any material alleged untrue statement and any material omission in any prospectus or the registration statement filed with the Securities and Exchange Commission relating to this offering; and



     - any violation of any federal, state or other law or rule regarding securities in connection with this offering or any subsequent offering or transaction involving our securities.



However, our indemnification of HNC will not apply to any liability arising from information relating to HNC provided to us by HNC.



     HNC will similarly agree to indemnify us and our affiliates and our officers, directors, employees and other related parties against any liabilities, damages, claims and expenses arising out of or relating to:



     - HNC's failure to perform or otherwise discharge any of HNC's liabilities, other than the liabilities assumed by us;



     -  any liability of HNC, other than the liabilities assumed by us; and



     - any breach of the separation agreement or the other agreements between us and HNC related to our separation from HNC;



In addition, the corporate rights agreement and the tax sharing agreement referred to below will provide for indemnification between us and HNC relating to the substance of those agreements.



     Release relating to actions by HNC related to HNC's and our assets, businesses and operations. Except for the rights and obligations of HNC and us arising from the agreements between us relating to this offering or the distribution, we will release HNC and its subsidiaries and affiliates and their respective officers, directors, employees and other related parties for all losses for any and all past actions and failures to take actions relating to HNC's and our assets, businesses and operations and this offering. HNC will similarly release us.



     Expenses. In general, unless otherwise provided for in the separation agreement or any other agreement, we will pay the costs and expenses incurred in connection with any offering of our securities before the distribution or other similar transaction, including this offering, and the distribution.



     Access to information. Generally, we and HNC will agree, for a specified time period and on a confidential basis to provide each other, upon request and subject to specified conditions, with access to information relating to our respective assets, business and operations. We and HNC will also agree to keep our books and records for a specified period of time. Also, we and HNC will agree to cooperate with each other with respect to any claims brought against the other relating to the conduct of our business before completion of the distribution.

CORPORATE RIGHTS AGREEMENT


     We intend to enter into a corporate rights agreement with HNC that will contain agreements that will continue for various time periods following this offering and will provide HNC with registration rights relating to the shares of our common stock it holds.



     HNC options to purchase additional shares. We will grant to HNC a continuing option, assignable to any of its subsidiaries and some of its affiliates, to purchase additional shares of our capital stock under specified circumstances. These options may be exercised immediately before the issuance of any of our equity securities, other than in this offering or upon the exercise of the underwriters' over-allotment option, and only to the extent necessary for HNC and its affiliates to maintain:


     - control of us (within the meaning of Section 368(c) of the Internal Revenue Code of 1986), provided such status has previously been maintained;

     - our status as a member of the affiliated group of corporations (within the meaning of Section 1504 of the Internal Revenue Code) of which HNC is the common parent, provided such status has previously been maintained;

     -  HNC's then-existing ownership percentage of our equity value; and


     - ownership of shares of our non-voting capital stock (if any) to the extent, and only to the extent, necessary to own 80% of each outstanding class of our stock.



     The purchase price of the shares of common stock purchased upon any exercise of the options will be based on the then current market price of our common stock. These options will terminate when HNC owns less than 50% of our equity value.



     Registration rights. We intend to grant HNC registration rights that will require us, upon HNC's request, to use our best efforts to register under the applicable federal and state securities laws any shares of our common stock or other equity securities owned by HNC for sale in accordance with HNC's intended method of disposition and to take other actions as necessary to permit the sale of that stock in other jurisdictions, subject to specified limitations. HNC will also have the right to include the shares of our stock or other equity securities it beneficially owns in other registrations of these equity securities that we initiate under the Securities Act and state securities laws. Subject to specified limitations, these registration rights will be assignable by HNC and its assigns. The corporate rights agreement will also contain indemnification and contribution provisions under which we and HNC will agree to indemnify each other and certain related parties for specified liabilities arising from registrations of our securities that HNC or its assigns participate in (or, if such indemnity is unavailable, to contribute to each other's liability).



     Corporate governance. We have agreed to be governed by a board of directors consisting of seven members including our chief executive officer, three individuals designated by HNC and three independent directors, each of whom will have retail industry experience and will be designated by our chief executive officer. However, HNC's right to designate three directors will terminate once HNC and its affiliates own less than 25% of our outstanding common stock. For so long as HNC has the right to designate three directors, HNC will have the right to fill any vacancy caused by the death, resignation or removal of its designees.



     In addition, under the terms of the corporate rights agreement, we will agree that the following corporate actions, including those taken by our subsidiary Retek Information Systems, will require the approval of at least two of the HNC board designees and HNC:



     -  any acquisition or merger by us with or into another entity;



     -  any material change in the scope of our business;

     - any issuance of capital stock by us, other than in connection with this offering or employee stock option and purchase plans previously approved by HNC;



     -  any incurrence of debt by us in excess of $10,000,000;



     - the sale, purchase or lease of any business or asset having a value of more than $3,000,000;


     - the amendment or adoption by us of any employee benefit or stock option plan, other than those previously approved by HNC;


     -  any material change in the annual plan and budget we submit to HNC;



     - any amendment to our certificate of incorporation or bylaws that would authorize any new class or series of our capital stock adversely affect HNC's rights as our majority stockholder; and



     - the commencement or settlement by us of any litigation, except where potential liabilities and expenses are not expected to exceed $500,000.



     In addition, the following actions will require the approval of at least two of the HNC board designees:



     - the sale, lease, exchange or other disposition of all or substantially all of our assets;



     -  our liquidation or dissolution;



     -  any transaction that would decrease HNC's equity ownership in us;



     - the incurrence of annual capital expenditures or investments in excess of $5,000,000 above budgeted amounts approved by HNC; and



     -  the formation and structure of the committees of our board.


     The approval of the HNC board designees will no longer be required when HNC owns less than 50% of the outstanding shares of our capital stock.


     Covenants. We will agree that, for so long as HNC maintains beneficial ownership of at least 50% of the total number of our outstanding shares of capital stock, we will:


     - provide HNC with financial information regarding our company and our subsidiaries;

     - provide HNC copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to the filing, as well as final copies upon filing; and

     - cooperate with HNC and provide it with financial and other information about us to enable HNC to timely prepare and file reports and filings it is required to make under applicable securities laws that require HNC to incorporate financial and other information about us.


     Other covenants. The corporate rights agreement will also provide that for so long as HNC maintains beneficial ownership of at least 50% of the total number of our outstanding shares of capital stock, we may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a breach by HNC of, or a default by HNC under:


     -  any provision of HNC's certificate of incorporation or bylaws;

     -  any credit agreement or other material instrument binding upon HNC; or

     - any judgment, order or decree of any governmental body, agency or court having jurisdiction over HNC or any of its assets.

SERVICES AGREEMENT


     We also intend to enter into a services agreement with HNC under which HNC will agree to provide to us specified accounting, financial and tax services and employee benefit plan and insurance administration. These services may be changed upon agreement between HNC and us. We will pay HNC a fee for these services equal to HNC's cost in providing these services. The fee will be payable monthly in arrears, 30 days after the close of each month. The services agreement will expire one year after its effective date and any and all services can be earlier terminated by us upon 30 days' advance notice or upon other specified conditions. We cannot assure you that we will be able to provide these services internally or find a third party provider on acceptable terms, if at all, after the expiration of the services agreement.


LICENSE AGREEMENT


     We and HNC will enter into a technology license agreement under which HNC will provide us with the use of specific items of HNC's predictive software technology. The license will be non-exclusive, perpetual, world-wide and royalty-free and will limit our use of this HNC technology to develop and market products and services to retailers and their trading partners. Under the terms of the license agreement, HNC will not be obligated to provide us any updates to their predictive software technology. The license agreement will contain other provisions including prohibitions against transfer of, and sublicensing of specified rights with respect to, HNC's technology.


TAX SHARING AGREEMENT


     Following this offering, we and our subsidiaries will continue to be included in the consolidated group of HNC for US federal income tax purposes and the combined, consolidated or unitary group of HNC for various state and local income tax purposes, or the consolidated group. Prior to the completion of this offering, we and HNC will enter into a tax sharing agreement. For taxable years and portions of taxable years before the date of this offering, HNC will pay all taxes for the consolidated group including any liability resulting from adjustments to tax returns relating to those taxable years or portions of those taxable years. We and our subsidiaries will continue to be liable for all taxes that are imposed on a separate return basis or on a combined, consolidated or unitary basis on a group of companies that includes only us and our subsidiaries. The tax sharing agreement will require HNC and us to make payments to each other equal to the amount of income taxes which would be paid by us, subject to some adjustments, as if we and each of our subsidiaries included in the consolidated group were to file our own separate, combined, consolidated or unitary, federal, state and local income tax returns for any taxable year or portion of any taxable year beginning after the date of this offering in which we are included in HNC's consolidated group.


TREATMENT OF OUTSTANDING STOCK OPTIONS


     In connection with our separation from HNC, our executive officers and other employees will be given the opportunity to receive options to purchase our common stock in exchange for their agreeing to cancel their outstanding options to purchase HNC common stock which are scheduled to be unvested as of March 31, 2000. Options to purchase HNC common stock which are not canceled will continue to vest in accordance with their terms. Options to purchase HNC common stock held by our employees which are unvested at the time of the distribution will terminate. Options to purchase HNC common stock held by our employees which are vested at the time of our separation from HNC will remain exercisable for 90 days after the distribution. Options to purchase our common stock which are granted in exchange for the cancellation of options to purchase HNC common stock will be granted at an exercise price of $10.00 per share under our 1999 Equity Incentive Plan. It is anticipated that these options will vest 25% on the first anniversary of the date of grant and thereafter at the rate of 1/48 of the amount of the original grant on a monthly basis for 36 months.

CERTAIN ARRANGEMENTS INVOLVING STOCK OPTIONS


     If HNC has received a written ruling from the Internal Revenue Service that the distribution qualifies for tax-free treatment under Section 355 of the Internal Revenue Code and HNC fails to complete the distribution within 120 days after the first date that HNC is eligible to effect the tax-free distribution, John Buchanan and three other executive officers to be chosen by Mr. Buchanan will receive a 12-month credit to the vesting schedule of their Retek stock options. In addition, if at the time of this accelerated vesting, these executives execute two-year non-compete agreements with Retek, the vesting schedules will be credited by an additional 12 months.

                             PRINCIPAL STOCKHOLDER


     Before this offering, all of the shares of our common stock issued and outstanding were beneficially owned by HNC. Immediately after completion of this
offering, HNC will beneficially own           shares of our common stock, which
will represent approximately 88.9% of our then outstanding common stock (87.4% if the underwriters' over-allotment option is exercised in full). HNC's address is 5935 Cornerstone Court West, San Diego, California 92121.


     Except for HNC, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering.


     The following table presents information regarding the beneficial ownership of the outstanding common stock of HNC as of September 30, 1999 for the following stockholders:



     - each stockholder known by us to be the beneficial owner of more than 5% of HNC's common stock;



     - each of HNC's directors;



     - HNC's chief executive officer and the four other most highly-paid executive officers of HNC in 1998; and



     - all of HNC's directors and officers as a group.



     Percentage ownership calculations are based upon 24,406,864 shares of HNC common stock outstanding as of September 30, 1999. Shares of HNC common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. To our knowledge, except as indicated in the footnotes to the table and under applicable community property laws, the stockholders named in the table have sole voting and investment power over all shares listed in the table.



                                                                                    PERCENTAGE OF
                                                              NUMBER OF SHARES    OUTSTANDING SHARES
                  NAME OF BENEFICIAL OWNER                      OF HNC OWNED         OF HNC OWNED
                  ------------------------                    ----------------    ------------------
Capital Research and Management Company(1)..................     3,409,400               14.0%
The TCW Group, Inc.(2)......................................     2,454,155               10.1
Franklin Resources, Inc.(3).................................     2,042,430                8.4
J. & W. Seligman & Co., Incorporated(4).....................     1,878,295                7.7
Robert L. North(5)..........................................       462,526                1.9
Edward K. Chandler(6).......................................       126,532                  *
Raymond V. Thomas(7)........................................       125,000                  *
John Mutch(8)...............................................        98,056                  *
Charles H. Gaylord, Jr.(9)..................................        71,500                  *
Michael A. Thiemann(10).....................................        65,167                  *
John Buchanan(11)...........................................        63,404                  *
Thomas F. Farb(12)..........................................        25,000                  *
Alex W. Hart(13)............................................        10,400                  *
All current executive officers and directors as a group (13
  persons)(14)..............................................     1,358,801                5.4%


-------------------------

  *  Less than 1%

 (1) Based upon a Schedule 13G dated February 11, 1999, indicating that Capital Research and Management Company, or CRMC, has sole dispositive power with respect to 3,409,400 shares of HNC common stock. Includes 1,668,500 shares held by SMALLCAP World Fund, Inc. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.



 (2) Based upon a Schedule 13G dated October 12, 1999, indicating that The TCW Group, Inc. and Robert Day, an individual who may be deemed to control the TCW Group, Inc., share voting and dispositive power with respect to these shares of HNC common stock. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.



 (3) Based upon a Schedule 13G dated January 28, 1999, indicating that Franklin Resources, Inc. may be deemed to have beneficial ownership of 2,042,430 shares. Includes 2,025,950 shares held by Franklin Advisors, Inc. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404.



 (4) Based upon information obtained from the Nasdaq Stock Market. The address of J. & W. Seligman & Co., Incorporated is 100 Park Avenue, New York, New York 10017.



 (5) Includes 255,037 shares of HNC common stock held of record by the Robert L. North & Dixie L. North Revocable Inter Vivos Trust, of which Mr. North is a trustee. Also includes 207,489 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. North is the president and chief executive officer and a director of HNC.



 (6) Includes 50,000 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Chandler is a director of HNC.



 (7) These shares of HNC common stock are subject to options exercisable within 60 days of September 30, 1999. Mr. Thomas is vice president, finance and administration, chief financial officer and secretary of HNC.



 (8) Includes 96,250 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Mutch is the president of HNC Insurance Solutions.



 (9) Represents 21,500 shares of HNC common stock held of record by the Gaylord Family Trust UTD 12/31/93, Charles H. Gaylord, Jr. and Lynn M. Gaylord trustees, and 50,000 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Gaylord is a director of HNC.



(10) Includes 34,167 shares of HNC common stock held of record by the Thiemann Family Trust dated July 1, 1996, of which Mr. Thiemann is a trustee, 6,000 shares held directly by Mr. Thiemann and 25,000 shares subject to options exercisable within 60 days of September 30, 1999. Mr. Thiemann is the former president of HNC Financial Solutions.



(11) Includes 62,500 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Buchanan is our chairman and chief executive officer.



(12) Represents shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Farb is a director of HNC.



(13) Includes 10,000 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999. Mr. Hart is a director of HNC.



(14) Includes 727,489 shares of HNC common stock subject to options exercisable within 60 days of September 30, 1999, including the options described in footnotes (5) through (13).


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                          DESCRIPTION OF CAPITAL STOCK


     We will file our amended and restated certificate of incorporation immediately before the completion of this offering. The following description of our capital stock is intended as a summary only and is not complete. You should read the full text of our amended and restated certificate of incorporation and our bylaws, which were filed with the registration statement of which this prospectus is a part.


GENERAL


     Upon the completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. After this offering there will be 45,000,000 shares of our common stock outstanding, and 45,750,000 shares if the underwriters exercise their over-allotment option in full.


COMMON STOCK


     The holders of shares of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of our common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, holders of shares of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor; and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to holders of our common stock. Holders of shares of common stock will have no liability to further calls or assessment by us, and have no conversion, redemption or preemptive rights to purchase additional shares of any class of our shares, except that HNC will have specified rights to purchase additional shares of common stock as described
under "Certain Transactions -- Corporate Rights Agreement" beginning on page   .


PREFERRED STOCK


     There are no shares of preferred stock outstanding. The preferred stock is issuable, without the approval of our stockholders, either as a class without series or in one or more series and with the designations, rights, privileges, restrictions and conditions for each class or series as is stated in the resolutions adopted by our board of directors that provide for designation and issue of each series. Our board of directors is authorized to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations of such series. We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock will be available for issuance without further action by stockholders, except as is required by applicable law, contract or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.



     Although our board of directors has no present plans to issue any preferred stock, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred stock based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors could issue preferred stock with voting and other rights that could adversely effect the voting power of the holders of our common stock, and that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their


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


best interests or in which stockholders might receive a premium over the then current market price of their stock over the then current market price of such stock.


CORPORATE OPPORTUNITIES


     Our certificate of incorporation will provide that HNC will have no duty to refrain from engaging in the same or similar activities or lines of business as we are engaged, and neither HNC nor any officer or director of HNC (except as described below), will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities of HNC. Under our certificate of incorporation, if HNC learns of a potential transaction or matter that may be a corporate opportunity for both HNC and us, HNC will have no duty to communicate or offer the corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our stockholders because it pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to us.



     Under our certificate of incorporation, if one of our directors or officers who is also a director or officer of HNC learns of a potential transaction or matter that may be a corporate opportunity for both us and HNC, our director or officer will have fully satisfied and fulfilled the director's or officer's fiduciary duty to us and our stockholders with respect to such corporate opportunity if director or officer acts in a manner consistent with the following policy:


     - a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of HNC, will belong to us;


     - a corporate opportunity offered to any person who is a director but not one of our officers, and who is also a director or officer of HNC, will belong to us if the opportunity is expressly offered to the person solely in his or her capacity as one of our directors, and otherwise it will belong to HNC; and



     - a corporate opportunity offered to any person who is an officer of both us and HNC will belong to us if the opportunity is expressly offered to the person solely in his or her capacity as one of our officers, and otherwise it will belong to HNC.


     For purposes of the foregoing:


     - any of our directors who is chairman of our board of directors or one of its committees will not be considered to be one of our officers, unless the person is one of our full-time employees; and


     - the terms "we", "us" and "our" mean Retek Inc. and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interest or similar voting interests, and

     - the term "HNC" means HNC Software Inc. and all corporations, partnerships, joint ventures, associations and other entities (other than us) in which HNC beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.


     These provisions will expire on the date that HNC ceases to own beneficially stock representing at least 50% of the total voting power of all of our outstanding common stock and no person who is one of our directors or officers is also a director or officer of HNC or any of its subsidiaries (other than us).



     In addition to any vote of the stockholders required by our certificate of incorporation, until the time that HNC ceases to own beneficially stock representing at least 50% of the total voting power of all classes of our outstanding common stock, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding common stock is required to alter, amend or repeal in a manner adverse to the interests of HNC and its subsidiaries (other than us), or adopt any provision adverse to the interests of HNC and its subsidiaries (other than us), or inconsistent with, the corporate opportunity provisions described above in our certificate of incorporation or bylaws.


     Any person purchasing or otherwise acquiring our common stock will be deemed to have notice of, and to have consented to, the foregoing provisions regarding corporate opportunities.

CHARTER PROVISIONS AND DELAWARE LAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT


     The provisions of our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price of our common stock.


     BOARD OF DIRECTORS

     Number of directors. The board of directors consists of not less than five and not more than 10 directors, with the exact number to be determined by the board of directors. We will have a board of directors with seven members at the time of this offering. The directors, other than those elected by the holders of preferred stock, will be classified, with respect to the time they hold office, into three classes, as nearly equal in number as possible. Each director will hold office until such person's successor is duly elected and qualified.


     Filling vacancies. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock, and unless our board of directors otherwise determines, newly created directorships resulting from any increase in the number of directors will be filled by the vote of the majority of the directors then in office, provided that following the appointment, at least three of the directors are nominees of HNC. Any director so elected or appointed will hold office for the remainder of the full term of the class of director in which the new directorship was created and until his or her successor is elected and qualified.



     Any vacancies on our board of directors created by the death, resignation, disqualification or removal of a director may be filled by the vote of the majority of the directors then in office elected by, or appointed on behalf of, the same class of stock that elected that director whose death, resignation or removal created the vacancy, unless there are no such directors, in which case the vacancy may be filled by the vote of the majority of all directors then in office, even if less than a quorum, or by the sole remaining director. Any vacancy on our board of directors created by the death, resignation, disqualification or removal of a director elected by (or appointed on behalf of) the holders of a class of stock may also be filled by a vote of the holders of such class of stock, unless there are no outstanding shares of such class of stock, in which case any such vacancy may be filled by a vote of the holders of the remaining class of stock. Any director elected to fill any such vacancy will hold office for the remainder of the full term of the director whose vacancy is being filled and until his or her successor is elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.


     The provisions of the corporate documents described above would preclude a third-party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provision described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETING


     As of the time at which HNC and its affiliates cease to beneficially own a total of at least 50% of the then outstanding shares of our common stock, or trigger date, any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of such a meeting. Effective as of the trigger date, except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by specified officers or by any officer at the request in writing of a majority of our board of directors and the power of stockholders to call a special meeting is specifically denied. Before the trigger date, we will call a special meeting of stockholders promptly upon the request of HNC.


     These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors or certain specified officers.

     ADVANCE NOTICE PROCEDURES


     Stockholders must follow an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we will have to receive written notice of intent to nominate a director or raise matters at an annual meeting not less than 60 nor more than 90 days before the anniversary of the previous year's annual meeting of stockholders. The notice must contain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the advance notice procedures, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.


     The advance notice procedures do not apply to HNC and its affiliates prior to the Trigger Date.

     CHARTER AMENDMENTS


     Our certificate of incorporation will provide that the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock is required to amend, repeal or adopt any provision inconsistent with the provisions described above. Our certificate of incorporation further provides that specified provisions of our bylaws may be altered, amended or repealed by the affirmative vote of directors constituting not less than a majority of our entire board of directors (if effected by action of our board of directors) or by the affirmative vote of the holders of at least 80% of the voting power of all classes of outstanding capital stock, voting together as a single class (if effected by action of the stockholders). In addition, under the terms of the corporate rights agreement, we will agree that until the Trigger Date, any changes to our certificate of incorporation or bylaws that would harm HNC's rights must be approved by HNC as our majority stockholder.


     SECTION 203 OF DELAWARE GENERAL CORPORATION LAW


     Section 203 of the Delaware General Corporation Law provides that, subject to specified exceptions, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:



     - before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,



     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or



     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
        66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

     Except as otherwise specified in Section 203, an interested stockholder is defined to include:


     - any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination and


     -  the affiliates and associates of any such person.


     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, HNC and its affiliates are excluded from the definition of "interested stockholder" under the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any person becoming an interested stockholder.
Section 203 also may have the effect of preventing changes in our management. It is possible that Section 203 could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.


LIMITATION OF LIABILITY


     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law for liability


     -  for breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,


     -  for unlawful payments of dividends, stock purchases or redemptions, or


     - for any transaction from which the director derived an improper personal benefit.


     Neither the amendment or repeal of this provision will eliminate or reduce its application to any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise before its amendment or repeal. While our certificate of incorporation provides directors with protection from monetary damages for breaches of their duty of care, it does not eliminate the duty of care. Therefore, our certificate of incorporation will not affect the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.


LISTING

     We have applied for listing our common stock on The Nasdaq National Market under the symbol "RETK."

TRANSFER AGENT AND REGISTRANT

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services located at 85 Challenger Rd., Ridgefield Park, New Jersey 07660. Its phone number is (201) 296-4000.

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

                        SHARES ELIGIBLE FOR FUTURE SALE


     Before this offering, there has been no market for our common stock. A significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could harm market prices and could impair our ability to raise capital through sale of our equity securities. As described below, less than 11.1% of our shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.



     Upon completion of this offering, we will have outstanding 45,000,000 shares of common stock, or 45,750,000 shares if the underwriters exercise their over-allotment option in full, which will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.



     The 40,000,000 shares of our common stock held by HNC after this offering are "restricted securities" within the meaning of Rule 144. The shares held by HNC will be subject to contractual restrictions on resale based on the lock-up agreements described below. Further, since the shares held by HNC are restricted securities, HNC may not sell them unless they are registered under the Securities Act or an exemption from registration is available.



     HNC, Retek and our officers and directors have entered into lock-up agreements or other contractual restrictions providing that the stockholder will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, none of these shares will be resellable until 181 days after the date of this prospectus. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of us, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 450,000 shares immediately after this offering; or


     - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 in connection with the sale.


     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



     Within 90 days following the effectiveness of this offering, we will file a registration statement on Form S-8 to register shares of our common stock subject to outstanding options or reserved for future issuance under our stock
plans. As of           , 1999, options to purchase a total of           shares
were outstanding and           shares were reserved for future issuance under
our stock plans. The common
stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, will be available for immediate resale in the open market.

REGISTRATION RIGHTS


     At any time more than six months after the closing of this offering, HNC and specified affiliates of HNC, who are holders of 40,000,000 shares of our common stock, will be entitled to rights with respect to the registration of those shares under the Securities Act. Registration of those shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon effectiveness of registration.

                       MATERIAL UNITED STATES FEDERAL TAX
                   CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL


     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States holder. In general, a "non-United States Holder" is a person or entity that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-United States Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions that may apply to you if you relinquished United States citizenship or residence.



     If you are an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for a total of at least 183 days during a three-year period ending in the current calendar year counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were United States citizens.


     EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     If dividends are paid, as a non-United States Holder, you will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an IRS Form 1001, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty.

     If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form 4224, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.


     Unless the payor has knowledge to the contrary, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, recently finalized Treasury Regulations pertaining to United States federal withholding tax provide that you must comply with certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid after December 31, 2000. In addition, these regulations will require you, if you provide an IRS Form 4224 or successor form, as discussed above, to provide your identification number.

     If you are eligible for a reduced rate of United States withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.


GAIN ON DISPOSITION OF COMMON STOCK

     As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

     (1) the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

     (2) you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     (3) we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to United States federal income tax provided:

        - the common stock was "regularly traded" on an established securities market; and

        - you do not actually or constructively own more than 5% of the common stock during the shorter of the five-year period preceding the disposition or your holding period.

FEDERAL ESTATE TAX

     If you are an individual, common stock held at the time of your death will be included in your gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.


     Backup withholding is generally imposed at the rate of 31% on payments to persons that fail to furnish the necessary identifying information to the payor. Backup withholding generally will not apply to dividends paid before January 1, 2001 to a non-United States Holder at an address outside the United States, unless the payor has knowledge that the payee is a United States person. In the case of dividends paid after December 31, 2000, the recently finalized Treasury Regulations provide that you generally will be subject to withholding tax at a 31% rate unless you certify your non-United States status.


     The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that hold more than 50% of the income or capital interest in the partnership, the payments will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its records that you are a non-United States Holder and other conditions are met or you otherwise establish an exemption.


     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the United States federal income tax liability, provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse FirstBoston Corporation, BancBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                              Number of
Underwriter                                                     Shares
-----------                                                   ----------
Credit Suisse First Boston Corporation......................
BancBoston Robertson Stephens Inc...........................
U.S. Bancorp Piper Jaffray Inc..............................
                                                              ----------
  Total.....................................................
                                                              ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to           additional shares from us at the initial public
offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                         Per Share                           Total
                                              -------------------------------   -------------------------------
                                                 Without            With           Without            With
                                              Over-allotment   Over-allotment   Over-allotment   Over-allotment
                                              --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions payable by us.................   $                $                $                $
Expenses payable by us......................   $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We, our officers and directors and our stockholder have agreed that we and they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     The underwriters have reserved for sale, at the initial public offering price up to 350,000 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "RETK."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the public offering price include:

     - the information set forth in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives on behalf of the underwriters may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Overallotment involves syndicate sales in excess of this offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATION OF PURCHASERS


     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase common stock without the benefit of a prospectus qualified under the securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."


RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer and these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the common stock offered under this prospectus will be passed upon for Retek by Shearman & Sterling, Menlo Park, California. Other legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS


     The combined financial statements of Retek Logistics, Inc. and Retek Information Systems, Inc. as of December 31, 1997 and 1998, and June 30, 1999 and for each of the three years in the period ended December 31, 1998, and for the six months ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION


     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on Retek and the common stock we are offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. Each statement is qualified by reference to the exhibit. The registration statement, including the exhibits, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located in New York, New York and Chicago, Illinois. Copies of all or any part of the registration statement may be obtained from these offices after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS


                                                                 PAGE
                                                                ------
RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.:
Report of Independent Accountants...........................       F-2
Combined Balance Sheet as of December 31, 1997 and 1998, and
  June 30, 1999.............................................       F-3
Combined Statement of Income for the years ended December
  31, 1996, 1997 and 1998, for the six months ended June 30,
  1998 (unaudited) and for the six months ended June 30,
  1999......................................................       F-4
Combined Statement of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998, for the six months ended
  June 30, 1998 (unaudited) and for the six months ended
  June 30, 1999.............................................       F-5
Combined Statement of Changes in Stockholder's Equity and
  Comprehensive Income for the years ended December 31,
  1996, 1997 and 1998, and for the six months ended June 30,
  1999......................................................       F-6
Notes to Combined Financial Statements......................       F-7
RETEK LOGISTICS, INC.:
Report of Independent Accountants...........................      F-22
Balance Sheet as of December 31, 1996 and 1997, and March
  31, 1998..................................................      F-23
Statement of Operations for the years ended December 31,
  1996 and 1997, and for the three months ended March 31,
  1997 (unaudited) and for the three months ended March 31,
  1998......................................................      F-24
Statement of Cash Flows for the years ended December 31,
  1996 and 1997, and for the three months ended March 31,
  1997 (unaudited) and for the three months ended March 31,
  1998......................................................      F-25
Statement of Changes in Stockholders' Equity and
  Comprehensive Income for the years ended December 31, 1996
  and 1997 and for the three months ended March 31, 1998....      F-26
Notes to Financial Statements...............................      F-27
PRO FORMA COMBINED FINANCIAL INFORMATION OF RETEK LOGISTICS,
  INC. AND RETEK INFORMATION SYSTEMS, INC.:
Pro Forma Combined Statement of Income for the year ended
  December 31, 1998.........................................      F-34
Notes to Pro Forma Combined Statement of Income.............      F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.


In our opinion, the accompanying combined balance sheet and the related combined statements of income, of cash flows and of changes in stockholder's equity and comprehensive income present fairly, in all material respects, the combined financial position of Retek Logistics, Inc. and Retek Information Systems, Inc. (the "Company") at December 31, 1997 and 1998, and June 30, 1999, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, and the six months in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

San Diego, California
September 9, 1999

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                             COMBINED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   DECEMBER 31,
                                                                ------------------    JUNE 30,
                                                                 1997       1998        1999
                                                                -------    -------    --------
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 2,469    $   415    $   930
  Accounts receivable, net..................................     11,972     22,050     28,346
  Current portion of deferred income taxes..................      2,706      2,972      3,627
  Other current assets......................................      1,158      2,706      1,541
                                                                -------    -------    -------
     Total current assets...................................     18,305     28,143     34,444
Deferred income taxes, less current portion.................     15,455     13,960     13,511
Property and equipment, net.................................      3,006      4,887      6,634
Intangible assets, net......................................      1,130      4,010      3,143
Other assets................................................         --        283         33
                                                                -------    -------    -------
                                                                $37,896    $51,283    $57,765
                                                                =======    =======    =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $ 3,212    $ 3,289    $ 4,842
  Accrued liabilities.......................................      2,140      2,970      3,246
  Deferred revenue..........................................      1,446      3,064      2,629
  Payable to HNC Software Inc...............................      6,491      5,944      7,927
                                                                -------    -------    -------
     Total current liabilities..............................     13,289     15,267     18,644
Commitments and contingencies (Notes 3 and 7)
Stockholder's equity:
  Retek Logistics, Inc.:
     Common stock, no par value -- 5,000,000 shares
       authorized; and 2,237,683 shares issued and
       outstanding..........................................         --      6,564      6,564
  Retek Information Systems, Inc.:
     Common stock, $1.00 par value -- 1,000 shares
       authorized; and 100 shares issued and outstanding....         --         --         --
     Paid-in capital........................................     19,230     20,290     20,327
  Accumulated other comprehensive loss......................        (95)      (188)      (580)
  Retained earnings.........................................      5,472      9,350     12,810
                                                                -------    -------    -------
     Total stockholder's equity.............................     24,607     36,016     39,121
                                                                -------    -------    -------
                                                                $37,896    $51,283    $57,765
                                                                =======    =======    =======

            See accompanying notes to combined financial statements.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                          COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,           JUNE 30,
                                                   ---------------------------   ---------------------
                                                    1996      1997      1998        1998        1999
                                                   -------   -------   -------   -----------   -------
                                                                                 (UNAUDITED)
Revenue:
  License and maintenance.......................   $ 9,740   $28,895   $42,753     $19,847     $27,314
  Services and other............................     3,693     2,028    12,280       5,466      10,376
                                                   -------   -------   -------     -------     -------
     Total revenue..............................    13,433    30,923    55,033      25,313      37,690
                                                   -------   -------   -------     -------     -------
Cost of revenue:
  License and maintenance.......................     1,797     2,747     4,349       1,815       3,258
  Services and other............................     2,082       898     9,503       3,897       7,462
                                                   -------   -------   -------     -------     -------
     Total cost of revenue......................     3,879     3,645    13,852       5,712      10,720
                                                   -------   -------   -------     -------     -------
     Gross profit...............................     9,554    27,278    41,181      19,601      26,970
Operating expenses:
  Research and development......................     4,829     9,485    12,918       6,066       9,737
  Sales and marketing...........................     1,892     8,261    14,075       7,021       8,374
  General and administrative....................     1,415     2,913     3,921       2,117       2,551
  Acquired in-process research and
     development................................        --        --     1,750       1,750          --
  Acquisition related amortization of
     intangibles................................        --        --       429         143         516
                                                   -------   -------   -------     -------     -------
     Total operating expenses...................     8,136    20,659    33,093      17,097      21,178
                                                   -------   -------   -------     -------     -------
Operating income................................     1,418     6,619     8,088       2,504       5,792
Other income, net...............................        --        24        11          --          14
                                                   -------   -------   -------     -------     -------
  Income before income tax (benefit)
     provision..................................     1,418     6,643     8,099       2,504       5,806
Income tax (benefit) provision..................      (815)    3,167     4,221       1,936       2,346
                                                   -------   -------   -------     -------     -------
  Net income....................................   $ 2,233   $ 3,476   $ 3,878     $   568     $ 3,460
                                                   =======   =======   =======     =======     =======
Pro forma unaudited basic and diluted net income
  per common share (Note 1).....................                       $  1.73                 $  1.55
                                                                       =======                 =======
Shares used in computing pro forma unaudited
  basic and diluted net income per common share
  (Note 1)......................................                         2,238                   2,238
                                                                       =======                 =======

            See accompanying notes to combined financial statements.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                   SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,             JUNE 30,
                                                 ----------------------------   ----------------------
                                                  1996      1997       1998        1998         1999
                                                 -------   -------   --------   -----------   --------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................   $ 2,233   $ 3,476   $  3,878    $    568     $  3,460
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
  Provision for doubtful accounts.............       309       212      1,652         283        1,491
  Depreciation and amortization...............       804     1,266      2,420         953        1,873
  Acquired in-process research and
     development..............................        --        --      1,750       1,750           --
  Deferred income tax expense.................    (1,255)    1,971        753         515         (206)
  Tax benefit from stock option
     transactions.............................        18       815      1,060         530           37
  Changes in assets and liabilities:
     Accounts receivable......................    (3,632)   (5,915)   (10,814)     (9,488)      (8,165)
     Other assets.............................      (430)     (869)    (1,736)        849        1,415
     Accounts payable.........................     1,000     1,567        185        (633)       1,552
     Accrued liabilities......................     1,118       726        532          59          276
     Deferred revenue.........................       848       580      1,205         908         (435)
     Other liabilities........................      (279)       --         --           6           --
                                                 -------   -------   --------    --------     --------
       Net cash provided by (used in)
          operating activities................       734     3,829        885      (3,700)       1,298
                                                 -------   -------   --------    --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash purchased in business acquisition......        --        --        559         559           --
  Acquisitions of property and equipment......      (281)   (3,101)    (2,938)     (1,105)      (2,753)
                                                 -------   -------   --------    --------     --------
       Net cash used in investing
          activities..........................      (281)   (3,101)    (2,379)       (546)      (2,753)
                                                 -------   -------   --------    --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt...........................    (1,464)       --         --          --           --
  Borrowings from HNC Software Inc. ..........     1,950     5,467     41,747      19,322       28,656
  Repayments to HNC Software Inc. ............        --    (5,173)   (42,294)    (15,592)     (26,673)
                                                 -------   -------   --------    --------     --------
  Net cash provided by (used in) financing
     activities...............................       486       294       (547)      3,730        1,983
                                                 -------   -------   --------    --------     --------
Effect of exchange rate changes on cash.......        (3)      (12)       (13)        (30)         (13)
                                                 -------   -------   --------    --------     --------
Net increase (decrease) in cash and cash
  equivalents.................................       936     1,010     (2,054)       (546)         515
Cash and cash equivalents at beginning of
  period......................................       523     1,459      2,469       2,469          415
                                                 -------   -------   --------    --------     --------
Cash and cash equivalents at end of period....   $ 1,459   $ 2,469   $    415    $  1,923     $    930
                                                 =======   =======   ========    ========     ========
SIGNIFICANT NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Assets purchased through issuance of debt...   $ 4,710   $    --   $     --    $     --     $     --
                                                 =======   =======   ========    ========     ========
  Repayment of debt by HNC Software Inc.......   $ 3,246   $    --   $     --    $     --     $     --
                                                 =======   =======   ========    ========     ========
  Net assets acquired through issuance of HNC
     Software Inc. stock......................   $    --   $    --   $  6,564    $  5,088     $     --
                                                 =======   =======   ========    ========     ========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Income taxes paid...........................   $    --   $     3   $     67    $      5     $    146
                                                 =======   =======   ========    ========     ========


            See accompanying notes to combined financial statements.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                           RETEK            RETEK INFORMATION
                                      LOGISTICS, INC.         SYSTEMS, INC.
                                      ---------------   -------------------------    ACCUMULATED    (ACCUMULATED
                                       COMMON STOCK      COMMON STOCK                   OTHER         DEFICIT)         TOTAL
                                      ---------------   ---------------   PAID-IN   COMPREHENSIVE     RETAINED     STOCKHOLDER'S
                                      SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL   INCOME (LOSS)     EARNINGS        EQUITY
                                      ------   ------   ------   ------   -------   -------------   ------------   -------------
BALANCE AT DECEMBER 31, 1995........     --    $   --     --     $   --   $             $             $  (237)        $  (237)
Tax benefit from stock options......                                           18                                          18
Tax benefit from taxable pooling
  (Note 4)..........................                                       18,397                                      18,397
Foreign currency translation
  adjustment........................                                                       58                              58
Net income..........................                                                                    2,233           2,233
                                      -----    ------    ---     ------   -------       -----         -------         -------
BALANCE AT DECEMBER 31, 1996........     --               --         --    18,415          58           1,996          20,469
Tax benefit from stock options......                                          815                                         815
Foreign currency translation
  adjustment........................                                                     (153)                           (153)
Net income..........................                                                                    3,476           3,476
                                      -----    ------    ---     ------   -------       -----         -------         -------
BALANCE AT DECEMBER 31, 1997........     --               --         --    19,230         (95)          5,472          24,607
Acquisition of Retek Logistics, Inc.
  by HNC Software Inc...............  2,238     6,564                                                                   6,564
Tax benefit from stock options......                                        1,060                                       1,060
Foreign currency translation
  adjustment........................                                                      (93)                            (93)
Net income..........................                                                                    3,878           3,878
                                      -----    ------    ---     ------   -------       -----         -------         -------
BALANCE AT DECEMBER 31, 1998........  2,238     6,564     --         --    20,290        (188)          9,350          36,016
Tax benefit from stock options......                                           37                                          37
Foreign currency translation
  adjustment........................                                                     (392)                           (392)
Net income..........................                                                                    3,460           3,460
                                      -----    ------    ---     ------   -------       -----         -------         -------
BALANCE AT JUNE 30, 1999............  2,238    $6,564     --     $   --   $20,327       $(580)        $12,810         $39,121
                                      =====    ======    ===     ======   =======       =====         =======         =======


                                      COMPREHENSIVE
                                         INCOME
                                      -------------
BALANCE AT DECEMBER 31, 1995........
Tax benefit from stock options......
Tax benefit from taxable pooling
  (Note 4)..........................
Foreign currency translation
  adjustment........................     $    58
Net income..........................       2,233
                                         -------
BALANCE AT DECEMBER 31, 1996........     $ 2,291
                                         =======
Tax benefit from stock options......
Foreign currency translation
  adjustment........................     $  (153)
Net income..........................       3,476
                                         -------
BALANCE AT DECEMBER 31, 1997........     $ 3,323
                                         =======
Acquisition of Retek Logistics, Inc.
  by HNC Software Inc...............
Tax benefit from stock options......
Foreign currency translation
  adjustment........................     $   (93)
Net income..........................       3,878
                                         -------
BALANCE AT DECEMBER 31, 1998........     $ 3,785
                                         =======
Tax benefit from stock options......
Foreign currency translation
  adjustment........................     $  (392)
Net income..........................       3,460
                                         -------
BALANCE AT JUNE 30, 1999............     $ 3,068
                                         =======

            See accompanying notes to combined financial statements.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

     Retek Logistics, Inc. (formerly Practical Control Systems Technologies, Inc.) and Retek Information Systems, Inc. (collectively referred to as the "Company" or "Retek") are wholly owned subsidiaries of HNC Software Inc. ("HNC"). Retek Logistics, Inc. was acquired by HNC in March 1998 in a transaction that was accounted for under the purchase method of accounting by HNC. Retek Information Systems, Inc. was acquired by HNC in November 1996 in a transaction that was accounted for under the pooling-of-interests method of accounting by HNC. In April 1997, Neil Thall Associates, Inc. ("NTA"), formerly a wholly owned subsidiary of HNC, which was formed in 1991, was merged with the business of Retek Information Systems, Inc. Retek Logistics, Inc. and Retek Information Systems, Inc. are headquartered in Minneapolis, Minnesota.

     Retek Logistics, Inc. develops warehouse management software solutions. Retek Information Systems, Inc., markets and supports management decision software products for retailers and their vendors. These predictive software solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors to convert existing data and business experiences into meaningful recommendations and actions.

Basis of Presentation

     The combined financial statements reflect the combined financial position, results of operations and cash flows of the companies as if Retek Logistics, Inc and Retek Information Systems, Inc. were combined. The combined financial statements include the accounts of Retek Logistics, Inc. for the periods after its acquisition by HNC in March 1998 and the accounts of Retek Information Systems, Inc. for all periods presented. The combined financial statements also include the financial position, results of operations and cash flows of NTA for all periods presented. The financial statements have been prepared using HNC's historical basis in the assets and liabilities and historical results of operations of each of the entities which comprise the Company's business. All significant intercompany transactions and balances have been eliminated.


     General corporate overhead related to HNC's corporate headquarters and common support divisions have been allocated to the Company based on the proportion of the Company's revenues and headcount to HNC's consolidated revenues and headcount. Management believes these allocations reasonably approximate the costs incurred by HNC on behalf of the Company's operations and the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the sale of a minority interest in the Company through a public offering, the Company expects to have its own staff perform necessary functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a separate publicly held corporation.


     The Company's financing activities are represented by cash transactions with HNC and are reflected in the payable to HNC Software Inc. Activity in the payable to HNC Software Inc. primarily relates to cash activity with HNC as well as cost allocations and other intercompany charges to the Company from HNC.


     The financial information included herein may not necessarily reflect the combined results of operations, financial position, results of operations and cash flows of the Company in the future or what it would have been had it been a stand-alone separate entity from HNC during the periods presented.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma information presents the combined results of operations of the Company as if the Retek Logistics, Inc. acquisition by HNC had occurred on January 1, 1997 and 1998, and includes acquired in-process research and development expense of $1,750 during each of the years ended December 31, 1997 and 1998.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1997       1998
                                                                -------    -------
Total revenues..............................................    $36,009    $56,264
Total net income............................................    $ 1,105    $ 3,234
Pro forma basic and diluted net income per common share.....    $    --    $  1.45

     The above unaudited pro forma information is not necessarily indicative of the combined results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

Financial Statement Preparation

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

     Cash equivalents are highly liquid investments and consist of investments in money market accounts and commercial paper purchased with maturities of three months or less.

Property and Equipment

     Property and equipment are recorded at cost. The Company recognizes depreciation and amortization expense using the straight-line method over the estimated useful lives of the assets of three to seven years. The Company amortizes leasehold improvements over the shorter of their estimated useful lives or the remaining term of the related lease. Repair and maintenance costs are charged to expense as incurred. Depreciation and amortization expense of property and equipment was $162, $569 and $1,268 for the years ended December 31, 1996, 1997 and 1998, respectively, and $547 and $1,006 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively.

Capitalized Software

     Development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through June 30, 1999, no significant amounts were expended subsequent to reaching technological feasibility.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Intangible Assets


     Retek Logistics, Inc. was acquired by HNC in exchange for 143 shares of HNC common stock, 14 of which are subject to an escrow to secure certain indemnification obligations of the former stockholders plus the contingent right, subject to the achievement of certain financial objectives during calendar 1998 and 1999, to receive certain additional shares of HNC common stock. In April 1999, HNC issued an additional 45 shares of HNC common stock for the achievement of these financial objectives during calendar 1998, which was recorded as an addition to goodwill of $1,476 in the combined financial statements in 1998. However, if such financial objectives are achieved by Retek Logistics, Inc. during calendar year 1999 and additional shares of HNC common stock are issued, such issuance will not be reflected in the financial statements of the Company. HNC may issue additional shares in conjunction with this contingent right for calendar 1999. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net assets acquired of approximately $6,564, of which $4,031 has been allocated to intangible assets and $1,750 has been allocated to in-process research and development.


     In conjunction with the purchase, the Company recorded various intangible assets. Intangible assets are comprised of purchased software and other rights that are stated at lower of cost or net realizable value. Intangible assets are amortized as follows:

                                                                ESTIMATED
                                                               USEFUL LIFE     AMORTIZATION METHOD
                                                              -------------    -------------------
Purchased software costs..................................    Straight-line     36 to 42 months
Assembled work force......................................    Straight-line         3 years
Customer base.............................................    Straight-line         5 years
Trademarks................................................    Straight-line         5 years
Goodwill..................................................    Straight-line         5 years


     Amortization expense of intangible assets was $642, $809, and $1,152 for the years ended December 31, 1996, 1997 and 1998, respectively, and $406 and $866 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively.


Long-Lived Assets

     The Company investigates potential impairments of long-lived assets, certain identifiable intangibles and associated goodwill when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss would be recognized if the sum of the expected future net cash flows were less than the carrying amount of the asset. No such impairments of long-lived assets existed through June 30, 1999.

Revenue Recognition

     The Company recognizes software license revenue upon meeting each of the following criteria: execution of a written purchase order, license agreement or contract; delivery of software and authorization keys; the license fee is fixed and determinable; collectibility of the proceeds is assessed as being probable; and vendor specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. All elements of each order are valued at the time of revenue recognition. For sales made through distributors, resellers and original equipment

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

manufacturers, the Company recognizes revenue at the time these partners report to the Company that they have sold the software to the end user and all revenue recognition criteria have been met. Service revenue includes maintenance revenue, which is deferred and recognized ratably over the maintenance period, and revenue from consulting and training services, which is recognized as services are performed. Consulting services are customarily billed at a fixed daily rate plus out-of-pocket expenses.

     The Company's revenue from contract development services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Unbilled accounts receivable are stated at estimated realizable value.

     Deferred revenue consists primarily of deferred maintenance revenue.

     During the first quarter of 1998, the Company adopted Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 provides guidance for software revenue recognition. The adoption of SOP 97-2 did not have a significant impact on the Company's combined financial position or results of operations. During the second quarter of 1998, the Company adopted Statement of Position No. 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." This SOP defers for one year the application of several passages in SOP 97-2. The adoption of SOP 98-4 did not have a significant impact on the Company's combined financial position or results of operations.

Income Taxes

     The taxable income or loss of the Company is included in the consolidated tax return of HNC. Income taxes are computed on a stand-alone basis under the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In accordance with HNC's policy, the current tax receivable or payable is included in the amount due to or due from HNC. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

Foreign Currency Translation

     The combined financial statements of the Company's international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from the combined results of operations and are recorded as a separate component of stockholder's equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the combined statement of income and are not material.

Diversification of Credit Risk

     The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash equivalents and accounts receivable, which are generally not collateralized. The Company's policy

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

is to place its cash and cash equivalents with high credit quality financial institutions in order to limit the amount of its credit exposure. The Company's software license and installation agreements and commercial development contracts are primarily with large customers in the retail industries. The Company maintains allowances for potential credit losses.

Disclosures about Fair Value of Financial Instruments

     The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these financial instruments.

Comprehensive Income


     During the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income." FAS 130 requires the Company to report in the combined financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.


Segment Reporting

     For the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information" (see Note 6). This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133" which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of FAS 133 is not expected to have a significant impact on the Company's combined financial position or results of operations.

     In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

beginning after March 15, 1999. The adoption of SOP 98-9 is not expected to have a significant impact on the Company's combined financial position or results of operations.

Pro Forma Net Income Per Share (unaudited)


     Pro forma net income per share (unaudited) is calculated based upon the shares outstanding of Retek Logistics, Inc. at June 30, 1999 as if Retek Information Systems, Inc. became a wholly owned subsidiary of Retek Logistics, Inc. on January 1, 1998. Historical net income per share is not presented because such amounts are not determinable due to the presentation of the combined capital structures of two entities in these financial statements.


Interim Results (unaudited)


     The accompanying combined statement of income and the related combined statement of cash flows for the six months ended June 30, 1998 are unaudited. In the opinion of management, these combined statements have been prepared on the same basis as the audited combined financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to combined financial statements for this period is also unaudited.


NOTE 2 -- COMPOSITION OF CERTAIN COMBINED FINANCIAL STATEMENT CAPTIONS

                                                                   DECEMBER 31,
                                                                ------------------    JUNE 30,
                                                                 1997       1998        1999
                                                                -------    -------    --------
Accounts receivable, net:
  Billed....................................................    $ 9,167    $18,735    $28,559
  Unbilled..................................................      3,187      4,886      2,764
                                                                -------    -------    -------
                                                                 12,354     23,621     31,323
Less allowance for doubtful accounts........................       (382)    (1,571)    (2,977)
                                                                -------    -------    -------
                                                                $11,972    $22,050    $28,346
                                                                =======    =======    =======

     The following is a rollforward of the activity within the allowance for doubtful accounts:

                                                                 DECEMBER 31,
                                                            -----------------------    JUNE 30,
                                                            1996    1997      1998       1999
                                                            ----    -----    ------    --------
Balance at beginning of period..........................    $ --    $ 299    $  382     $1,571
Provisions..............................................     309      212     1,652      1,491
Write-offs..............................................     (10)    (129)     (463)       (85)
                                                            ----    -----    ------     ------
Balance of end of period................................    $299    $ 382    $1,571     $2,977
                                                            ====    =====    ======     ======

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be collected within one year.

                                                                   DECEMBER 31,
                                                                ------------------    JUNE 30,
                                                                 1997       1998        1999
                                                                -------    -------    --------
Other current assets:
  Other receivables.........................................    $   864    $ 1,976    $   803
  Prepaid expenses..........................................        136        484        573
  VAT tax receivable........................................        158        246        165
                                                                -------    -------    -------
                                                                $ 1,158    $ 2,706    $ 1,541
                                                                =======    =======    =======
Property and equipment, net:
  Computer equipment........................................    $ 1,236    $ 3,093    $ 3,971
  Furniture and fixtures....................................      1,878      2,943      4,408
  Leasehold improvements....................................        532        749      1,134
                                                                -------    -------    -------
                                                                  3,646      6,785      9,513
Less accumulated depreciation and amortization..............       (640)    (1,898)    (2,879)
                                                                -------    -------    -------
                                                                $ 3,006    $ 4,887    $ 6,634
                                                                =======    =======    =======
Intangible assets, net:
  Purchased software costs..................................    $ 2,472    $ 3,572    $ 3,572
  Goodwill..................................................        109      2,362      2,362
  Other.....................................................         --        570        570
                                                                -------    -------    -------
                                                                  2,581      6,504      6,504
Less accumulated amortization...............................     (1,451)    (2,494)    (3,361)
                                                                -------    -------    -------
                                                                $ 1,130    $ 4,010    $ 3,143
                                                                =======    =======    =======
Accrued liabilities:
  Payroll and related benefits..............................    $ 1,842    $ 2,875    $ 3,144
  Other.....................................................        298         95        102
                                                                -------    -------    -------
                                                                $ 2,140    $ 2,970    $ 3,246
                                                                =======    =======    =======

NOTE 3 -- COMMITMENTS

     At June 30, 1999, the Company was obligated through 2004 under noncancelable operating leases for its facilities and certain equipment as follows:

                                                                                       NET FUTURE
                                                   FUTURE MINIMUM    LESS SUBLEASE    MINIMUM LEASE
                                                   LEASE PAYMENTS       INCOME          PAYMENTS
                                                   --------------    -------------    -------------
1999...........................................        $  684            $540            $  144
2000...........................................         1,188              --             1,188
2001...........................................           996              --               996
2002...........................................           982              --               982
2003...........................................           742              --               742
2004...........................................           475              --               475

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The lease for the Company's headquarters provides for two options to extend the term for five years each with certain changes to the terms of the lease agreement. Rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998 was approximately $132, $229 and $758, respectively, and for the six months ended June 30, 1998 (unaudited) and June 30, 1999 was approximately $307 and $527, respectively, net of sublease income of $0, $261, and $886, for the years ended December 31, 1996, 1997 and 1998, respectively, and $411 and $527 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively.

NOTE 4 -- INCOME TAXES

     Income before income tax (benefit) provision was taxed under the following jurisdictions:

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                            ---------------------------    ---------------------
                                             1996       1997      1998        1998         1999
                                            -------    ------    ------    -----------    ------
                                                                           (UNAUDITED)
Domestic................................    $(1,796)   $5,631    $6,276      $1,593       $5,015
Foreign.................................      3,214     1,012     1,823         911          791
                                            -------    ------    ------      ------       ------
                                            $ 1,418    $6,643    $8,099      $2,504       $5,806
                                            =======    ======    ======      ======       ======

     The income tax (benefit) provision is summarized as follows:

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                            ---------------------------    ---------------------
                                             1996       1997      1998        1998         1999
                                            -------    ------    ------    -----------    ------
                                                                           (UNAUDITED)
CURRENT:
  Federal...............................    $   389    $  795    $2,258      $  900       $1,669
  State.................................         --       168       699         266          482
  Foreign...............................         51       233       511         255          401
DEFERRED:
  Federal...............................       (743)    1,070       489         289          (62)
  State.................................       (215)      722       144         144          (10)
  Foreign...............................       (297)      179       120          82         (134)
                                            -------    ------    ------      ------       ------
                                            $  (815)   $3,167    $4,221      $1,936       $2,346
                                            =======    ======    ======      ======       ======

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Deferred tax assets are summarized as follows:

                                                                   DECEMBER 31,       JUNE 30,
                                                                ------------------    --------
                                                                 1997       1998        1999
                                                                -------    -------    --------
Taxable pooling-of-interests basis difference...............    $17,085    $15,857    $15,243
Net operating loss carryforwards............................        185         31        178
Tax credit carryforwards....................................        786        344        344
Allowance for doubtful accounts.............................        142        631      1,179
Depreciation................................................         --       (175)      (172)
Intangible assets...........................................         --       (462)      (462)
Bonus accrual...............................................         --        306        322
Commission advances.........................................         --        277        270
Other.......................................................        (37)       123        236
                                                                -------    -------    -------
  Net deferred tax asset....................................    $18,161    $16,932    $17,138
                                                                =======    =======    =======

     During 1996, the Company released its deferred tax asset valuation allowance of $121 that existed at December 31, 1995 related to the Company's deferred tax based on management's assessment that it was more likely than not that the Company would realize those assets in future periods due to improvements in its operating results.

     During 1996, the Company made an Internal Revenue Code Section 338 election for federal and state tax purposes, resulting in the treatment of the acquisition of Retek Information Systems, Inc. by HNC as a taxable transaction, whereby the tax bases of the acquired assets and liabilities were adjusted to their fair values as of the date of the acquisition. As the purchase price exceeded the carrying value of the net assets acquired by approximately $46,000, the Company recorded a deferred tax asset in the amount of $18,397.

     A reconciliation of the income tax (benefit) provision to the amount computed by applying the statutory federal income tax rate to income before income tax (benefit) provision is summarized as follows:

                                                                               SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                                     -----------------------   -----------------
                                                     1996     1997     1998     1998      1999
                                                     -----   ------   ------   -------   -------
Amounts computed at statutory federal rate........   $ 482   $2,259   $2,754   $  851    $1,974
  State income taxes, net of federal benefit......    (142)     791      740      309       346
  Tax credit carryforwards generated..............     (89)    (116)    (429)    (251)     (251)
  Release of valuation allowance..................    (121)
  Non-deductible acquired technology and other
     non-deductible acquisition costs.............      --       --    1,004      906       176
  Foreign income taxes............................    (950)      68       11       26        (3)
  Other, net......................................       5      165      141       94       104
                                                     -----   ------   ------   ------    ------
Income tax provision (benefit)....................   $(815)  $3,167   $4,221   $1,935    $2,346
                                                     =====   ======   ======   ======    ======

     The Company had foreign net operating loss carryforwards of approximately $76 at December 31, 1998 and $445 at June 30, 1999. The Company also has approximately $344 of foreign tax credit carryforwards.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5 -- ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the acquisition of Retek Logistics, Inc. by HNC, acquired in-process research and development of $1,750 was charged to operations on the acquisition date. The Company's products may be classified into two categories: Nautilus, an off-the-shelf warehouse management software system designed to provide the tools needed to control the course of warehouse operations and Nautilus CBT, an operational tutorial database which guides the user through Nautilus operations. The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2 and Financial Accounting Standards Board Interpretation No. 4. At the time of acquisition, Retek Logistics, Inc. had a number of new software products under development including Nautilus Versions
6.0 and 7.0 and Nautilus CBT. Nautilus Version 6.0 and Nautilus CBT were both completed during 1998 and Nautilus Version 7.0 was completed during 1999.

NOTE 6 -- SEGMENT INFORMATION

     The Company operates in one reportable segment as defined in FAS 131. The operations of the Company are primarily conducted in the United States, the Company's country of domicile. Geographic data, determined by references to the location of the Company's operations for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 (unaudited) and June 30, 1999 are as follows:

                                                                             SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              JUNE 30,
                                         -----------------------------    ----------------------
                                          1996       1997       1998         1998         1999
                                         -------    -------    -------    -----------    -------
                                                                          (UNAUDITED)
Revenue by geographic area:
  United States......................    $ 7,717    $17,070    $29,183      $11,039      $20,196
  Canada.............................        990        860      6,310        5,581        1,281
  United Kingdom.....................      1,491      3,835      4,224        2,015        7,243
  France.............................         --      3,358      1,546          293          762
  Germany............................         --         --      1,837           --        4,322
  South Africa.......................      2,628      2,476      2,706          781          933
  Other..............................        607      3,324      9,227        5,604        2,953
                                         -------    -------    -------      -------      -------
     Total revenue...................    $13,433    $30,923    $55,033      $25,313      $37,690
                                         =======    =======    =======      =======      =======

     The following is long-lived asset information by geographic area:

                                                 DECEMBER 31,
                                         -----------------------------                   JUNE 30,
                                          1996       1997       1998                       1999
                                         -------    -------    -------                   --------
Long-lived assets by geographic area:
  United States......................    $ 2,174    $ 3,850    $ 8,987                   $ 9,673
  Foreign............................        114        286        193                       137
                                         -------    -------    -------                   -------
     Total long-lived assets.........    $ 2,288    $ 4,136    $ 9,180                   $ 9,810
                                         =======    =======    =======                   =======

     The Company's foreign sales represent revenues from export sales and international operations. Export sales include sales from the United States to foreign countries. Export sales were $394, $2,643 and $12,414

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

for the years ended December 31, 1996, 1997 and 1998, respectively, and $8,654 and $6,131 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively. International operations include sales by foreign operations.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     During 1995, HNC adopted the 1995 Equity Incentive Plan (the "Incentive Plan") and the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). For purposes of the discussion contained in the two paragraphs below, "fair market value" means the closing price of HNC's common stock on the Nasdaq National Market on the grant date.

     The Incentive Plan provides for the issuance of up to 5,250 shares of HNC's common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses to employees of HNC and its affiliates including Retek Logistics, Inc. and Retek Information Systems, Inc. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award. Options granted under the Incentive Plan may have a term of up to ten years. The Company has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards. Options typically vest at the rate of 25% of the total grant per year over a four-year period; however, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 1998, 217 shares were exercisable.

     The Purchase Plan provides for the issuance of a maximum of 400 shares of common stock to employees of HNC and its affiliates, including Retek Logistics, Inc. and Retek Information Systems, Inc. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, subject to certain limitations, to be deducted from their compensation for the purchase of common stock under the Purchase Plan. The purchase price of the shares under the Purchase Plan is equal to 85% of the lesser of the fair market value per share on the first date of the twelve-month offering period or the last day of each six-month purchase period. Approximately 31% of eligible employees have participated in the Purchase Plan in the last three years.

     During 1998, HNC adopted the 1998 Stock Option Plan ("1998 Plan"). The 1998 Plan provides for the issuance of up to 1,000 shares of HNC's common stock in the form of nonqualified stock options to employees, officers, consultants and independent advisors of HNC and its affiliates including Retek Logistics, Inc. and Retek Information Systems, Inc. Options granted under the 1998 Plan may have a term of up to ten years. Options typically vest at the rate of 25% of the total grant per year over a four-year period; however, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 1998, there were no shares exercisable under the 1998 Plan.

     All Retek Information Systems, Inc. options, outstanding on the date of the acquisition in 1996, were converted into options to purchase HNC's common stock and adjusted to give effect to the acquisition exchange ratio. Retek Information Systems, Inc. stock options are administered by HNC's Board of Directors. No changes were made to the terms of the Retek Information Systems, Inc. options in connection with the exchange. Those options granted vest ratably over periods from one to four years and have a term of up to ten years. At December 31, 1998, options to purchase 13 shares were exercisable.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Transactions relating to employees of the Company under HNC's stock option and purchase plans during the years ended December 31, 1996, 1997 and 1998, including options converted from the Retek Logistics, Inc. stock option plan, are summarized as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------------
                                                  1996                      1997                      1998
                                         -----------------------   -----------------------   -----------------------
                                                     WEIGHTED                  WEIGHTED                  WEIGHTED
                                                     AVERAGE                   AVERAGE                   AVERAGE
                                         SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                                         ------   --------------   ------   --------------   ------   --------------
Outstanding at beginning of year.......     249       $ 2.34          494       $21.19          981       $28.89
  Options granted......................     423        27.11          624        32.13          743        35.36
  Options exercised....................    (115)        0.70          (71)        8.94         (108)       16.56
  Options canceled.....................     (63)       23.62          (66)       23.23         (238)       31.96
                                         ------                    ------                    ------
Outstanding at end of year.............     494        21.19          981        28.89        1,378        32.81
                                         ======                    ======                    ======
Options exercisable at end of year.....      34                        93                       233
Weighted average fair value of options
  granted during the year..............  $19.69                    $19.50                    $21.50

     The following table summarizes information about employee stock options relating to employees of the Company outstanding at December 31, 1998:


                                                    OPTIONS OUTSTANDING
                                        -------------------------------------------      OPTIONS EXERCISABLE
                                                            WEIGHTED                  -------------------------
                                            NUMBER           AVERAGE       WEIGHTED       NUMBER       WEIGHTED
                                        OUTSTANDING AT      REMAINING      AVERAGE    OUTSTANDING AT   AVERAGE
               RANGE OF                  DECEMBER 31,      CONTRACTUAL     EXERCISE    DECEMBER 31,    EXERCISE
           EXERCISE PRICES                   1998        LIFE (IN YEARS)    PRICE          1998         PRICE
           ---------------              --------------   ---------------   --------   --------------   --------
$ 0.92 to $29.75......................        283             8.01          $24.04          97          $23.08
 30.13 to  31.25......................        204             8.53           30.42          63           30.52
 31.44 to  32.56......................        222             9.14           32.04           5           31.73
 32.63 to  35.81......................        207             8.98           34.51          27           34.83
 35.88 to  37.75......................        218             9.17           37.43          12           37.28
 37.88 to  41.38......................        202             9.12           39.46          26           38.80
 42.19 to  46.75......................         42             9.25           43.33           3           45.25
                                            -----                                          ---
  0.92 to  46.75......................      1,378             8.80           32.81         233           29.40
                                            =====                                          ===


     The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation. No compensation expense has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted at fair market value. No compensation expense has been recognized for the Purchase Plan. Had compensation cost for the Company's stock-based compensation awards issued during 1998 and 1997 been determined based on the fair value at the grant dates of awards consistent with the method of Financial Accounting Standards

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Board Statement No. 123 ("FAS 123"), the Company's net income and basic and diluted pro forma net income per common share would have been reduced to the pro forma amounts indicated below:


                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996     1997     1998
                                                              ------   ------   -------
Net income (loss):
  As reported...............................................  $2,233   $3,476   $ 3,878
  Pro forma.................................................   1,743     (893)   (2,758)
Basic and diluted net income per common share:
  As reported...............................................                    $  1.73
  Pro forma.................................................                    $ (1.23)
Diluted net income per common share:
  As reported...............................................      --       --      1.73
  Pro forma.................................................      --       --     (1.46)



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumption used for grants during the years ended December 31, 1996, 1997 and 1998, respectively: dividend yield of 0.0% for all three years, risk-free interest rates of 6.03%, 6.10% and 5.14%, expected volatilities of 70%, 65% and 65% (0% for options granted by Retek Information Systems, Inc. prior to its acquisition by HNC), and expected lives of 3.5, 3.0 and 3.0 years. The fair value of the employees' purchase rights pursuant to the Purchase Plan is estimated using the Black-Scholes model with the following assumptions: dividend yield of 0.0% for all three years, risk-free interest rates of 5.36%, 5.32% and 5.23%, expected volatilities of 70%, 65% and 65%, and an expected life of six months for all three years. The weighted average fair value of those purchase rights granted in 1996, 1997 and 1998 was $8.73, $14.23 and $16.32, respectively.


NOTE 8 -- CONTINGENCIES

     Various claims arising in the course of business, seeking monetary damages and other relief are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's combined financial position, results of operations or cash flows.

NOTE 9 -- RELATED PARTY TRANSACTIONS


     As described in Note 1, the combined financial statements include significant transactions with HNC for services such as treasury, cash management, employee benefits, taxes, financial reporting, legal, corporate marketing and general corporate services. HNC charged the Company $449, $348 and $953 for such expenses during the years ended December 31, 1996, 1997, 1998, respectively, and $854 and $1,057 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively. These charges were principally included in sales and marketing expenses and general and administrative expenses. Management believes these allocations approximate the costs that would have been incurred had the Company performed these functions as a stand-alone entity.



     Beginning in 1998, the Company utilized research and development services of HNC. HNC charged the Company $1,383 for such expenses during the year ended December 31, 1998, and $600 and $68 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively. Management believes these allocations approximate the costs that would have been incurred had the Company performed these functions as a stand-alone entity.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Certain of the Company's employees participate in the HNC Purchase Plan. Amounts included in the payable to HNC Software Inc. related to the Purchase Plan were $38, $181 and $526 as of December 31, 1996, 1997 and 1998,
respectively, and $206 and $442 as of June 30, 1998 (unaudited) and June 30, 1999, respectively.

     In conjunction with the acquisition of Retek Information Systems, Inc. in 1996, HNC repaid $3,246 of debt to a third party on Retek Information System Inc.'s behalf.

     Employees of the Company also participate in an HNC-sponsored 401(k) plan. The Company matched employee contributions up to the lesser of 50% of the employee contribution or eight hundred dollars. Contributions were $0, $60 and $120 for the years ended December 31, 1996, 1997 and 1998, respectively, and $60 and $136 for the six months ended June 30, 1998 (unaudited) and June 30, 1999, respectively.


     HNC also provides a treasury service for affiliated companies, and cash transferred between companies is recorded in the payable to HNC.



     The amount payable to HNC Software Inc. includes allocations of expenses for all corporate services, income taxes and other intercompany transactions, plus cash advances net of repayments. The amount payable does not bear interest. The average monthly balances due to HNC for the years ended December 31, 1996, 1997 and 1998 were $2,453, $5,370 and $6,728, respectively, and for the six months ended June 30, 1998 (unaudited) and June 30, 1999 were $7,602 and $7,930, respectively.



     The change in the amounts payable to HNC include the following:



                                                                                 SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                               ---------------------
                                                  1996     1997       1998        1998        1999
                                                 ------   -------   --------   -----------   -------
                                                                               (UNAUDITED)
Borrowings from HNC for cost allocations.......  $  487   $   529   $  2,862    $  1,760     $ 1,567
Borrowings from HNC for income taxes payable...       8       231      1,934         799       2,037
Borrowings from HNC for working capital........   1,455     4,707     36,951      16,763      25,052
Repayments to HNC..............................      --    (5,173)   (42,294)    (15,592)    (26,673)
Repayment of debt by HNC.......................   3,246        --         --          --          --
                                                 ------   -------   --------    --------     -------
                                                 $5,196   $   294   $   (547)   $  3,730     $ 1,983
                                                 ======   =======   ========    ========     =======


NOTE 10 -- SUBSEQUENT EVENTS

     In September 1999, HNC approved an Agreement and Plan of Merger and Reorganization whereby Retek Logistics, Inc. was merged with and into a newly incorporated Delaware corporation, Retek Inc., which is the surviving corporation. In conjunction with the merger, each share of Retek Logistics, Inc.'s common stock were exchanged for approximately .000447 share of Retek Inc.'s common stock.


     In September 1999, HNC assigned to Retek Information Systems, Inc. its rights and interests in, to and under an option agreement (Agreement) by and between HNC and Webtrak Limited (Webtrak), a United Kingdom Company. Upon assignment, the Agreement provides Retek Information Systems, Inc. with the option to purchase either (i) all assets of Webtrak, or (ii) all the issued and outstanding shares of Webtrak. The purchase price under the option is the greater of $8.0 million or 2.7 times gross revenues, as defined, of Webtrak for the twelve months preceding the exercise of the option. The purchase option is exercisable by Retek Information Systems, Inc. during the period September 30, 1999 to December 31,

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


1999. Management intends to exercise this purchase option during the exercise period, anticipates paying \$8.0 million for the purchase and does not anticipate incurring significant costs in connection with the exercise.



NOTE 11 -- SUBSEQUENT EVENTS (UNAUDITED)



     In October 1999, Retek Information Systems, Inc. provided notice to WebTrak of its intent to exercise its option to purchase WebTrak.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of RETEK LOGISTICS, INC.

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of Retek Logistics, Inc. (formerly Practical Control Systems Technologies, Inc.) at December 31, 1996 and 1997, and March 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, and the three months in the period ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Diego, California
September 9, 1999

                             RETEK LOGISTICS, INC.

                                 BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  DECEMBER 31,      MARCH 31,
                                                                ----------------    ---------
                                                                 1996      1997       1998
                                                                ------    ------    ---------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................    $  388    $  413     $  559
  Accounts receivable, net..................................       560     1,061        997
  Accounts receivable, affiliates...........................        14        --         --
  Current portion of deferred income taxes..................         9        13         13
  Other current assets......................................         2        47         37
                                                                ------    ------     ------
     Total current assets...................................       973     1,534      1,606
Property and equipment, net.................................       380       247        211
Software development costs, net.............................     1,211     1,181      1,232
Graphic design costs, net...................................       382       183        133
Other assets................................................        33        55         58
                                                                ------    ------     ------
                                                                $2,979    $3,200     $3,240
                                                                ======    ======     ======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   27    $   79     $  126
  Accounts payable, affiliates..............................       194       178         --
  Accrued liabilities.......................................       249       250        352
  Deferred revenue..........................................       106       323        412
  Notes payable.............................................       180        --         --
                                                                ------    ------     ------
     Total current liabilities..............................       756       830        890
Deferred income taxes.......................................       457       493        514
Stockholders' equity:
  Common stock, without par value -- 5,000,000 shares
     authorized:
     2,237,683 shares issued and outstanding................         1         1          1
  Paid-in capital...........................................     2,238     2,238      2,238
  Retained earnings.........................................      (410)     (299)      (340)
  Treasury stock at cost, 144 shares........................       (63)      (63)       (63)
                                                                ------    ------     ------
     Total stockholders' equity.............................     1,766     1,877      1,836
                                                                ------    ------     ------
                                                                $2,979    $3,200     $3,240
                                                                ======    ======     ======

                See accompanying notes to financial statements.

                             RETEK LOGISTICS, INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED        THREE MONTHS ENDED
                                                         DECEMBER 31,            MARCH 31,
                                                       ----------------    ---------------------
                                                        1996      1997        1997         1998
                                                       ------    ------    -----------    ------
                                                                           (UNAUDITED)
Licensing and other revenue........................    $5,108    $5,086      $  957       $1,231
Operating expenses:
  Cost of sales....................................     1,662     1,880         297          431
  Selling, general and administrative..............     3,812     2,813         723          670
                                                       ------    ------      ------       ------
     Total operating expenses......................     5,474     4,693       1,020        1,101
                                                       ------    ------      ------       ------
     (Loss) income from operations.................      (366)      393         (63)         130
                                                       ------    ------      ------       ------
Other income (expense), net........................       129      (211)         (1)        (104)
Interest expense...................................        49        10          --           --
                                                       ------    ------      ------       ------
     (Loss) income before income taxes.............      (286)      172         (64)          26
                                                       ------    ------      ------       ------
Income tax expense (benefit).......................       448        61         (24)          67
                                                       ------    ------      ------       ------
     Net (loss) income.............................    $ (734)   $  111      $  (40)      $  (41)
                                                       ======    ======      ======       ======

                See accompanying notes to financial statements.

                             RETEK LOGISTICS, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEAR ENDED          THREE MONTHS
                                                           DECEMBER 31,       ENDED MARCH 31,
                                                          ---------------   --------------------
                                                           1996     1997       1997        1998
                                                          ------   ------   -----------   ------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income....................................   $ (734)  $  111     $  (40)     $  (41)
  Adjustments to reconcile net (loss) income to net
     cash provided (used in) by operating activities:
  Depreciation and amortization........................      509      634        153         155
  Loss on disposition of property and equipment........       --       38         --          --
  Increase in bad debts provision......................       --       15         --          --
  Deferred income taxes................................      448       31        (23)         21
  Changes in operating assets and liabilities:
     Accounts receivable, trade........................       85     (516)        59          64
     Accounts receivable, affiliates...................       12       14         --          --
     Other assets......................................      107      (57)      (163)       (113)
     Accounts payable..................................     (100)      53        105          47
     Accounts payable, affiliates......................      156      (16)      (194)       (178)
     Unearned revenue..................................      (92)     216        (10)         89
     Accrued expenses..................................       42        1       (214)        102
                                                          ------   ------     ------      ------
       Net cash provided by (used in) operating
          activities...................................      433      524       (327)        146
                                                          ------   ------     ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Software development costs...........................     (309)    (236)        --          --
  Acquisition of non-compete agreement and related
     assets............................................       --      (61)        --          --
  Purchase of property and equipment...................      (73)     (32)        (2)         --
  Proceeds from sale of property and equipment.........       --       10         --          --
                                                          ------   ------     ------      ------
       Net cash used in investing activities...........     (382)    (319)        (2)         --
                                                          ------   ------     ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Line of credit.......................................     (923)      --        185          --
  Payments on debt.....................................      (43)      --         --          --
  Payments on note payable, affiliate..................      (16)    (180)       (48)         --
  Distributions to stockholders........................     (125)      --         --          --
  Issuance of common stock.............................    1,303       --         --          --
                                                          ------   ------     ------      ------
       Net cash provided by (used in) financing
          activities...................................      196     (180)       137          --
                                                          ------   ------     ------      ------
Net increase in cash...................................      247       25       (192)        146
Cash balance, beginning of year........................      141      388        388         413
                                                          ------   ------     ------      ------
Cash balance, end of year..............................   $  388   $  413     $  196      $  559
                                                          ======   ======     ======      ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest...............   $   49   $    9     $    3      $   --
                                                          ======   ======     ======      ======
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Note payable to affiliate for purchase of equipment,
     furniture and fixtures............................   $  196   $   --     $   --      $   --
                                                          ======   ======     ======      ======
  Distribution of rental property to stockholders......   $  115   $   --     $   --      $   --
                                                          ======   ======     ======      ======

                See accompanying notes to financial statements.

                             RETEK LOGISTICS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                                    (ACCUMULATED
                                                              COMMON STOCK                            DEFICIT)         TOTAL
                                                             ---------------   PAID-IN   TREASURY     RETAINED     STOCKHOLDERS'
                                                             SHARES   AMOUNT   CAPITAL    STOCK       EARNINGS        EQUITY
                                                             ------   ------   -------   --------   ------------   -------------
BALANCE AT DECEMBER 31, 1995...............................    375    $   1    $  262      $(63)       $1,237         $1,437
Issuance of common stock, net of issuance costs............  1,863              1,303                                  1,303
Distributions to stockholders..............................                                              (240)          (240)
PCS contribution to capital................................                       673                    (673)            --
Net and comprehensive loss.................................                                              (734)          (734)
                                                             -----    ------   ------      ----        ------         ------
BALANCE AT DECEMBER 31, 1996...............................  2,238        1     2,238       (63)         (410)         1,766
Net and comprehensive income...............................                                               111            111
                                                             -----    ------   ------      ----        ------         ------
BALANCE AT DECEMBER 31, 1997...............................  2,238        1     2,238       (63)         (299)         1,877
Net and comprehensive income...............................                                               (41)           (41)
                                                             -----    ------   ------      ----        ------         ------
BALANCE AT MARCH 31, 1998..................................  2,238    $   1    $2,238      $(63)       $ (340)        $1,836
                                                             =====    ======   ======      ====        ======         ======

                See accompanying notes to financial statements.

                             RETEK LOGISTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

     Retek Logistics, Inc. (formerly Practical Control Systems Technologies, Inc.), an Ohio corporation (the "Company"), is a supplier of fully integrated distribution center management software products that address the distribution needs of the retail, wholesale and manufacturing industries.

     In March 1998, the Company's stockholders approved an agreement between the Company and HNC Software Inc. ("HNC") pursuant to which the Company's stockholders exchanged all issued and outstanding capital stock of the Company for HNC stock.

Use of Estimates


     The preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


Income Taxes

     On June 1, 1996, the Company terminated its S Corporation status and recognized deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The Company's current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

Revenue Recognition

     On certain systems development contracts, the percentage of completion method is used to recognize the revenues. The Company measures a contract's progress based on actual costs incurred to date compared to total estimated contract costs. A contract is considered complete once formal acceptance from a customer has been obtained. Because the percentage of completion method requires estimates of costs to complete contracts, it is possible that estimated costs to complete contracts will be revised in the near term. Revenues from software maintenance agreements are deferred and are recognized over the maintenance period. Software licensing revenues are recognized when delivery of the software occurs if the Company does not have to provide additional significant service under the contract. All other revenues are recognized when the services are performed.

     Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed. From time to time, depending upon billing terms, cash may be received in advance of the performance of services or providing systems. When this occurs, these amounts are recorded as unearned revenue.

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Cash Equivalents

     The Company considers its investments with an original maturity of three months or less to be cash equivalents. The Company invests excess funds in reverse repurchase agreements for U.S. government securities. At December 31, 1996 and 1997, respectively, the Company had purchased $537 and $455 of U.S. government securities under agreements to resell. Generally, the maturity date of the Company's reverse repurchase agreements is the next day of business. Due to the short-term nature of the agreements, the Company does not take possession of the securities, which are instead held at the Company's principal bank from which it purchases the securities. The carrying value of the agreements approximates fair market value because of the short maturity of the investments and the Company believes that it is not exposed to any significant risk on its investments in reverse repurchase agreements.

Software Development Costs

     Costs incurred internally in creating computer software products are charged to expense until technological feasibility of the software has been established. Thereafter, all software production costs are capitalized. Capitalization of computer software costs is discontinued when the product is available for sale to customers. The costs capitalized include the direct labor costs of those involved with the software development effort, their supervision and indirect costs of overhead relating to those employees, the facilities they occupy and equipment they utilize.

     The ultimate realization of these costs requires considerable judgment from management related to the estimated useful life and anticipated future sales. Computer software costs are amortized by the straight-line method over the estimated useful life of the products developed, which is five years. Amortization expense related to software development costs was $234 and $265 for the years ended December 31, 1996 and 1997, and $64 and $69 for the three months ended March 31, 1997 (unaudited) and March 31, 1998, respectively.

Graphic Design Costs

     Costs associated with the production of graphic design applications include computer programs to assist in the sale of the Company's product. These costs have been capitalized and are being amortized by the straight-line method over the asset's estimated useful life of three years. Amortization of graphic design costs was $200 and $199 for the years ended December 31, 1996 and 1997 and $50 for both the three months ended March 31, 1997 (unaudited) and March 31, 1998.

Property and Equipment

     Property and equipment are recorded at cost. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets of three to seven years. The Company amortizes leasehold improvements over the shorter of their estimated useful lives or the remaining term of the related lease. Repair and maintenance costs are charged to expense as incurred. In 1996, rental property with a net book value of $115 was distributed to the principal stockholders in a non-cash distribution. Depreciation expense was $75 and $169 for the years ended December 31, 1996 and 1997, respectively, and $41 and $35 for the three months ended March 31, 1997 (unaudited) and March 31, 1998, respectively.

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Long-Lived Assets

     The Company investigates potential impairments of long-lived assets, certain identifiable intangibles and associated goodwill when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss would be recognized if the sum of the expected future net cash flows were less than the carrying amount of the asset. No such impairments of long-lived assets existed through March 31, 1998.

Diversification of Credit Risk


     The Company had approximately 45% and 42% of its sales for the years ended December 31, 1996 and 1997, respectively, and 49% and 29% for the three months ended March 31, 1997 (unaudited) and March 31, 1998, respectively, to international customers in South America, Africa, and Asia. The same five customers comprised 81% of revenues for the years ended December 31, 1996 and 1997 and 87% and 91% of the revenues for the three months ended March 31, 1997 (unaudited) and March 31, 1998.


Disclosures about Fair Value of Financial Instruments

     The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these financial instruments.

Comprehensive Income


     During the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130"). FAS 130 requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.


New Accounting Pronouncements


     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standard No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("FAS 137") which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of FAS 133 is not expected to have a significant impact on the Company's financial position or results of operations.


     In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


beginning after March 15, 1999. The adoption of SOP 98-9 is not expected to have a significant impact on the Company's financial position or results of operations.


Interim Results (unaudited)


     The accompanying statement of operations and the related statements of cash flows for the three months ended March 31, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to financial statements for this period is also unaudited.


NOTE 2 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                  DECEMBER 31,
                                                                ----------------    MARCH 31,
                                                                 1996      1997       1998
                                                                ------    ------    ---------
Accounts receivable, net
  Billed....................................................    $  577    $1,090     $  743
  Unbilled..................................................         1         4        296
                                                                ------    ------     ------
                                                                   578     1,094      1,039
Less allowance for doubtful accounts........................       (18)      (33)       (42)
                                                                ------    ------     ------
                                                                $  560    $1,061     $  997
                                                                ======    ======     ======
Property and equipment, net
  Equipment.................................................    $  264    $  308     $  307
  Furniture and fixtures....................................        29        28         28
  Leasehold improvements....................................       105        77         77
  Purchased software........................................       121       122        122
                                                                ------    ------     ------
                                                                   519       535        534
Less accumulated depreciation and amortization..............      (139)     (288)      (323)
                                                                ------    ------     ------
                                                                $  380    $  247     $  211
                                                                ======    ======     ======
Software development costs, net
  Software development costs................................    $1,445    $1,680     $1,800
  Less accumulated amortization.............................      (234)     (499)      (568)
                                                                ------    ------     ------
                                                                $1,211    $1,181     $1,232
                                                                ======    ======     ======
Graphic design costs, net
  Software development costs................................    $  598    $  598     $  598
  Less accumulated amortization.............................      (216)     (415)      (465)
                                                                ------    ------     ------
                                                                $  382    $  183     $  133
                                                                ======    ======     ======

NOTE 3 -- RELATED PARTY TRANSACTIONS

     During 1996 and 1997, one of the principal stockholders of the Company had a majority stock ownership in Professional Contract Systems Technical Services, Inc. ("Technical Services"), a provider of contract engineering services. Also during 1996 and 1997, another principal stockholder of the Company had a majority stock ownership in PCS Computers, Inc. ("Computers"), a company engaged in the design

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

and sale of specialized computer systems and electrical components for industrial computer applications. In October 1997, one of the principal stockholders sold his interest in the Company to the other principal stockholder and, subsequently, in November 1997, terminated his employment with the Company.

     Operating expenses include the following amounts from related parties:

                                                           FOR THE YEAR
                                                              ENDING        FOR THE THREE MONTHS
                                                           DECEMBER 31,        ENDED MARCH 31,
                                                          --------------    ---------------------
                                                          1996     1997         1997        1998
                                                          ----    ------    ------------    -----
                                                                            (UNAUDITED)
Technical services....................................    $146    $  483        $43         $ 83
Computers.............................................     679       541         10          315
                                                          ----    ------        ---         ----
  Total...............................................    $825    $1,024        $53         $398
                                                          ====    ======        ===         ====


     The Company leases office space from a company owned by one the Company's previous principal stockholders under an agreement expiring December 31, 2002. Rent expense related to this agreement for the years ended December 31, 1996 and 1997 was $259 and $252, respectively, and for the three months ended March 31, 1997 (unaudited) and March 31, 1998 was $66 and $51, respectively. At March 31, 1998, the Company was obligated under non-cancelable operating leases for its facilities as follows:


1998......................................................    $  155
1999......................................................       212
2000......................................................       218
2001......................................................       225
2002......................................................       231
                                                              ------
                                                              $1,041
                                                              ======

     The Company purchased equipment, furniture and fixtures in 1996 for consideration equal to an 8.25% note payable to Technical Services in the amount of $196. Monthly principal and interest payments were paid through November 1997. The note was repaid during 1997. The equipment, furniture and fixtures had previously been leased from Technical Services. Rent expense in 1996 includes $109 related to the lease.

NOTE 4 -- LINE OF CREDIT


     In 1996, the Company negotiated a line of credit agreement with a bank that was collateralized by substantially all corporate assets and was payable on demand. The line of credit allowed borrowings of up to $500,000 with an interest rate equal to the bank's prime rate. No outstanding borrowings existed at December 31, 1996, 1997 or at March 31, 1998.

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5 -- INCOME TAXES

     Prior to June 1, 1996 the Company was taxed as an S Corporation. Income tax expense for 1996 includes a net deferred tax liability of $512 recorded in connection with the termination of the Company's S Corporation status. Income tax expense for the years-ended December 31, 1996 and 1997 and the three months ended March 31, 1997 (unaudited) and March 31, 1998 is summarized as follows:

                                                              YEAR ENDED     THREE MONTHS ENDED
                                                             DECEMBER 31,         MARCH 31,
                                                             ------------    -------------------
                                                             1996    1997       1997        1998
                                                             ----    ----    -----------    ----
                                                                             (UNAUDITED)
Current..................................................    $ --    $30        $ --        $45
Deferred.................................................     448     31         (24)        22
                                                             ----    ---        ----        ---
                                                             $448    $61        $(24)       $67
                                                             ====    ===        ====        ===

     The components of the Company's net deferred tax liability are as follows:

                                                          YEAR ENDED       THREE MONTHS ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                        --------------    --------------------
                                                        1996     1997        1997        1998
                                                        -----    -----    -----------    -----
                                                                          (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards..................    $  64    $  --       $  40       $  --
  Accounts receivable...............................        7       12          12          17
  State taxes
  Other.............................................        2        1           6           2
                                                        -----    -----       -----       -----
     Gross deferred tax assets......................       73       13          58          19
Deferred tax liabilities:
  Capitalized software..............................     (514)    (478)       (467)       (501)
  Property and equipment............................       (7)     (15)        (15)        (13)
  Other.............................................                                        (6)
                                                        -----    -----       -----       -----
     Gross deferred tax liability...................     (521)    (493)       (482)       (520)
                                                        -----    -----       -----       -----
       Net deferred tax liability...................    $(448)   $(480)      $(424)      $(501)
                                                        =====    =====       =====       =====

                             RETEK LOGISTICS, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision (benefit) is summarized as follows:


                                                                 YEAR ENDED        THREE MONTHS
                                                                DECEMBER 31,      ENDED MARCH 31,
                                                                ------------    -------------------
                                                                1996    1997       1997        1998
                                                                ----    ----    -----------    ----
                                                                                (UNAUDITED)
Amounts computed at statutory federal rate..................    $(97)   $59        $(22)       $ 9
  State income taxes, net of federal benefit................      47     13          (2)        27
  Tax credit carryforwards generated........................                                    (7)
  Non-deductible purchased technology and other
     non-deductible acquisition costs.......................                                    37
  S-corp termination deferred balances......................     501
  Other, net................................................      (3)   (11)                     1
                                                                ----    ---        ----        ---
Income tax provision (benefit)..............................    $448    $61        $(24)       $67
                                                                ====    ===        ====        ===

NOTE 6 -- PROFIT SHARING PLANS


     The Company has a Sec. 401(k) profit sharing plan covering all eligible employees who desire to participate in the plan. Company matching contributions are based on a percentage of the employees' contributions. Company matching contributions were $14 and $12 during the years ended December 31, 1996, 1997, and $0 for both the three months ended March 31, 1997 (unaudited) and March 31, 1998. Additionally, the Company may, at its option, contribute a portion of annual profits to the plan. The Company did not make such a contribution during the years ended December 31, 1996, 1997 or the three months ended March 31, 1998.


NOTE 7 -- SUBSEQUENT EVENTS


     On March 24, 1998, the Company's stockholders approved an agreement between the Company and HNC pursuant to which the Company's stockholders would exchange all issued and outstanding capital stock of the Company for HNC stock.


     On March 31, 1998, the Company's stockholders received 143 shares of HNC common stock in exchange for all of the issued and outstanding shares of the Company.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)


     On March 31, 1998, HNC Software Inc. ("HNC") completed its acquisition of Retek Logistics, Inc. in a transaction accounted for under the purchase method of accounting by HNC. Under the purchase method, the aggregate purchase price is required to be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The pro forma unaudited combined statement of income is based on the audited combined statement of income of Retek Logistics, Inc. and Retek Information Systems, Inc. for the year ended December 31, 1998, which includes the accounts of Retek Logistics, Inc. for the period from March 31, 1998 through December 31, 1998, and the audited financial statements for Retek Logistics, Inc. for the period from January 1, 1998 through March 31, 1998. Adjustments have been made to such information to give effect to the acquisition of Retek Logistics, Inc. as if the acquisition had occurred on January 1, 1998.


     The information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the acquisition been effected at the beginning of the period presented.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                  YEAR ENDED
                                               DECEMBER 31, 1998
                                             ---------------------
                                                   COMBINED              THREE MONTHS                       YEAR ENDED
                                             RETEK LOGISTICS, INC.      ENDED MARCH 31,                    DECEMBER 31,
                                                      AND                    1998                              1998
                                               RETEK INFORMATION     ---------------------    PRO FORMA    ------------
                                                 SYSTEMS, INC.       RETEK LOGISTICS, INC.   ADJUSTMENTS    PRO FORMA
                                             ---------------------   ---------------------   -----------   ------------
Revenue....................................         $55,033                 $1,231              $  --        $56,264
Cost of revenue............................          13,852                    431                 --         14,283
                                                    -------                 ------              -----        -------
Gross profit...............................          41,181                    800                 --         41,981
Operating expenses:
  Research and development.................          12,918                     --                 --         12,918
  Selling, general and administrative......          17,996                    670                 --         18,666
  Acquisition related amortization of
    intangible.............................             429                     --                603(A)       1,032
  Acquired in-process research and
    development............................           1,750                     --                 --          1,750
                                                    -------                 ------              -----        -------
    Total operating expenses...............          33,093                    670                603         34,366
                                                    -------                 ------              -----        -------
Operating income...........................           8,088                    130               (603)         7,615
Other income (expense), net................              11                   (104)                --            (93)
                                                    -------                 ------              -----        -------
Income before income tax provision.........           8,099                     26               (603)         7,522
Income tax provision.......................           4,221                     67                 --          4,288
                                                    -------                 ------              -----        -------
Net income (loss)..........................         $ 3,878                 $  (41)             $(603)       $ 3,239
                                                    =======                 ======              =====        =======
Pro forma unaudited basic and diluted net
  income per common share (Note 3).........         $  1.73                                                  $  1.45
                                                    =======                                                  =======
Pro forma unaudited weighted average
  shares -- basic and diluted (Note 3).....           2,238                                                    2,238
                                                    =======                                                  =======



(A) See Note 4 to Pro Forma Combined Statement of Income


       See accompanying notes to pro forma combined statement of income.

           RETEK LOGISTICS, INC. AND RETEK INFORMATION SYSTEMS, INC.

                NOTES TO PRO FORMA COMBINED STATEMENT OF INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

     In March 1998 HNC acquired Retek Logistics, Inc. (formerly Practical Control Technologies, Inc.) which develops warehouse management software solutions.

     The pro forma unaudited combined statement of income presented is not necessarily indicative of the future combined operating results of Retek Logistics, Inc. and Retek Information Systems, Inc. (the "Company") or the combined operating results that would have resulted had the acquisition taken place on January 1, 1998. The unaudited pro forma combined statement of income for the year ended December 31, 1998 reflects the effects of the acquisition, assuming the acquisition occurred on January 1, 1998.

NOTE 2--PURCHASE PRICE ALLOCATION:

     The unaudited pro forma combined financial statements reflect a total purchase price of $6,564 consisting of the initial purchase price of $5,088 and the additional consideration of $1,476 paid by HNC related to the achievement of financial objectives by Retek Logistics, Inc. in 1998. HNC has a contingent obligation to issue additional shares of HNC common stock upon the achievement of certain financial objectives during 1999. This additional consideration will not be reflected in the Company's financial position or results of operations in the future.

     The Company's allocation of Retek Logistics, Inc.'s aggregate purchase price to the tangible and identifiable intangible assets acquired in connection with this acquisition was based on fair values as determined by independent appraisers. The allocation is summarized below:

Goodwill....................................................  $2,360
Acquired in-process research and development................   1,750
Purchased software costs....................................   1,100
Customer base...............................................     300
Assembled work force........................................     200
Trademarks..................................................      70
Net assets..................................................     784
                                                              ------
     Total purchase price...................................  $6,564
                                                              ======

     The goodwill, customer base and trademarks are being amortized on a straight-line basis over the estimated period of benefit of five years. The purchased software costs is being amortized on a straight-line basis over the estimated period of benefit of thirty-six to forty-two months. The assembled work force is being amortized on a straight-line basis over the estimated period of benefit of two years.

NOTE 3--PRO FORMA UNAUDITED COMBINED NET INCOME PER SHARE

     Pro forma unaudited net income per share is calculated based upon the outstanding shares of Retek Logistics, Inc. of 2,238 at December 31, 1998, as if Retek Information Systems, Inc. became a wholly-owned subsidiary of Retek Logistics, Inc. on January 1, 1998.

                                 (IN THOUSANDS)
                                  (UNAUDITED)

NOTE 4--PURCHASE ADJUSTMENTS:

     The following adjustment was applied to the combined financial statements of Retek Logistics, Inc. and Retek Information Systems, Inc. and the financial statements of Retek Logistics, Inc. to arrive at the pro forma combined statement of operations:

     (A) To record annual amortization of goodwill and other identifiable intangible assets that is being amortized over the estimated period of benefit of three to five years.


     This adjustment is calculated as follows:



                                                          HISTORICAL    AMORTIZATION       ANNUAL
                                                             COST          PERIOD       AMORTIZATION
                                                          ----------    ------------    ------------
Purchased software costs................................    $1,100           3 years       $  367
Assembled workforce.....................................       200           3 years           67
Customer base...........................................       300           5 years           60
Trademark...............................................        70           5 years           14
Goodwill................................................     2,361       4 - 5 years          524
                                                            ------                         ------
                                                            $4,031                          1,032
                                                            ======
Amortization recognized for the year ended December 31,                                       429
  1998..................................................
                                                                                           ------
Adjustment to reflect acquisition as of January 1,                                         $  603
  1998..................................................
                                                                                           ------

[Inside Back Cover]

[The following text center justified appears at the top of the page:]

Retek knows retail

[Five images, each representative of a different segment of the retail market, are arranged in a vertical column down the middle of the page. Centered below each image is a one or two word description of the retail market segment represented by that image. From top to bottom, the following words appear below these images:]

fashion, grocery, specialty, mass merchandise, department store

[Outside Back Cover]

[The Company's logo appears at the center of the page with the word "Retek" directly underneath.]

                                   RETEKLOGO

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the common stock being registered. All amounts are estimated, except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:


ITEM                                                              AMOUNT
----                                                            ----------
Securities and Exchange Commission Registration Fee.........    $   25,896
NASD Filing Fee.............................................         9,815
Nasdaq National Market Filing Fee...........................        15,000
Blue Sky Fees and Expenses..................................             0
Accounting Fees and Expenses................................       650,000
Legal Fees and Expenses.....................................       750,000
Transfer Agent and Registrar Fees...........................        20,000
Printing and Engraving......................................       225,000
Miscellaneous...............................................        50,000
                                                                ----------
  Total.....................................................    $1,745,711
                                                                ==========


-------------------------

* To be provided by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employer or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses which such officer or director actually and reasonably incurred. The Certificate of Incorporation of the Registrant provides for indemnification of the officers and directors of the Registrant to the full extent permitted by applicable law.

     In accordance with Delaware law, the Certificate of Incorporation of the Registrant contains, and the Amended and Restated Certificate of Incorporation of the Registrant will contain, a provision to limit the personal liability of directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.


     Pursuant to the underwriting agreement between the Registrant and the underwriters filed as an exhibit to this Registration Statement, the underwriters, a party thereto, have agreed to indemnify each officer and director of the Registrant and each person, if any, who controls the Registrant within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities, including liabilities under the Securities Act.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the incorporation in Delaware of Retek Inc., the
Registrant issued           shares of its common stock to HNC Software Inc. The
Registrant believes that this issuance was exempt from registration under
Section 4(2) of the Securities Act as a transaction not involving any public offering.


     In addition, in connection with the exercise of the option to purchase all of the issued and outstanding capital stock of WebTrak Limited, a company organized under the laws of England, the Registrant issued notes, payable in cash, and a note, payable in cash or, at the election of the holder thereof, in shares of the Registrant's common stock. The Registrant believes that this issuance was exempt from registration under Regulation S of the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS


EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
 1.1**    Form of Underwriting Agreement.
 2.1*     Agreement and Plan of Merger and Reorganization between
          Retek Logistics, Inc. and Registrant.
 2.2*     Form of Separation Agreement.
 2.3*     Form of Licensing Agreement.
 2.4**    Form of Tax Sharing Agreement.
 2.5*     Form of Services Agreement.
 2.6*     Form of Corporate Rights Agreement.
 3.1*     Certificate of Incorporation of the Registrant.
 3.2      Certificate of Amendment to the Certificate of Incorporation
          of the Registrant.
 3.3*     Bylaws of the Registrant.
 3.4**    Form of Amended and Restated Certificate of Incorporation of
          the Registrant as in effect immediately prior to the closing of this offering.
 3.5**    Form of Amended and Restated Bylaws of the Registrant as in
          effect immediately prior to the closing of this offering.
 4.1      Specimen Common Stock Certificate.
 5.1      Opinion of Shearman & Sterling.
10.1*+    Industry Solutions Initiative Master Agreement between
          Oracle Corporation and Retek Information Systems, Inc.

EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
10.2*     Employment Agreement of John Buchanan.
10.3      Assignment of Option Agreement relating to Webtrak Limited between HNC Software Inc. and Retek Information Systems,
          Inc.
10.4*     Option Agreement between HNC Software Inc., Webtrak Limited and the shareholders of Webtrak Limited.
10.5      Retek 1999 Equity Incentive Plan.
10.6      Retek 1999 Employee Stock Purchase Plan.
10.7      Retek 1999 Director Stock Option Plan.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of PricewaterhouseCoopers LLP.
23.3      Consent of Shearman & Sterling (included in Exhibit 5.1).
24.1*     Power of Attorney.
27.1*     Financial Data Schedule.
27.2*     Financial Data Schedule.
27.3*     Financial Data Schedule.
27.4*     Financial Data Schedule.


-------------------------
*  Filed previously.
** To be filed by amendment.

+ The Registrant applied for confidential treatment of portions of this Exhibit. Accordingly, portions thereof have been omitted and filed separately.


     (B)  FINANCIAL STATEMENT SCHEDULES

ITEM 17.  UNDERTAKINGS

     (a) The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

        (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

             Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 20 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 20, 1999.


                                          RETEK INC.
                                              *
                                          By:
                                          --------------------------------------

                                              Name: John Buchanan
                                              Title: Chairman, Chief Executive
                                                     Officer
                                                     and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
                      *                        Chairman, Chief Executive Officer    October 20, 1999
---------------------------------------------  and Director (Principal Executive
                John Buchanan                  Officer)

              /s/ GREG EFFERTZ                 Vice President, Finance and          October 20, 1999
---------------------------------------------  Administration, Chief Financial
             Gregory A. Effertz                Officer, Treasurer, Secretary and
                                               Director (Principal Financial and
                                               Accounting Officer)

            *By /s/ GREG EFFERTZ
   ---------------------------------------
             Gregory A. Effertz
              Attorney-in-fact

                                 EXHIBIT INDEX



EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
 1.1**    Form of Underwriting Agreement.

 2.1*     Agreement and Plan of Merger and Reorganization between
          Retek Logistics, Inc. and Registrant.
 2.2*     Form of Separation Agreement.
 2.3*     Form of Licensing Agreement.
 2.4**    Form of Tax Sharing Agreement.
 2.5*     Form of Services Agreement.
 2.6*     Form of Corporate Rights Agreement.
 3.1*     Certificate of Incorporation of the Registrant.
 3.2      Certificate of Amendment to the Certificate of Incorporation
          of the Registrant.
 3.3*     Bylaws of the Registrant.
 3.4**    Form of Amended and Restated Certificate of Incorporation of
          the Registrant as in effect immediately prior to the closing of this offering.
 3.5**    Form of Amended and Restated Bylaws of the Registrant as in
          effect immediately prior to the closing of this offering.
 4.1      Specimen Common Stock Certificate.
 5.1      Opinion of Shearman & Sterling.
10.1*+    Industry Solutions Initiative Master Agreement between
          Oracle Corporation and Retek Information Systems, Inc.
10.2*     Employment Agreement of John Buchanan.
10.3      Assignment of Option Agreement relating to Webtrak Limited between HNC Software Inc. and Retek Information Systems,
          Inc.
10.4*     Option Agreement between HNC Software Inc., Webtrak Limited and the shareholders of Webtrak Limited.
10.5      Retek 1999 Equity Incentive Plan.
10.6      Retek 1999 Employee Stock Purchase Plan.
10.7      Retek 1999 Director Stock Option Plan.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of PricewaterhouseCoopers LLP.
23.3      Consent of Shearman & Sterling (included in Exhibit 5.1).
24.1*     Power of Attorney.
27.1*     Financial Data Schedule.
27.2*     Financial Data Schedule.
27.3*     Financial Data Schedule.
27.4*     Financial Data Schedule.


-------------------------

*  Filed previously.


** To be filed by amendment.


+ The Registrant applied for confidential treatment of portions of this Exhibit. Accordingly, portions thereof have been omitted and filed separately.